As filed with the Securities and Exchange Commission on February 15, 2000

                                               Registration No. 333-

===============================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                    FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     -------------------------------------

                          IENTERTAINMENT NETWORK, INC.
                (Name of small business issuer in its charter)

       North Carolina                         7372                        56-2092059
  (State or jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)     Classification Code Number)         Identification No.)

                         215 Southport Drive, Suite 1000
                        Morrisville, North Carolina 27560
                                 (919) 461-0722
         (Address and telephone number of principal executive offices)

                         215 Southport Drive, Suite 1000
                        Morrisville, North Carolina 27560
                                 (919) 461-0722
(Address of principal place of business or intended principal place of business)

                             --------------------


                                 Michael Pearce
                         Chief Executive Officer
                          iEntertainment Network, Inc.
                         215 Southport Drive, Suite 1000
                        Morrisville, North Carolina 27560
                                 (919) 461-0722
           (Name, address and telephone number of agent for service)

                 Please send copies of all communications to:

                           Donald R. Reynolds, Esq.
                             Kevin A. Prakke, Esq.
                        Wyrick Robbins Yates & Ponton LLP
                        4101 Lake Boone Trail, Suite 300
                          Raleigh, North Carolina 27607

                             --------------------

               Approximate date of proposed sale to the public: From time to time after the registration statement becomes effective.

                             --------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     Our principal executive offices are located in Research Triangle Park at 215 Southport Drive, Suite 1000, Morrisville, North Carolina 27560, Attention:
Investor Relations. Our telephone number is (919) 461-0722.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

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Title of each class of   Amount to be    Proposed Maximum   Proposed Maximum        Amount of
  Securities to be        registered      Offering Price       aggregate           registration
    registered                             per share (1)     offering price          fee (3)

------------------------------------------------------------------------------------------------

Common Stock, $0.10
   per share.......       9,681,692(2)      $3.0625          $29,650,182           $7,827.65

---------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average high and low price of our common stock on February 10, 2000.

(2) Includes 616,906 shares remaining unsold and being carried forward from the Registrant's earlier Registration Statement (No. 333-84691) pursuant to Rule
    429. A filing fee of $1,298.35 was previously paid by the Registrant under this earlier Registrant Statement covering the 2,119,889 shares originally registered thereunder, $377.83 of which fee relates to the 616,906 shares being carried forward.

(3) A filing fee of $377.83 was previously paid for the 616,906 shares carried forward from Registration Statement No. 333-84691 pusuant to Rule 429.
                               -------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     In accordance with Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the Prospectus included herein is a combined prospectus which also relates to the remaining 616,906 shares registered under the Registrant's earlier Registration Statement No. 333-84691. A filing fee of $1,298.35 was previously paid under the earlier Registration Statement covering a total of 2,119,889 shares, $377.83 of which covered the 616,906 remaining shares.

==============================================================================

                                   PROSPECTUS

The information contained in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement that we have filed with the SEC is effective. This prospectus is not an offer to sell, nor does it solicit offers to buy, these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED FEBRUARY 15, 2000

                                9,681,692 Shares
                          iEntertainment Network, Inc.
                                  Common Stock

                              ------------------

     This prospectus covers the resale of 9,681,692 shares of our common stock which may be sold, from time to time, by the following shareholders (the "Selling Shareholders").

     o 6,411,702 shares may be offered and sold by RGC International Investors, LDC, 5,794,796 of which shares are issuable upon conversion of shares of preferred stock held by it;

     o 1,000,000 shares may be offered and sold by J.W. Stealey, our founder and one of our directors;

     o    700,000 shares may be offered and sold by Vertical Financial Holdings;

     o 400,000 shares may be offered and sold by Value Management & Research AG; and

     o 1,169,990 shares may be offered and sold by the remaining Selling Shareholders identified herein.

      We will not receive any money from the Selling Shareholders when they sell the shares. We will pay substantially all of the costs and expenses relating to this offering. The Selling Shareholders may offer the shares for resale in accordance with the "Plan of Distribution" set forth herein.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "IENT". On February 10, 2000, the last sale price of our common stock as quoted on the Nasdaq SmallCap Market was $ 3.0625 per share.

     Our principal executive offices are located in Research Triangle Park at 215 Southport Drive, Suite 1000, Morrisville, North Carolina 27560, Attention:
Investor Relations. Our telephone number is (919) 461-0722.

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is February 15, 2000

                                TABLE OF CONTENTS

Section                                                                                                Page
-------                                                                                                ----
                                                                                                      Number
                                                                                                      ------
PROSPECTUS SUMMARY..........................................................................            3
RISK FACTORS................................................................................            5
USE OF PROCEEDS.............................................................................           16
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.....................................           16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS..........................................................................           18
THE COMPANY.................................................................................           24
DIRECTORS AND EXECUTIVE OFFICERS............................................................           30
EXECUTIVE COMPENSATION......................................................................           32
CERTAIN TRANSACTIONS........................................................................           34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................           36
SELLING SECURITY HOLDERS....................................................................           38
PLAN OF DISTRIBUTION........................................................................           39
DESCRIPTION OF SECURITIES...................................................................           39
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
     ACT LIABILITIES........................................................................           44
LEGAL MATTERS...............................................................................           44
EXPERTS.....................................................................................           44
WHERE YOU CAN FIND MORE INFORMATION.........................................................           44
INDEX TO FINANCIAL STATEMENTS...............................................................           45

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements of the Company and Notes thereto, appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company" as well as those discussed elsewhere in this Prospectus.

The Company

      iEntertainment Network, Inc. (or the "Company") is a developer and publisher of Internet and online games and an operator of online game services. The Company develops and publishes proprietary online multi-player games and is building the iEntertainment Network ("iEN"), an Internet distribution infrastructure which will offer online gamers a variety of free, subscription and pay-per-play games and services, including simulation, parlor, strategy, role playing and action games.

     The Company is the exclusive game site operator for AT&T WorldNet, an Internet service provider ("ISP"), has been contracted to provide online games for America Online, the world's leading online Internet services company, operates EarthLink's Games Arena, and provides content for Time Warner Inc.'s ENTERTAINDOM site. The Company seeks to establish itself as a major provider of online gaming services for ISPs, Internet portals and online services in order to broaden its audience of users. GameHub, AT&T WorldNet's co-branded online gaming service, was launched in January 1999 and is currently being marketed by AT&T to new WorldNet subscribers as a premium service included with their subscription. The GameHub site offers consumers a mix of free and pay-per-play games in all categories, including strategy, role playing, simulation, action and parlor games. In addition to games, GameHub will offer chat rooms, forums and shopping areas. GameHub is expected to generate revenue from subscriber premiums, e- commerce and advertising. GameHub complements the Company's online gaming strategy by expanding the Company's network of player communities.

The Offering

     Shares of common stock offered by us............  None

     Shares of common stock which may be sold by
     the Selling Shareholders........................   9,681,692 (1)



     Use of proceeds................................   We will not receive any
                                                       proceeds from the resales
                                                       of shares offered hereby,
                                                       all of which proceeds
                                                       will be paid to the
                                                       Selling Shareholders.

     Risk Factors...................................  The purchase of our common stock involves a high
                                                      degree of risk. You should
                                                      carefully review and
                                                      consider "Risk Factors."

     Nasdaq SmallCap Market Trading Symbol..........  IENT

----------------------------------------

     (1) Includes 5,794,796 shares of common stock issuable upon conversion of preferred stock held by RGC International Investors, LDC.

                                  RISK FACTORS

     Investment in our common stock involves risk. You should carefully consider the following factors, among others, before making an investment decision.

Company Risks

We have a History of Net Losses and an Accumulated Deficit; We Anticipate Future
--------------------------------------------------------------------------------
Losses
------

      We have experienced significant losses since inception. Our losses result primarily from overhead and other costs incurred in our development and expansion. For the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, we incurred net losses of approximately $4.3 million, $11.7 million and $14.0 million, respectively. At September 30, 1999, we had an accumulated deficit of approximately $39.9 million. We expect to incur substantial up-front expenditures and operating costs in connection with the expansion of our marketing efforts and product lines. These activities are expected to result in significant losses for the foreseeable future. We cannot predict the extent of future losses or whether we will ever be able to achieve or sustain profitable operations.

Risks Related to New Business Focus; We Have a Limited Relevant Operating
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History
-------

     Until June 1999, a substantial portion of our revenues were generated from sales of our CD-ROM software products. In June 1999 we completed the sale of our CD-ROM business unit. Our current strategy is to focus our business primarily on the Internet entertainment business, specifically online games. Although we completed the acquisition of MPG-Net, Inc. to expand our Internet business, to date, we have generated limited revenues from sales of our Internet products. As a result, we have a limited relevant operating history upon which an evaluation of the prospects of our business can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in connection with the operation and expansion of a new business. We are subject to the risks associated with the rapidly evolving interactive entertainment software industry, which is characterized by:

     . an increasing number of market entrants; . intense competition; . substantial capital requirements; and . a high failure rate.

     Further, online game play is a new and evolving concept. We cannot assess or predict the size of the market for online games or its prospects for growth.

We Have Significant Capital Requirements; We Experience Negative Cash Flow From
-------------------------------------------------------------------------------
Operations; We Will Need Additional Financing
---------------------------------------------

     Our capital requirements have been and will continue to be significant. To date, our cash requirements have exceeded our cash flow from operations. Based on our currently proposed plans and assumptions relating to operations (including assumptions regarding the progress and timing of our new product development efforts), net proceeds from our recent private placement, together with anticipated revenues from operations, we anticipate to have sufficient funds on hand to continue operations. However, our future cash requirements may vary significantly from what we expect them to be based on factors such as:

     . the cost and timing of expansion of research and product development efforts and the success of these efforts;
     . the cost and timing of expansion of sales and marketing activities; . the extent our existing and new products gain market acceptance; . competing technological and market developments; and . the cost involved in maintaining and enforcing patent claims and other intellectual property rights.

     We do not have any current arrangements or commitments for any future financing. We may not be able to obtain sufficient additional financing to satisfy cash requirements. We may be required to obtain financing on terms that are not favorable to us and our shareholders. If we are unable to obtain additional financing when needed, we may be required to delay or scale back product development and marketing programs in order to meet our short-term cash requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We May Not Be Able to Manage and Sustain Growth; We Face Risks Associated with
------------------------------------------------------------------------------
Future Acquisitions
-------------------

     We cannot predict whether we will be able to expand our operations or effectively manage any such expansion. Our growth strategy will place significant demands on our management, technical, financial and other resources. We may be unable to anticipate and satisfy all of the changing demands and requirements that such growth will impose upon our operations. Acquisitions involve numerous additional risks that could materially adversely affect our business and financial performance. Such risks include:

     . difficulties in the assimilation of the operations and products of the acquired companies;
     . the expenses incurred in connection with the acquisition and subsequent assimilation of operations and products;
     .  the diversion of management's attention from other business concerns;
        and
     .  the potential loss of key employees of the acquired company.

     A part of our business strategy is growth through acquisition. The success of our acquisition strategy will depend upon, among other things, our ability to:

     . hire and retain skilled management, marketing, technical and other personnel;
     . develop and improve upon our operational, management and financial systems and controls in order to properly monitor our expanded operations; and
     .  control our costs and maintain effective quality controls.

     We intend to evaluate, on an ongoing basis, potential acquisitions of, or investments in, other software publishers or developers, distributors or other businesses which we believe will complement or enhance our existing business. Under North Carolina law, various forms of business combinations can be effected without shareholder approval. Accordingly, in certain instances shareholders will neither receive nor otherwise have the opportunity to evaluate any financial or other information concerning any potential acquisition. Shareholders will have to rely entirely upon the ability of management to select, structure and consummate acquisitions that are consistent with our business objectives.


We May Not Be Able to Retain Our Key Personnel
----------------------------------------------

      Our success depends to a significant extent on the performance and continued service of our senior management and certain key employees. During the second half of 1998, three of our executive officers resigned. In August 1999, both our then CEO and CFO resigned. Both positions have since been filled with permanent, full-time replacements. The loss of services of, or a material reduction in, the amount of time devoted to our business by such individuals could adversely affect our operations and financial condition. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense. We may not be successful in attracting or retaining such qualified personnel. Specifically, we may experience increased costs in order to attract and retain skilled employees. Employees might compete against us if they resign.

Industry Risks

      A number of the following risk factors relate to our former CD-ROM software business. Accordingly, some of such risk factors will only be applicable to the extent we retain an interest in the CD-ROM software business,which is limited to the on-line rights to the game rights we sold.

We Experience Fluctuations in Quarterly Operating Results
---------------------------------------------------------

     Our quarterly operating results have fluctuated significantly in the past and will likely fluctuate significantly in the future. These fluctuations in operating results depend on a variety of factors, including:

     . the demand for our products and the products of our competitors; . the level of usage of the Internet; . the size and rate of growth of the interactive entertainment software market;
     . development and promotional expenses related to the introduction of new products or enhancements;
     . the degree of market acceptance for our new product introductions and enhancements;
     . the level of price competition; . software defects and other quality problems; and . the length of product life cycles.

Our operating expenses are based to a significant degree on planned expenditures and expectations regarding future sales. Failure to meet our sales expectations could disproportionately adversely affect our operating results in any given quarter. As a result, we believe that period-to-period comparisons of operating results should not be relied upon as indicative of future results.

We Depend on the Frequent Introduction of New Products
------------------------------------------------------

     The market for multi-player, interactive internet games is characterized by short product life cycles and frequent introduction of new products. Most of these games do not achieve sustained market acceptance or ever generate a sufficient level of sales to offset the costs associated with product development. Our success will depend upon our ability to develop new, commercially successful products and replace revenues from such products at the later stages of their life cycles. We believe that competition in the interactive entertainment market may require us to increase our development, acquisition and marketing costs in order to:

     . develop higher quality, distinctive products that incorporate increasingly sophisticated effects; and
     .  support new product releases with increased marketing.

We Depend On a Limited Number of Products
-----------------------------------------

     We derive a significant portion of our revenues from a limited number of online products released each year. Many of these products have substantial development or acquisition costs and marketing budgets. Due to our dependence on a limited number of products, we may be adversely affected if one or more of our principal products fail to achieve anticipated results. We cannot predict whether we will:

     . continue to remain dependent upon non-recurring sales of a limited number of products for a substantial portion of our revenues;

     . introduce products which are commercially viable; or . introduce products which have life cycles sufficient to permit us to recoup the development, marketing and other costs associated with their development.


Our Products Have a Lengthy Development Cycle; We Face Product Development Risks
--------------------------------------------------------------------------------

     Our success will depend on the timely introduction of successful new products. The development of new interactive entertainment software products can be lengthy, expensive and uncertain. The development of some of our products, particularly our subscription-based multi-player games, require as much as 12 to 24 months to complete from the time a new concept is approved. Product development of online products continues for the life of the product. Many of our proposed products are in the early stages of development and will require us to commit considerable time, effort and resources to complete their development.

     The development of new products is subject to a variety of risks, including:

     .    unanticipated delays;
     .    increased costs and expenses for product development; and
     . technical problems or other difficulties prior to or after the introduction of a new product.

We have, in the past, experienced significant delays in the introduction of certain new products. It is likely that we will experience delays in developing and introducing new products in the future. Many of our products are developed for us by third parties. As a result, we cannot always control the timing of their introduction. Delays in the work performed by third parties or poor quality of such work may result in product delays. Unanticipated delays, expenses, technical problems or difficulties could cause us to miss an important selling season or result in abandonment or material change in product commercialization.

     Our online products are complex and may contain undetected errors when first introduced. Despite extensive product testing, we have, in the past, released products with defects and have discovered software errors in certain of our product offerings after their introduction. In particular, the personal computer hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations that makes pre-release testing for programming or compatibility errors very difficult and time-consuming. Errors may be found in new products after their release. Remedying such errors may:

     . delay sales of our products; . cause us to incur additional costs; and . adversely affect our reputation.

Industry Factors May Adversely Affect Our Operating Results; We Face the Risks
------------------------------------------------------------------------------
of Changing Consumer Preferences and Uncertainty of Market Acceptance of our
----------------------------------------------------------------------------
Products
--------

     The level of demand and market acceptance of our newly introduced products is subject to a high degree of uncertainty. In recent years, the potential earnings derived from software sales has decreased. This decrease is due to the significant increases in:

     .  software acquisition and development costs;
     . promotion and marketing expenses; and . royalties and third-party participations payable to software developers, creative personnel, musicians and others.

     Our future operating results will depend on numerous factors beyond our control. These factors include:

     . the popularity, price and timing of new entertainment software products being released and distributed;
     . international, national, regional and local economic conditions (particularly economic conditions adversely affecting discretionary consumer spending);
     . changes in consumer demographics; . the availability of other forms of entertainment; and . critical reviews and public tastes and preferences.

     Our ability to plan for product development and promotional activities for our subscription-based, multi-player interactive internet games will be significantly affected by our ability to anticipate and respond to relatively rapid changes in consumer tastes and preferences. In particular, the tastes and preferences of those consumers, primarily males over age 25 with annual household incomes of $50,000 or more, who comprise our principal target market. A decline in the popularity of software games or in the interactive entertainment software industry generally or in particular market segments could adversely affect our business and prospects.

     Our strategy is to primarily focus on online games. The level of demand or the market acceptance for our Internet online game products is uncertain. The success of our strategy will depend in part upon market acceptance of online games and a "pay-for-play" model. Online game play is a new and evolving concept. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. We cannot predict whether:

     .  a viable market for online games will develop;
     . we will be able to attract and retain subscribers to our online game products;
     .  we will be successful in developing additional products for online use;
        or
     . our online game products will ever achieve widespread market acceptance.

We Depend on the Continued Growth in Use of the Internet
--------------------------------------------------------

     Rapid growth of interest in and use of the Internet is a recent phenomenon. Our success is highly dependent upon the increased acceptance and use of the Internet. The novelty of the Internet may adversely affect our ability to retain new subscribers. New subscribers who are unfamiliar with the Internet may be more likely to discontinue our services after an initial trial period.

Risks Related to Online Games
-----------------------------

     Having completed the sale of our CD-ROM business, online games have become the primary factor in the success of our business. Online games, and particularly multiplayer online games such as our Warbirds product, have risks not associated with sales of our CD-ROM products. Such risks include:

     . the speed and reliability of the Internet and the fact that we do not control the performance of a player's Internet service provider which impacts game performance;
     . in multiplayer games, unanticipated player conduct can significantly affect the performance of the game and determine player satisfaction;
     . the uncertainty of whether subscription revenues will be sufficient to maintain the significant support, service and product enhancement demands of online users;
     . our limited experience in pricing strategies for online games or in predicting usage patterns of our customers; and
     . our inability to predict the legal standards that may apply to online products in the future.

The viability of our online game business, and our ability to compete in this business, will depend significantly on these and other factors outside our control.

We Face Infrastructure Risks on Online Game Play
------------------------------------------------


     The Internet may not continue as a viable market because of the following:

     o the lack of development of high speed modems and communication lines; o hardware restrictions, such as bandwidth (amount of data capable of transmission at a single time) and latency (delays introduced by the network); and
     o the inadequate development of the necessary infrastructure.

     The Internet has experienced, and is expected to continue to experience significant growth in the number of users and volume of traffic. Given this growth, we can not assure you that the Internet infrastructure will provide the required support. The use of the Internet has the potential risk of security, cost, quality of service, and ease of use. In addition to these risks, the Company operates its own internal network which faces all of the same potential risks.

Changes in Technology and Industry Standards May Make Our Products Obsolete or
------------------------------------------------------------------------------
Unmarketable
------------

     The interactive entertainment software industry is undergoing rapid changes, including:

     . evolving industry standards; . frequent new platform introductions; and . changes in consumer requirements and preferences.

The introduction of new technologies, technologies that support multiplayer games and new media formats such as online delivery and digital video disks, could render our previously released products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the current development cycle for our products. We may be required to invest resources in products that may not become profitable. We cannot predict whether:

     .  our future product offerings will keep pace with technological changes;
        or
     . we will be successful in developing and marketing products for any future operating system or format.

The overall market for the Internet is characterized by:

     .  rapidly changing technology;
     .  evolving industry standards;
     .  emerging competition; and
     .  frequent product and service introductions.

We may not successfully identify new product opportunities for Internet use and develop and bring such new products to market in a timely manner. Products or technologies developed by others could render our products or technology obsolete. We are also at risk with respect to fundamental changes in the way Internet connectivity services are delivered. Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. We may have to develop new technology or modify our existing technology if the Internet becomes:

     . accessible by screen-based telephones, television or other consumer electronic devices; or
     . deliverable through other means such as coaxial cable or wireless transmission.

Pursuit of such technological advances may require us to expend substantial time and resources. We cannot predict whether we will succeed in adapting our products to alternate access devices and conduits.

We Face Intense Competition
---------------------------

     The interactive entertainment software industry is intensely and increasingly competitive. Industry competition is based primarily upon:

     .  product quality and features;
     . the compatibility of products with popular platforms; . access to distribution channels (including access to retail shelf space);
     .  marketing effectiveness;
     .  reliability and ease of use; and
     .  price and the quality of user support services.

     As compared to us, many of our competitors have:

     . significantly greater financial, technical, marketing, sales and customer support and other resources; and
     . established reputations for success in the development, licensing and sale of their products and technology.

     As a result, our competitors may be able to:

     .  undertake more extensive marketing campaigns;
     . adopt more aggressive pricing policies; and . make higher offers or guarantees to third party software developers and licensors.

Increased competition may result in significant price competition, increased product development and production costs and reduced profit margins. Competition may also limit our ability to grow and retain our subscriber base for online game play. We may not be able to compete successfully against current or future competitors.


We Depend on Third-Party Software Developers
--------------------------------------------

     We rely on third-party software developers to develop a significant number of our products. Our payment of advances and guaranteed royalties to such independent software developers has increased and may continue to increase primarily due to the increased demand for quality interactive entertainment software programs. Sales of products associated with such royalties may not be sufficient to cover the amount of our prepayments. Moreover, independent developers are in high demand. As a result, we cannot predict whether such developers, including those that have developed products for us in the past, will be available to develop products for us in the future. The failure to obtain or renew product development agreements with such developers could materially adversely affect our future operations. In addition, many independent developers have limited financial resources. Therefore, we are subject to the risk that such developers may go out of business prior to completing a project.

We Depend on Third-Party Distribution Channels
----------------------------------------------

     We intend to expand the distribution of our online products by seeking out additional relationships with third-party providers of online or Internet services in the United States and abroad. We cannot predict whether we will be able to successfully negotiate additional relationships with providers of online or Internet services or, if completed, that such arrangements will generate significant revenues. Further, we are subject to the risk that:

     . the cost of any proposed online or Internet distributor relationship will exceed our expectations; or
     . we will incur significant costs in anticipation of an online or Internet distributor arrangement and such arrangement is delayed or abandoned.


We Have Limited Protection of Our Proprietary Information
----------------------------------------------------------

     We rely on a combination of the following to establish and protect our proprietary rights:

     .  trademark;
     .  trade secret;
     .  copyright;
     .  other proprietary rights laws;
     .  license agreements; and
     .  employee and third-party nondisclosure agreements;

     We are at risk that competitors may misappropriate our technology or independently develop software products with features based upon, or otherwise similar to, those of our products.

     To license our products to end users, we primarily rely on end-user licenses that are not signed by the end-user. As a result, such licenses may be unenforceable under the laws of certain jurisdictions. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of certain wide area networks, particularly the Internet, makes it virtually impossible to control the ultimate destination of our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Unauthorized copying is common within the software industry. A significant amount of unauthorized copying of our products could adversely affect our business. As the number of software products in the industry increases and the functionality of these products further overlap, software developers may become increasingly subject to infringement claims. Third parties may assert infringement claims against us in the future with respect to current or future products. As is common in the industry, from time to time, we receive notices from third parties claiming infringement of intellectual property rights of such parties. We investigate these claims and respond as we deem appropriate. Litigation may be necessary in the future:

     .  to enforce our  intellectual property rights;
     .  to protect our trade secrets;
     .  to determine the validity and scope of the proprietary rights of others;
        or

     .  to defend against claims of infringement of invalidity.

Even if we win, any such litigation could result in substantial costs and diversion of our resources.


We Face the Risks of Increased Government Regulation
----------------------------------------------------

     There are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted both in the United States and abroad, covering issues such as:

     .  user privacy;
     .  defamation;
     .  pricing;
     .  taxation;
     .  content regulation;
     . quality of products and services; and . intellectual property ownership and infringement.

Such legislation could:

     .  expose us to substantial liability;
     .  dampen the growth in use of the Internet;
     . decrease the acceptance of the Internet as a communications and commercial medium; or
     . require us to incur significant expense in complying with any new regulations.

     Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers have petitioned for increased regulations and the imposition of access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our products. Also, a number of laws have recently been enacted in the United States intended to:

     . reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights; and
     . restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors.

We are currently reviewing these pieces of legislation, and cannot currently predict the effect, if any, that such legislation will have on our business. In addition, a number of other countries have announced or are considering additional regulations. Such laws and regulations could fundamentally impair our ability to provide Internet navigation or other services, or substantially increase the cost of doing so. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity and personal privacy is uncertain. Any such new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results, and financial condition.

We are Subject to Risks Related to International Revenues and Operations
------------------------------------------------------------------------

     We distribute our on-line products worldwide. International operations and sales of our products are subject to inherent risks, including:

     .  fluctuations in exchange rates;
     . the impact of possible recessionary environments in economies outside the United States;
     . the costs of transferring and localizing products for foreign markets; . longer accounts receivable collection periods and difficulty in collection of accounts receivable;
     .  unexpected changes in regulatory requirements;
     .  tariffs and other barriers; and

     .   potential political and economic instability.

     Revenues and expenses from our foreign operations generally are denominated in local currencies. As a result, exchange rate fluctuations between such local currencies and the U.S. dollar will subject us to currency translation risk from the reported results of our foreign operations. We intend to continue to expand our direct and indirect sales and marketing activities worldwide. We cannot predict whether we will be able to maintain or increase international market demand for our products.

Control by Shareholders

Our Officers, Directors and their Affiliated Entities Control Interactive Magic
-------------------------------------------------------------------------------


     As of January 31, 2000, our executive officers, directors and their affiliated entities owned approximately 61% of our outstanding shares of Common Stock. As a result, such persons are in the position to influence:


     . the election of the Company's directors; and . the outcome of corporate actions or other matters requiring shareholder approval.

The concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

Stock and Market Risks

Our Stock Price May be Volatile
-------------------------------

     The market price of our Common Stock has been and could be subject to wide fluctuations in response to the following:

     . variations in quarterly operating results; . announcements of new products by us or our competitors; . failures to meet or exceed the expectations of securities analysts or investors; or
     .  general economic conditions.

Furthermore, the stock market has experienced significant price and volume fluctuations unrelated or disproportionate to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our Common Stock.

We Do Not Intend to Pay Dividends to Our Shareholders
-----------------------------------------------------

     We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future.

Future Sales of Our Common Stock in the Public Market Could Adversely Affect Our
--------------------------------------------------------------------------------
Stock Price
------------


     Sales of shares of our common stock by existing shareholders, including under this prospectus, could have an adverse effect on our stock price. As of January 31, 2000, we had 14,963,174 shares of common stock outstanding. All of these shares are eligible for sale, subject to Rule 144.


In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act of 1933, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of:

     . one percent (1%) of the then outstanding shares of common stock, or . the average weekly trading volume in the common stock during the four calendar weeks preceding such sale.

     Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other requirements. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time.


     In addition, holders of a substantial portion of our shares of common stock and warrants to purchase shares of common stock have registration rights. The possibility that a substantial number of our securities may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

We Face the Adverse Effects of Outstanding Options; Warrants and Convertible
----------------------------------------------------------------------------
Securities
----------


     As of January 31, 2000, we had outstanding:

     . warrants to purchase an aggregate of approximately 1,182,945 shares of Common Stock;

     . 4,910.844 shares of preferred stock which are convertible into up to 4,910,844 shares of common stock.



     As of January 31, 2000, we have authorized for issuance and outstanding the following options:


     . 2,875,000 shares of Common Stock in connection with our 1995 Incentive Stock Option Plan, 1,882,626 of which are outstanding;

     . 1,800,000 shares of Common Stock in connection with our 1998 Stock Plan, under which options to purchase 1,715,667 shares are outstanding; and

     . 500,000 shares of Common Stock in connection with our 1998 Stock Purchase Plan, none of which have been granted.


     The existence of these securities may adversely affect us or our shareholders for many reasons, including:

     .  the market price of our stock may be adversely affected;
     . if any of these securities are exercised, the value of the stock held by our shareholders will be diluted if the value of such stock immediately prior to the exercise of such securities exceeds the exercise price;
     . some of these securities give the holders the opportunity, at nominal cost, to profit from a rise in the market price of our stock;
     . the terms upon which we could issue additional common stock or obtain additional financing may be adversely affected.

     Holders of warrants and options are also likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the warrants and options.

     The Company has reserved at least 5,794,796 shares of common stock for issuance upon conversion of preferred stock.

Our Common Stock May be Delisted from the Nasdaq SmallCap Market if We do Not
-----------------------------------------------------------------------------
Meet the Listing Criteria.
--------------------------

      On October 14, 1999, the Company's common stock was delisted from the Nasdaq National Market and is now listed on the Nasdaq SmallCap Market, which may impair the liquidity of our common stock. On November 15, 1999 the Company filed its Form 10-QSB for the quarter ended September 30, 1999, including pro forma financial statements demonstrating compliance with Nasdaq's net tangible assets test. Nasdaq notified the Company in December 1999 that, based on the Form 10-QSB filing, it was in compliance with the requirements for continued listing on the Nasdaq Smallcap Market. If in the future we are unable to satisfy the continued listing requirements, our stock may be delisted from the Nasdaq SmallCap Market. If our stock is delisted from the Nasdaq SmallCap Market, the liquidity of our stock could be further impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by security analysts and the news media and lower prices for our common stock than might otherwise be attained. We cannot assure that we will continue to meet the criteria for continued listing on the Nasdaq SmallCap Market.

If our stock is delisted from the Nasdaq SmallCap Market, trading, if any, in our stock would thereafter be conducted:

     . in the over-the-counter market in the "pink sheets;" or . on the National Association of Securities Dealers, Inc.'s "Electronic
        Bulletin Board."

Continued inclusion on the Nasdaq SmallCap Market generally requires that we maintain:

     . at least $2,000,000 in "net tangible assets" (total assets less total liabilities and goodwill);
     . a minimum bid price of the Common Stock of $1.00 per share; . at least 500,000 shares in the public float valued at $1,000,000 or more;
     . at least two active market makers for the Common Stock; and . a least 300 holders of the Common Stock.

If our Common Stock is Delisted from Nasdaq it May Be Subject to Investor
-------------------------------------------------------------------------
Suitability Requirements Which may Adversely Affect Our Stock's Liquidity.
--------------------------------------------------------------------------


     If our stock is delisted from the Nasdaq SmallCap Market, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect the ability of shareholders to sell any of the shares of common stock in the secondary market.


If Our Common Stock is Delisted from Nasdaq it May Be a "Penny Stock" Which
---------------------------------------------------------------------------
Requires Significant Disclosure in Connection with Stock Trades, Which may
--------------------------------------------------------------------------
Adversely Affect Our Stock's Liquidity.
---------------------------------------

     If our stock is delisted from Nasdaq or we do not meet certain minimum net tangible assets or average revenue criteria, we may be subject to the Commission's "penny stock" rules. For any transaction involving a penny stock, unless exempt, the rules require:

     . delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market;
     . disclosure about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities; and
     . monthly statements to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Commission regulations, subject to certain exceptions, define a "penny stock" to be any non-exchange listed equity security:

     .  that has a market price of less than $5.00 per share; or

     .    with an exercise price of less than $5.00 per share.

We cannot predict whether our common stock will qualify for exemption from these restrictions. In any event, even if our stock was exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our stock were subject to the rules on penny stocks, the market liquidity for our stock could be severely adversely affected.

We Remain Subject to Risks Associated with Year 2000 Compliance
------------------------------------------------------------

      Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept entries to distinguish 21st century dates from 20th century dates. The inability to recognize or properly treat the year 2000 may cause our systems and applications to process critical financial and operational information incorrectly. We cannot fully assess the likelihood of third parties' year 2000 compliance or the impact that any noncompliance may have on our operations at this time, but we have not experienced any significant negative effects to date regarding year 2000 problems. If there are significant delays or unremedied year 2000 problems with key business vendors or end users of our online games, the year 2000 issue could have a material adverse effect on our product development and our future results of operations and financial condition.

Forward-Looking Information May Prove Inaccurate
------------------------------------------------

     This Prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. The accuracy of such forward-looking statements is subject to certain risks, uncertainties and assumptions, including those identified above under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                                 USE OF PROCEEDS

     The Company previously received $4,000,000 in gross proceeds from the February 1999 sale of the Convertible Note in such original principal amount to RGC International Investors, LDC, a portion of which note was converted into 3,810.844 shares of Series D Preferred Stock in November 1999 and the remainder of which was previously converted to common stock. In addition, the Company received an additional $2.2 million through the sale of 2.2 million shares of common stock, the resale of which is covered by this prospectus, to RGC, Vertical Financial Holdings and Value Management & Research AG. All shares offered by this Prospectus are being resold by the Selling Shareholders and all proceeds from the sales of such shares will go to the Selling Shareholders. The Company will receive no proceeds from this offering.



                           MARKET FOR COMMON STOCK AND
                           RELATED STOCKHOLDER MATTERS

     The Company's common stock began trading July 22, 1998 (the date of its initial public offering) on the Nasdaq National Market (originally under the ticker symbol IMGK and now under the ticker symbol "IENT"). The following sets forth the quarterly high and low bid prices during each of the six quarters shown as reported on Nasdaq. These prices are based on quotations between dealers, which do not reflect retail mark-up, markdown or commissions and may not reflect actual transactions.


----------------------------------------------------------------------
                                                Price
----------------------------------------------------------------------
Quarter Ended                         High                     Low
----------------------------------------------------------------------

September 30, 1998                   $14.00                   $6.50
----------------------------------------------------------------------
December 31, 1998                    $ 6.50                   $4.13
----------------------------------------------------------------------
March 31, 1999                       $ 7.75                   $3.50
----------------------------------------------------------------------
June 30, 1999                        $ 4.03                   $2.06
----------------------------------------------------------------------
September 30, 1999                   $ 3.25                   $0.50
----------------------------------------------------------------------
December 31, 1999                    $ 2.56                   $0.75
----------------------------------------------------------------------




     The Company has approximately 175 holders of record of its common stock and estimates that it has approximately 3,000 beneficial holders. The Company has never paid a cash dividend on its Common Stock. The Company does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings, if any, for the development of its business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      iEntertainment Network, Inc. (or the "Company") is a developer and publisher of Internet and online games and an operator of online game services. The Company develops and publishes proprietary online multi-player games and has built the iEntertainment Network ("iEN"), an Internet distribution infrastructure which offers online gamers a variety of free, subscription and pay-per-play games and services, including simulation, parlor, strategy, role playing and action games. The Company historically generated revenues primarily from delivering its CD-ROM products for retail sale through its worldwide distribution network and from subscription and hourly fees for play of its online product. The Company has also historically generated revenues from licensing its CD-ROM products to OEMs, distributors outside of North America and other third parties. Since inception, the Company has published over 40 CD-ROM products, which have been distributed through more than 15,000 retail outlets in over 30 countries. Additionally, the Company has sold over 2.0 million hours of online game time over the Internet to players in more than 70 countries.


              First Nine Months, 1999 vs. First Nine Months, 1998

RESULTS OF OPERATIONS

OVERVIEW

On June 30,1999 the Company received $2,500,000 from Ubi Soft Entertainment S.A.for the sale of the rights the Company had for the development of certain CD-ROM games. The Company retained the online rights for these games. The sale of the development rights marked the Company's exit from the CD-ROM business. The three month and nine month financial statement comparisons are therefore heavily impacted by the disposition of the CD-ROM business.

NET REVENUES

Net revenues decreased by 43% to $ 1.5 million for the three months ended September 30, 1999 from $2.7 million for the three months ended September 30, 1998. Net revenue decreased from $11.4 million in the first nine months of 1998 to $3.6 million in the first nine months of 1999.

The following table summarizes the changes in revenue from 1998 to 1999:

-------------------------------------------- ------------------------------------ ------------------------------
-------------------------------------------- ------------------------------------ ------------------------------
                                               Three Months ended September 30    Nine months ended September 30
                                                           ($000)                                ($000)
-------------------------------------------- ------------------------------------ ------------------------------
Revenue for the period in 1998                             $2,669                                $11,404
-------------------------------------------- ------------------------------------ ------------------------------
Increase/ (Decrease) in CD-ROM revenue                     (1,530)                               (7,521)
-------------------------------------------- ------------------------------------ ------------------------------
Increase/ (Decrease) in Online Revenue                       (9)                                   172
-------------------------------------------- ------------------------------------ ------------------------------
Increase/(Decrease) in Royalty & Licensing                  (281)                                (1,673)
-------------------------------------------- ------------------------------------ ------------------------------
Increase in Advertising & Other                              659                                  1,265
-------------------------------------------- ------------------------------------ ------------------------------
Revenue for the period in 1999                             $1,508                                $3,647
-------------------------------------------- ------------------------------------ ------------------------------


COST OF REVENUES.

 Cost of revenues consist of costs of products sold (including cost of Internet access) and royalties and amortization of software development costs. Cost of revenues in the third quarter of 1999 decreased to $ 0.2 million from $1.7 million in the same period of 1998. The decrease was due to the Company's exit from the CD-ROM business. For the nine month period, cost of revenue in 1999 is $1.7 million below the comparable period for 1998. The decrease reflects the considerably lower level of CD-ROM shipments, offset partially by the expenses in the second quarter for the establishment of reserves and inventory write-downs associated with the exit from the CD-ROM business.

OPERATING EXPENSES

Operating expenses decreased $1.4 million or 33% from the third quarter of 1998 to the same period in 1999. On a year-to-date basis, operating expenses were $0.9 million higher in 1999 than they were in 1998. Included in the 1999 results was $376,000 and $932,000 for the three and nine month periods, respectively, due to amortization of goodwill associated with the MPG-Net acquisition. The following is a summary of major variances:

------------------------------------------------ ------------------------------------- -------------------------------
------------------------------------------------ ------------------------------------- -------------------------------
                                                   Three Months ended September 30     Nine months ended September 30
                                                                ($000)                                ($000)
------------------------------------------------ ------------------------------------- -------------------------------
Operating Expenses for the period in 1998                       $4,179                                $10,874
------------------------------------------------ ------------------------------------- -------------------------------
Increase/ (Decrease) Sales and Marketing                       (1,534)                                (2,158)
------------------------------------------------ ------------------------------------- -------------------------------
Increase/ (Decrease) Product Development                        (273)                                   959
------------------------------------------------ ------------------------------------- -------------------------------
Increase/ (Decrease) General and Administrative                   61                                   1,164
------------------------------------------------ ------------------------------------- -------------------------------
Increase/ (Decrease) Goodwill Amortization                       376                                    932
------------------------------------------------ ------------------------------------- -------------------------------
Operating Expenses for the period in 1999                       $2,809                                $11,771
------------------------------------------------ ------------------------------------- -------------------------------


SALES AND MARKETING. Sales and marketing expenses declined significantly during the quarter due to the exit from the CD-ROM business, and declined for a similar reason year-to-date, which was coupled with a significant decrease in market development funds spending in 1999 compared to 1998.

PRODUCT DEVELOPMENT. Product development expenses decreased in the quarter due to the exit from the CD-ROM business, but higher year-to-date due to increased development for on-line games, as well as the write-off of unamortized development costs associated with the exit from the CD-ROM business.

GENERAL AND ADMINISTRATIVE. General and administrative expenses increased slightly for the three month period, and were higher on a year-to-date basis due to the additional expense of being a publicly-held company; relocation expenses relating to the consolidation of our Florida and Texas operations to North Carolina; as well as employee severance.

Goodwill Amortization. Goodwill from the MPG-Net acquisition is being amortized to income over 36 months.

OTHER (INCOME) EXPENSE

For the first nine months of 1999 compared to 1998 there is additional expense of $2,379,000. The higher expense level is due to the interest expense relating to the recognition of the beneficial conversion feature of the $ 4,000,000 convertible debenture, and related warrants, which were issued in the first quarter of 1999; as well as the interest expense on these debentures, which is partially offset by the gain on the sale of the CD-ROM business in the second quarter.


INCOME TAX EXPENSE

The Company recorded $53,000 in income tax expense for the first nine months of 1999 compared to $156,000 for the same period in 1998. The entire tax expense in each period is attributable to earnings in Europe.

LIQUIDITY AND CAPITAL RESOURCES

The Company's capital requirements have been and will continue to be significant, and, to date, its cash requirements have exceeded its cash flow from operations. The Company historically has satisfied cash requirements through borrowings, the private sale of equity securities, and its initial public offering.

The following is a condensed table of cash on hand and major cash flow items from December 31, 1998 to September 30, 1999:

              ----------------------------------------------------------------- ------------------
                                                                                      $ Million
              ----------------------------------------------------------------- ------------------

              ----------------------------------------------------------------- ------------------
              Cash on hand, December 31, 1998                                           $2.9
              ----------------------------------------------------------------- ------------------

              ----------------------------------------------------------------- ------------------
              Net loss for the first nine months                                       (14.0)
              ----------------------------------------------------------------- ------------------
              Add: non-cash charges and expenses                                         5.0
              ----------------------------------------------------------------- ------------------
              Less: non-cash gain on sale of CD-ROM                                     (.9)
              ----------------------------------------------------------------- ------------------
              Changes in working capital                                                 3.0
              ----------------------------------------------------------------- ------------------
                     Net Cash Used in Operations                                        (6.9)
              ----------------------------------------------------------------- ------------------
              Net proceeds from sale of CD-ROM                                           2.3
              ----------------------------------------------------------------- ------------------
              Net proceeds from issuing convertible debentures                           3.7
              ----------------------------------------------------------------- ------------------
              Other investing and financing activities                                  (.4)
              ----------------------------------------------------------------- ------------------

              ----------------------------------------------------------------- ------------------
              Net change in cash for the nine months ended September 30, 1999           (1.3)
              ----------------------------------------------------------------- ------------------

              ----------------------------------------------------------------- ------------------
              Cash on hand, September 30, 1999                                          $1.6
              ----------------------------------------------------------------- ------------------

The Company's success is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability. Management expects the disposition of its CD-ROM operations will reduce its operating losses and expects to be able to attract additional capital, if needed, for its online operations. However, there can be no assurance that management's plans will be executed as anticipated.

Subsequent to the close of the September 30, 1999 quarter, the Company has completed the following transactions in an effort to improve its financial position:

         A) On November 11, 1999, RGC International Investors, LDC (Rose Glen) exchanged the remainder of its unconverted debenture, which as of September 30, 1999 had an outstanding principal balance of $3,310,844 and a recorded value of $2,156,000 for 3,310.844 shares of the Company's newly created Series D Preferred Stock with a stated value of $1,000 per share. In addition, Rose Glen exchanged $500,000 of all other accrued amounts under the debenture for 500 shares of Series D Preferred Stock, and agreed to waive all other accrued amounts which totaled $260,000. The difference between the recorded value of the debt and the outstanding principal balance along with the $260,000 waived interest accrual were netted and charged to additional paid-in capital. Interest expense related to these debentures was $3,679,000 for the nine months ended September 30, 1999.

         B) On November 11, 1999 Rose Glen purchased 1,100 shares of Series D Preferred Stock for $1,100,000.

         C) On November 11, 1999 Vertical Financial Holdings purchased 700,000 shares of common stock for $700,000.

         D) On November 11, 1999 - Value Management & Research AG purchased 400,000 shares of common stock for $400,000.

LIQUIDITY AND CAPITAL RESOURCES  (CONTINUED)


F)       E)   On November 9, 1999, J.W.  Stealey,  former CEO of the  Company, arranged for the release of the Company from the line of credit indebtedness to BB&T in the amount of $1,000,000 in exchange for 1,000,000 shares of common stock. The Company also paid $15,000 due on this line. Interest expense on this line of credit was $78,000 and $158,000 for the nine months ended September 30, 1999 and the year ended December 31, 1998 respectively. In addition, as part of these transactions, Mr. Stealey's resignation agreement dated August 16, 1999 has been amended such that his consulting services are no longer being used and the sole remaining consideration due him has been reduced to one lump sum payment of $200,000 (less the value of 12 months health insurance payments and car lease payments totaling approximately $20,000) and 50,000 shares of the Company's common stock valued at $62,500. This payment was made November 12, 1999. The Company has agreed to convey to Mr. Stealey all trademarks and available rights to the name Interactive Magic, pending shareholder approval of the Company name change to iEntertainment Network. Mr. Stealey agreed to waive the interest due him from the Company in the amount of $183,000 under the terms of the line of credit with BB&T that he had personally guaranteed; in consideration of which the Company incurred additional interest expense of $59,000 for the nine months ended September 30, 1999 and $107,000 for the year ended
              December 31, 1998. The amount of waived interest has been reflected as a credit to additional paid-in capital.

We do not have any current arrangements or commitments for any future financing. We may not be able to obtain sufficient additional financing to satisfy cash requirements. We may be required to obtain financing on terms that are not favorable to us and our shareholders. If we are unable to obtain additional financing when needed, we may be required to delay or scale back product development and marketing programs in order to meet our short-term cash requirements, which could have a material adverse effect on our business, financial condition and results of operations.

The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The factors described in the preceding paragraphs will impact the Company's future capital requirements and the adequacy of its available funds.

                                  1998 vs. 1997

RESULTS OF OPERATIONS

NET REVENUES. Net revenues decreased by 24% to $12.6 million in 1998 from $16.5 million in 1997. The decline was attributable to lower net revenues in the CD-ROM business. Although the Company released a greater number of game titles in 1998, the average sales per title were lower than the prior year.

COST OF REVENUES. Cost of revenues consist of costs of products sold (including cost of Internet access) and royalties and amortization of software development costs. Cost of revenues in 1998 decreased by 3% to $ 6.1 million from $6.3 million in the same period of 1997, resulting in gross margins of 52% and 62%, respectively. The decrease in gross margin performance reflects the lower average sales per title in 1998 compared to 1997.

OPERATING EXPENSES

SALES AND MARKETING. Sales and marketing increased in 1998 to $8.5 million from $6.8 million in 1997. Increased expenditures in this area reflect an increase in staffing; in addition, there was a higher level of advertising and market support spending related to the greater number of titles released in 1998 compared to 1997.

PRODUCT DEVELOPMENT. Product development increased 54% to $6.0 million in 1998 from $3.9 million in 1997. The increase was due to the Company devoting more of its resources in 1998 to internally-developed products, as opposed to third party products, combined with the larger number of products developed and released in 1998 compared to 1997.

GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $2.7 million in 1998 from $1.9 million in 1997. The increased level of spending was due to a slight increase in staffing, and to the additional expenses associated with being a publicly held corporation.

OTHER EXPENSE. Other expense, comprised primarily of interest (income) expense, decreased in 1998 to $.5 million from $1.9 million in 1997. The decrease was due to the lower level of interest expense as the Company paid down debt with proceeds from the Company's initial public offering.

EXTRAORDINARY ITEM. The Company incurred a $.4 million extraordinary loss from the early extinguishment of debt in 1998. In conjunction with the repayment of debt from the proceeds from the initial public offering; the unamortized costs to obtain the original debt were written-off at repayment.

Year 2000 Issue

      The Company's products are of a nature that they are not date dependent or subject to failure because of Year 2000 issues. The Company however, has assigned full-time information technology professionals to the task of identifying and resolving Year 2000 problems, and has adopted and implemented a Year 2000 compliance plan. Under the Company's Year 2000 compliance plan, the Company inventoried and collected documentation on all of its computers, computer related equipment, and equipment with embedded processors. In addition, the Company has contacted critical vendors and suppliers to obtain assurances of their ability to ensure smooth delivery of products and services after December 1999. The Company has not prepared estimates of or compiled data regarding actual costs for correction of Year 2000 problems. Based on information available at this time, the Company does not believe that the cost of remedial actions has or will have a material adverse effect on the Company's results of operations or financial condition. Although the Company has not yet experienced any significant negative effects following the occurrence of Year 2000, there can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of corrections, if any, as the Year 2000 compliance plan is performed. Failure to implement such changes could have an adverse effect on future results of operations.

Euro Conversion

     On January 1, 1999, the European Community began denominating significant financial transactions in a new monetary unit, the Euro. The Euro is intended to replace the traditional currencies of the individual EU member countries. The Company is evaluating when to convert its local currency in Europe to the Euro with as little disruption to customer and vendors as possible. The Company does not intend to make such a conversion in 2000.

Impact Of Adoption Of New Accounting Standards

     As of January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, ("SFAS130"). SFAS 130 requires all non-owner changes in equity that are excluded from net earnings/loss under existing FASB standards to be included as items of comprehensive income/loss. Comprehensive loss consists of net loss and foreign currency translation adjustments and is presented in the consolidated statements of stockholders' equity (deficit). The adoption of SFAS 130 had no impact on previously reported stockholders' equity (deficit). Prior year financial statements have been reclassified to conform with these requirements.

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), which superceded Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect the Company's results of operations, cash flows nor financial position.

     In June 1998, the Financial Accounting Standards Board issued SFAS 133,"Accounting for Derivative Instruments and Hedging Activities". SFAS 137 defers for one year the effective date of SFAS 133. The rule will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. Because the Company's minimal use of derivatives, management does not anticipate the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

                                   THE COMPANY

Overview

      iEntertainment Network, Inc. (the "Company") is a developer and publisher of Internet and online games and an operator of online game services. The Company develops and publishes proprietary online multi-player games and has built the iEntertainment Network ("iEN"), an Internet distribution infrastructure which offers online gamers a variety of free, subscription and pay-per-play games and services, including simulation, parlor, strategy, role playing and action games.

     The Company is the exclusive game site operator for AT&T WorldNet, an Internet service provider ("ISP"), has been contracted to provide online games for America Online ("AOL"), the world's leading online Internet services company, operates EarthLink's Games Arena, and provides content for Time Warner, Inc.'s ENTERTAINDOM site. The Company seeks to establish itself as a major provider of online gaming services for ISPs, Internet portals and online services in order to broaden its audience of users. GameHub, AT&T WorldNet's co-branded online gaming service, was launched in January 1999 and is currently being marketed by AT&T to new WorldNet subscribers as a premium service included with their subscription. The GameHub site offers consumers a mix of free and pay-per-play games in all categories, including strategy, role playing, simulation, action and parlor games. In addition to games, GameHub will offer chat rooms, forums and shopping areas. GameHub is expected to generate revenue from subscriber premiums, e- commerce and advertising. GameHub complements the Company's online gaming strategy by expanding the Company's network of player communities.


     Historically, the Company has generated revenue primarily from developing, publishing and distributing simulation and strategy games on CD-ROM for the PC platform. In June 1999, the Company sold certain assets related to the retail CD-ROM portion of its business for $2,500,000 in cash to focus its efforts exclusively on the development of its Internet properties and strategies. By focusing on delivering realistic games with high quality graphics, the Company believes it has built strong brand recognition and consumer loyalty among game enthusiasts.


     The Company introduced its first large-scale online multi-player game in April 1997 following the acquisition of Interactive Creations, Inc. ("ICI"). ICI's WarBirds, an award winning World War II air combat simulation game, has logged over 2.5 million hours of online game time with players in more than 70 countries.

      The Company operates its own Internet-based gaming service, the iEN, where it currently offers a variety of proprietary large-scale multi-player simulation games such as WarBirds, Dawn of Aces and Drakkar. The Company currently offers its online games through monthly subscriptions and hourly fees.

      To further expand its customer base and brand recognition, the Company has entered into a partnership with AOL to provide high-quality, large-scale multi-player games for AOL's game channel. The Company launched Fighter Ops in December 1999, a simplified, mass- market version of WarBirds, on AOL's games channel. Raider Wars, scheduled to be launched in the first quarter of 2000, is an online space combat simulation game that allows hundreds of players to fly different types of spaceships against one another.

     The Company is a technological leader within the online gaming industry with a number of leading edge online and multi-player gaming technologies which enhance the play value of its games and augment its service capabilities. The Company's MEGAplayer technology enables the implementation of large-scale multi-player games on the Internet, allowing over 300 players to play simultaneously in the same game arena by minimizing latency and addressing problems such as onscreen "warping". The Company's MEGAvoice technology allows groups of up to four players to engage in real-time voice communication over the Internet while playing a game together.

     Through its acquisition of MPG-Net in February 1999, the Company has acquired the ICONS gaming services platform, which enables implementation of the key elements of a fully-integrated online gaming service. These elements include real-time chat, player tracking, customer e-mail, e-commerce, advertising, billing, database management and marketing. The Company's ICONS platform allows the Company to expand its online offerings from multiple individual online games to a comprehensive online gaming service incorporating a variety of community-building features.

Online Gaming Industry

     The evolution of the Internet into an accessible, easy-to-use, platform-independent global network capable of supporting multimedia applications, has led to the development of online gaming. Online gaming is an emerging market covering several gaming paradigms, including: (i) the electronic distribution of pay-for-play or subscription-based games and (ii) the implementation of multi-player features on traditional games with the use of the Internet or on-line services as the wide-area network connecting physically-distant players.

     The Internet and online services present a new platform on which traditional game publishers and distributors can market, advertise and distribute their products, whether through direct sales from Web sites or through sponsoring multi-player on-line tournaments featuring their games. The ability to compete on-line is an additional product feature that may increase demand for interactive entertainment software products. The development of the Internet has also led to the emergence of online gaming services that aggregate numerous licensed and/or proprietary software titles and online developers that make their server-based titles exclusively available online. As PC and Internet access prices continue to decline, these gaming services are attracting a rapidly growing number of users.

     Online gaming presents many distinct advantages for game developers and publishers over traditional CD-ROM publishing. The online gaming model eliminates traditional cost of sales such as product packaging, warehousing and physical distribution, and minimizes distribution issues such as return allowances and rebates. Online gaming can allow for higher margins and encourages recurring revenues through subscription-based revenue models. Unlike CD-ROM products which have a limited shelf life, online-only games are often perpetual products which are continually under development and require continuous updates and maintenance. Revenue sources in the online gaming model include pay-for- play fees, subscriptions, e-commerce transaction fees, advertising and direct merchandising. Online gaming presents more favorable economics, eliminates distribution channel issues, provides for a larger number of potential revenue sources and enables the publisher to maintain a more intimate relationship with its customers.

     A 1998 Jupiter Communications report estimates that more than 3.7 million consumers in the United States are currently playing games over the Internet, generating revenues of approximately $81 million in 1998, and projects that 26.8 million consumers will generate $1.1 billion in revenues in 2002. These figures include subscription and pay-for-play revenues generated from online games and CD-ROM games with an online component, as well as advertising revenues from online gaming sites. Jupiter expects that by 2002, consumer revenues will account for $622 million, or 57% of total online gaming revenues. Advertising, in the form of sponsorships, banners and interstitials, is also expected to become an important revenue stream for online gaming sites, generating $464 million, or 43% of total online gaming revenues by 2002.

     The emerging popularity of online games is evidenced by the increasing number of industry participants. Two major categories of market participants have emerged in the online gaming industry: online gaming software developers and online gaming aggregators.

     Online gaming developers offer server-based games directly to consumers over the Internet or through retail channels involving an upfront charge to the buyer. These developers also maintain Web sites where they host their games and match up opponents. Under the online publishing model, game developers publish server-based titles (typically massively multi-player or "immersive" games) exclusively for online play and typically sell unlimited usage or time-based subscriptions to the game, typically ranging from $4.95 to $19.95 a month.

     Online gaming aggregators offer a variety of third-party games and related services and seek to generate revenues through a combination of usage fees and/or advertising. Online aggregators focus on providing server hosting, match-making services and tournaments for multi-player games published by third-parties, as well as community-building services such as chat rooms and bulletin boards. Typically, these services offer many of the same games on a non-exclusive basis. Chat accounts for as much as 50 percent of usage on aggregation sites, as consumers come for games and stay for community. Furthermore, aggregators seek to enhance their customers' online gaming experience by minimizing latency for Internet-based games. Latency, or the length of time it takes to communicate from the host server to the player's computer, is the most important technical constraint impeding game play on the Internet. The typical delay on the Internet is of the order of 4/10th of a second, which significantly affects the quality of multi-player action games. A majority of the competitors vying for the on-line and Internet gaming market are focused on multi-player action games which require low latency data links between the players and the host. Online game networks include Mpath's Mplayer, America Online's WorldPlay, Microsoft's Internet Gaming Zone, Kesmai's Gamestorm, Total Entertainment Network ("TEN"), Engage Games Online, SegaSoft's Heat.Net and Dwango.

     Traditional publishers of games for the PC platform are also increasingly including options for online play in their game software.

     As the Internet develops into a popular medium for online gaming, traditional game publishers, which are primarily focused on retail distribution, are increasingly using the Internet to directly promote traditional retail titles by providing free online play on their Web sites as an added benefit to retail buyers. According to a study conducted by Jupiter Communications, by offering free online play, publishers are able to increase retail sales of their products by 10%-15%.

Online Products

     The Company acquired ICI in April 1997 as a vehicle to enter the online gaming market. ICI had developed and launched a pioneer Internet gaming service with the online-only game WarBirds. WarBirds has been named "Online Only Game of the Year" every year since 1996 by PC Games magazine and is recognized as one of the world's leading real-time large-scale online multi-player games.

     The acquisition of MPG-Net provides the Company with the ICONS(TM) fully integrated gaming network platform which is designed to seamlessly control game play, player tracking, chat, advertising, billing and e-commerce. Using the ICONS platform, the Company plans to position itself as a leading entertainment destination on the Web by expanding the scope of its services to include advertising and e-commerce and enhancing the community-building features of its gaming networks, such as chat and messaging.

     The Company owns and operates AT&T WorldNet's GameHub, EarthLink's Games Arena, and the iEntertainment Network. The Company also provides Internet content for America Online and Time Warner, Inc.'s ENTERTAINDOM site. The acquisition of MPG-Net and its technology portfolio enabled the Company to accelerate the development of its online game service offerings and its launch of iEN, its fully integrated online gaming service, in the first quarter of 1999.

iEN

     The Company's iEN site currently offers six real-time large-scale online games. WarBirds is available on a subscription basis with memberships to the iEntertainment Network site. The Company currently offers players three subscription options on the iEntertainment Network. Users choose to pay $9.95, $19.95 or $29.95 for five, thirteen or twenty hours, respectively, of game play per month. Users pay an additional $1.99 for each hour played beyond this subscription allocation. The Company believes that this pricing plan caters to the needs of a variety of players ranging from novices to experts and provides players with an incentive for added game play.

     iEntertainment Network is distinguished by the real-time large-scale nature of its online games. While a number of multi-player games are available over the Internet, generally only four, eight or 16 players can play simultaneously with or against each other. By contrast, large-scale multi- player games permit a significantly greater number, frequently hundreds, of simultaneous players. The Company is one of the few online developers that have the knowledge, skill and experience necessary and are recognized within the industry for their ability to successfully develop and operate large-scale online multi-player games.

      The Company hosts numerous playing arenas for large-scale multi-player online games on its highly scalable, redundant and secure high performance client-server network. The Company believes this game server network can be expanded and distributed as needed to accommodate growth in the Company's customer base. The Company believes that its massively multi-player online games create a gaming experience that constantly engage the player, presenting fresh challenges. Large-scale online games are infinitely expandable and can grow organically through regular development and modification. As such, unlike the mission-oriented or level- based CD-ROM games, they have a perpetual shelf life. These games present ongoing submersive play experiences where players can choose to reenter the game environment at any time, 24 hours a day, seven days a week.

     The Company believes that as its massively multi-player games develop a loyal following, they become ideal environments around which to form communities. The Company believes that its customers wish to socialize and form relationships while competing online against one another. Accordingly, the Company designs its massively multi-player online games to be inherently conducive to community building by allowing hundreds of people from around the world to play simultaneously. WarBirds, for example, allows players to fly in squadrons, participate in organized special events, gain status and build careers as pilots for their online personas. In addition to playing games, the Company's customers are given the opportunity to participate in a rich social environment, including chat, competitive tournaments and live event broadcasts.

     The Company's iEN game site currently includes the following online titles:


          WarBirds, an award winning World War II air combat simulation game, allows hundreds of players from around the world to simultaneously fly air combat missions in a single campaign. To date, there have been as many as 350 WarBirds players online at one time. WarBirds combines strategy, realism and community building to offer players a unique, compelling and engaging online gaming experience. Players choose to fly for one of four teams, select an airplane from an array of 50 historically accurate bombers or fighters and choose a role as a pilot, gunner or bomber. Individual combatants then engage in dogfights or fly bombing missions over enemy territories, with the outcome of each individual mission affecting the outcome of the overall campaign. The incorporation of 3D rolling terrain graphics, the Company's MEGAvoice technology, which allows groups of up to four players to engage in real-time voice communication, and the Company's MEGAplayer technology, which minimizes latency and onscreen "warping", add to the realism of the playing experience.

          WarBirds is played on a continuous basis, allowing players to enter the game 24 hours a day, seven days a week. WarBirds also incorporates a number of features that are conducive to community-building: players can fly in a squadron, participate in organized special events and advance and build careers as pilots. To encourage recurring play, the Company promotes the development of communities of regular WarBirds players that participate in special promotional events such as squadron conferences, conventions and competitions around the world. WarBirds has been named "Online Only Game of the Year" every year since 1996 by PC Games and in 1996 and 1997 by Computer Games/Strategy Plus.

          Dawn of Aces is a WWI air combat simulation game based on the WarBirds engine. Dawn Of Aces places players in the middle of an ongoing WWI air battle over Continental Europe and carries a more historic feel than WarBirds. Dawn of Aces allows players to fly either as Allied (British or French) or Central (German) pilots, with the goal of helping their side capture enemy aerodromes and advance front lines. Players can chose their aircraft from a variety of historically accurate models available to their team and can change sides in the on-going battle each time they rejoin the game.

         The Company owns and operates the iEntertainment Network (www.iencentral.com), AT&T WorldNet's GameHub (www.gamehub.net) and EarthLink's Games Arena (www.thegamesarena.com). iEN has strategic agreements with AT&T (NYSE:T), America Online (NYSE:AOL), Earthlink (Nasdaq:ELNK), as well as other content and service providers.

         iEntertainment Network, GameHub, and Games Arena are full-featured entertainment destinations containing software downloads, free and premium games, news updates for the computer gaming and entertainment industry, online advertising, personalized portals providing daily interest content, such as national news, weather, sports and stocks. These destinations feature:

         Premium Games: WarBirds(TM), the award-winning World War II flight simulation voted "Online Game of the Year" for the third consecutive year; WarBirds(TM) Air Combat; Dawn of Aces(TM), an exciting World War I air combat simulation; ShockForce(TM), an action-packed futuristic hovertank game; and Drakkar II, a medieval role playing game.

         Free Games: Bingo, Bingo eXtreme, Wild Card Games (to include Bridge, Hearts, Pinochle, Rummy and Spades), Video Poker, Checkers, Empire Builder, Operation Market Garden, Minion Hunter, Backgammon, FiefQuest, Chess, Wari, Tic Tac Toe, Video Slots, Blackjack, Roulette, Euchre, Four in a Row, SuperTris, Diceridoo, Shuffle Puzzle, Word Scrambler and Word Painter.

iEN

     The Company has fully integrated its iEntertainment Network and other gaming sites into a seamless network of distributed servers and databases which form the basis for iEN. The Company's branded and private label online gaming sites serve as gateways to iEN. With the introduction of iEN, the Company shifted to a three- tier service structure in order to expand its user base and build a successful mainstream online entertainment service:

     The first tier of the Company's services consists of free entertainment in the form of chat, messaging and online parlor games such as chess, checkers, Poker, Hearts, Spades, Bingo and backgammon to attract a large user audience to the Company's site. Following the lead of major Internet portals which have used free services to aggregate large communities of online users, the Company offers these online gaming services free of charge in order to build a large and loyal customer base.

     The Company's second tier of services consists of subscription-based access to more traditional action, simulation and strategy games and related services. The Company also hosts multi-player arenas for a variety of popular Internet-enabled CD-ROM titles published by the Company and third-party publishers. Additional services include tournament play with rankings, contests, special events and prizes. Players will be charged $9.95 per month for unlimited usage of these services.

     The third-tier of the Company's services target avid gamers. In addition to all of the services included in the second-tier, the third tier offers the most sophisticated online only games on a pay-per-play basis, including massively multi-player games such as WarBirds and Dawn of Aces. These games include titles that are differentiated enough from generic online gaming offerings to warrant premium pricing. The Company plans to offer hourly, daily and monthly game time purchases.

     The Company has expanded the community-orientation of its services by providing feature-rich, easy-to-use chat and messaging services which enhance the social experience of playing the Company's broad offering of free, subscription-based and pay-per-play games. The Company believes that these chat rooms and messaging services encourage player congregation at its sites and facilitate social interaction and player matching for multi-player games. These chat and messaging services are being enhanced in 2000 with the introduction of the Company's new Internet voice technology for chat rooms, messaging and voice-enabled games. To support these free services, the Company is leveraging its Web traffic and draw revenue from advertising, sponsorship and e-commerce offerings. The Company has launched an online store which sells both Company and third-party products.


CD-ROM Products

     In June 1999, the Company sold certain assets related to the retail CD-ROM portion of its business for $2,500,000 in cash to focus its efforts exclusively on the development of its Internet properties and strategies.


Marketing

     The Company's online marketing focuses on strategies for increasing recurring revenues from the current customer base while recruiting new customers. The Company seeks to increase revenues from its current customer base through community building programs such as regular e-mail information updates, sponsorship of online events, contests and conventions attended by subscribers. For example, the Company is promoting the development of "communities" of regular WarBirds flyers that participate in special promotional events, such as squadron conferences, conventions and competitions around the world. To date, over 200 of these informal squadrons or communities exist. In addition, the Company is committed to providing extensive technical support to its customers. The Company believes that as a result of these efforts, it has developed significant customer loyalty, encouraging long term customer game play.

Technology

     The Company has developed proprietary technologies that create an enhanced gaming experience for the user and enable the Company to create highly realistic games. The Company has filed a patent application on its MEGAplayer technology, which minimizes latency and addresses problems such as "warping", which is inherent in high and variable latency networks such as the

Internet. The Company also has developed its MEGAvoice technology, which allows groups of up to four players to engage in real-time voice communication over the Internet while playing the Company's games. This technology utilizes bandwidth efficiently while limiting any impact on latency and networked game play. In 2000, the Company plans to launch new Internet voice technology which will further enhance the chat features of its online gaming sites.

     As part of the MPG-NET acquisition, the Company obtained the ICONS online gaming platform which provides features such as player tracking, chat, messaging and billing and enables advertising and e-commerce. The acquisition of MPG-Net's ICONS software technology enables the Company to expand its online offering from multiple individual online games to a comprehensive online gaming service incorporating a variety of community-building features. The ICONS system involves the use of trained systems operators available online within the Company services to offer tours, answer questions and to generally assist both new visitors and service members with the utilization of services and the purchase of various products, games and game-related merchandise.

Product Development

     The development cycle for new online products is continuous throughout the life of the product. Generally, each new internally developed product begins as brief design document proposed by the Company's internal development staff. Following management approval, the product's designer drafts a detailed product design specification, programmers develop the software design and create a schedule based on that design, and artists develop storyboards and the art production schedule. The Company then develops the overall project schedule and budget, including a scheduled release date and a marketing and sales plan.

     The Company typically reviews externally developed products in various stages of development, and, once the Company has selected and contracted for a product, the Company's product development staff then manages the product development process with the external developer in a manner similar to the Company's internal development process.

     Throughout the development phase of each product, whether internally or externally developed, the Company implements a number of quality control procedures. The software is carefully designed, implemented and tested by the programmers, followed by frequent testing releases. Each product is played and critiqued by the Company's in-house playtest staff and other Company employees. Products are then submitted to groups of up to 50 external playtesters. This product test process reduces implementation defects and provides design and playability feedback in a timely manner for incorporation in the finished product.


Properties

     The Company leases approximately 15,000 square feet in an office park in Morrisville, North Carolina. The lease is non-cancelable and expires in May 2001. All of the Company's United States and Corporate operations are conducted from this facility. The Company also leases space for its offices in the United Kingdom and Germany, but has plans for closing such offices.


Legal Proceedings

     The Company is not currently a party to any material pending legal proceeding.

Recent Developments

     The Company announced, on July 20,1999, it was changing its name to iEntertainment Network. The name change was approved by our shareholders at the 1999 Annual Shareholder's Meeting held on December 30, 1999. The Company also changed its "ticker symbol" on the Nasdaq exchange to "IENT" from "IMGK".

     In June 1999, the Company was notified by the Nasdaq Stock Market that we were no longer in compliance with the net tangible asset listing requirement of $4,000,000 for continued listing on the Nasdaq National Market. On October 14, 1999, following an oral hearing before the Nasdaq Qualifications Panel, the Company's common stock, which had been listed on The Nasdaq National Market System under the symbol "IENT," began trading on the Nasdaq SmallCap Market via a temporary exception from the net tangible assets requirement.

     On November 15, 1999, the Company demonstrated compliance with the terms required by Nasdaq, which included a $3.7 million net tangible assets requirement. The Company was able to satisfy this requirement because, subsequent to the close of the third quarter, it consummated the following reorganization transactions as part of its Nasdaq compliance plan:

         A) On November 11, 1999, RGC International Investors, LDC (Rose Glen) exchanged the remainder of its unconverted debenture, which as of September 30, 1999 had an outstanding principal balance of $3,310,844 for 3,310.844 shares of the Company's newly created Series D Preferred Stock with a stated value of $1,000 per share. In addition, Rose Glen exchanged $500,000 of all other accrued amounts under the debenture for 500 shares of Series D Preferred Stock, and agreed to waive all other accrued amounts which totaled $260,000.

         B) On November 11, 1999 Rose Glen purchased 1,100 shares of Series D Preferred Stock for $1,100,000.

         C) On November 11, 1999 Vertical Financial Holdings purchased 700,000 shares of common stock for $700,000.

         D) On November 11, 1999 - Value Management & Research AG purchased 400,000 shares of common stock for $400,000.

         E) On November 9, 1999, J.W. Stealey, former CEO of the Company, arranged for the release of the Company from the line of credit indebtedness to BB&T in the amount of $1,000,000 in exchange for 1,000,000 shares of common stock. The Company also paid $15,000 due on this line. In addition, as part of these transactions, Mr. Stealey's resignation agreement dated August 16, 1999 was amended such that his consulting services are no longer being used and the sole remaining consideration due him was reduced to one lump sum payment of $200,000 (less the value of 12 months health insurance payments and car lease payments totaling approximately $20,000) and 50,000 shares of the Company's common stock valued at $62,500. This payment was made November 12, 1999. The Company has agreed to convey to Mr. Stealey all trademarks and available rights to the name Interactive Magic. Mr. Stealey agreed to waive the interest due him from the Company in the amount of $183,000 under the terms of the line of credit with BB&T that he had personally guaranteed.

     Delisting by Nasdaq would have a serious impact on our near- term ability to raise capital and would limit the liquidity of our capital stock. For a further explanation of such risks, please refer to the "Risk Factor" section of this statement.

     Effective August 3, 1999, the Company accepted the resignation of Avi Suriel, a member of the Board of Directors.

      On August 16, 1999, the Company and John W. ("Bill") Stealey, the Company's founder and then Chief Executive Officer, entered into an agreement:
(1) providing for the resignation of Mr. Stealey from his position as Chief Executive Officer of the Company, (2) appointing Jacob Agam, a designee of Vertical Financial Holdings, as Chairman of the Board to fill the vacant Board seat created by Avi Suriel's recent resignation from the Board, (3) designating management's slate of nominees for election to the Board at the annual meeting of shareholders; and (4) establishing various other terms relating to Mr. Stealey's resignation. Vertical Financial Holdings, a large shareholder of the Company, also executed the agreement for the purpose of agreeing to vote its shares in accordance with certain terms of the agreement. James F. Hettinger, the former CEO and founder of Multiplayer Gaming Network and the Company's Director of Business Development, was named Interim Chief Executive Officer to replace Mr. Stealey. Michael Pearce was subsequently appointed as the Company's Chief Executive Officer. Mr. Stealey remains as a member of the Company's Board of Directors and as a consultant to the Company.

At the Company's annual meeting of shareholders on December 30, 1999, the Company's shareholders approved the following proposals:

     1. the election of Jacob Agam, Marc Goldfarb, Michael Pearce, W. Joseph McClelland and J.W. Stealey to the Board of Directors of the Company;

     2. the amendment of the Company's Articles of Incorporation to change the Company's name to iEntertainment Network, Inc.;

     3. the reservation of an additional 1,000,000 shares of common stock for issuance under the Company's 1998 Stock Plan;

     4.   the ratification of the Series D Preferred Stock Financing; and

     5. the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ended December 31, 1999.

On January 7, 2000, the Company issued a press release substantially as follows:

          iEntertainment Network, a leading provider and operator of worldwide Internet entertainment communities, announced today it will launch a co-branded gaming site with Red Hat, Inc.

          Red Hat is a leader in open-source operating system software, services and information and distributes the popular Red Hat Linux OS.

          "This groundbreaking agreement provides iEntertainment Network with the opportunity to access the Red Hat Linux revolution and to provide our award-winning content to the open-source community," said Dave Murray, iEN's V.P of Marketing. "Red Hat is the clear leader in the open-source movement and we are eager to enter this phenomenal market."

          Under the agreement, the Red Hat Homepage will feature the "Geek Games" (http://www.gamesforgeeks.com) site which contains a wide variety of computer games as well as Linux gaming news updates. iEntertainment Network will also begin developing games using Red Hat Linux.

          In recent months, iEntertainment Network has signed contracts to provide entertainment content for Time Warner Entertainment's ENTERTAINDOM(R) (www.entertaindom.com) site and Earthlink's Games Arena (www.thegamesarena.com). In addition, iEntertainment Network has increased their Internet customer base by releasing new versions of their award-winning WarBirds and Dawn of Aces Internet flight simulation games, launching Hearts, Spades, Pinochle, Bridge, Rummy, Bingo eXtreme, completing their acquisition of the TheGamers.Net entertainment service, and establishing independent Bingo servers in both Germany and the UK.

          Founded in 1994, Red Hat, Inc. is the market leader in open-source operating system (OS) software, services and information. Along with its award-winning open-source Red Hat Linux OS, Red Hat offers a full line of services, including telephone support, on-site consulting, developer training, certification programs and priority access updates, making Red Hat a leading resource for knowledgeable, innovative, mission-critical open-source solutions. Red Hat shares all of its software innovations freely with the open-source community under the GNU General Public License (GPL). The official Red Hat Linux OS and related services are available directly from Red Hat and through its partner, distributor and reseller programs. Red Hat is based in Durham, N.C., and has offices worldwide.

On January 10, 2000, the Company issued the following press release:

          iEntertainment Network announced today that company advertising impressions increased to 135 million in the 4th quarter from 94 million in the 3rd quarter. The company credited new relationships with EarthLink and Time Warner Entertainment as contributors to advertising gains.

          "During the fourth quarter, we launched EarthLink's Games Arena and we also began a new partnership providing content for Time Warner Entertainment's ENTERTAINDOM(R) site," said Dave Murray, iEntertainment Network's V.P. of Marketing, added "The Internet advertising numbers generated from new relationships, combined with the ongoing growth of our existing sites, has resulted in a significant increase in our overall online advertising impressions.

Consistent with the Company's new Internet-only strategy, in the fourth quarter of 1999, the Company decided to shut down its overseas offices in Germany and the United Kingdom effective in early 2000.

                        DIRECTORS AND EXECUTIVE OFFICERS

Current  Directors

The following table sets forth information regarding the Directors of the
Company:




                                                    Year First
                                                    Elected As
Name of Director                                     Director              Age
------------------------------------------------------------------------------------
J.W. Stealey (2)                                       1995                 50
------------------------------------------------------------------------------------
W. Joseph McClelland (1) (2)                           1997                 52
------------------------------------------------------------------------------------
Jacob Agam (2)                                         1999                 44
------------------------------------------------------------------------------------
Michael Pearce                                         1999                 38
------------------------------------------------------------------------------------
Marc Goldfarb (1)                                      1999                 36
------------------------------------------------------------------------------------
(1) Member of Audit Committee
------------------------------------------------------------------------------------
(2) Member of Compensation Committee
------------------------------------------------------------------------------------

The current executive officers of the Company are as follows:


-----------------------------------------------------------------------------------------------------
Name                                          Office                                Officer Since
-----------------------------------------------------------------------------------------------------
Michael Pearce              Chief Executive Officer                                     1999
-----------------------------------------------------------------------------------------------------
Robert Hart                 Chief Financial Officer
                            and Secretary                                               1999
-----------------------------------------------------------------------------------------------------
James F. Hettinger          Chief Technology Officer                                    1999
-----------------------------------------------------------------------------------------------------

Biographies of the Directors and Executive Officers


Jacob Agam was elected as Chairman of the Board in August 1999. Mr. Agam also serves as the Chairman of Vertical Financial Holdings, a member of the Vertical Group. The Vertical Group is an international private equity firm specializing in providing equity capital to mid-sized growth companies operating in a variety of industries, including technology. Mr. Agam has also served since October 1996 as the Chairman of the Board and since April 1998 as the Chief Executive Officer of Spigadoro, Inc. (f/k/a IAT Multimedia, Inc.), a publicly-traded food and animal feed company. Mr. Agam received his J.D. from Tel Aviv University in 1984 and his L.L.M. in Securities and Corporate Finance from the University of Pennsylvania in 1986.


J.W. Stealey served as Chairman of the Board of Directors and Chief Executive Officer of the Company from January 1995 until August 1999. Previously, he was founder, Chairman and Chief Executive Officer of MicroProse, Inc., a developer and publisher of flight simulation and strategy software titles from 1982 to 1993. Prior to 1982, Mr. Stealey was Group Director of Business Development of General Instruments. Prior to joining General Instruments Corporation, Mr. Stealey held management consulting positions with Cresap, McCormick and Paget and McKinsey & Co. in New York, New York. Mr. Stealey earned a B.S. degree in Aeronautical Engineering from the United States Air Force Academy. After graduation from the Academy, Mr. Stealey spent six years as an operational pilot in the United States Air Force. Mr. Stealey also received an M.B.A. in finance and strategic management from the Wharton School of Business of the University of Pennsylvania. Mr. Stealey remains a director of the Company.


W. Joseph McClelland has served as a Director of the Company since February 1997. Up until December 1999, Mr. McClelland had been Vice

President and a Member of the Board of GEC-Marconi Defense Systems Inc., an Arlington, Virginia-based subsidiary of GEC-Marconi Ltd., which produces and sells electronic warfare equipment to government customers. From 1988 to 1990, he was Director, Avionics, Armament and Electronic Combat, at the HQ United States Air Force Systems Command at Andrews Air Force Base in Maryland, where he supervised headquarters staff and provided corporate oversight of advanced programs. From 1986 to 1988, he was Director, United States Air Force Research and Development Liaison Office in London, England, where he initiated and managed U.S./U.K. cooperative research and development programs. Mr. McClelland received a B.S. in Engineering Mechanics and Mathematics from the United States Air Force Academy. He received an M.S. in Applied Mechanics from the University of Utah. Mr. McClelland is a graduate of the United States Air Force Test Pilot School.


James Hettinger, has been in the gaming business for more than 10 years. In addition to developing long term strategic partnerships for iEN, Hettinger has helped manage the company's growth and acquisition strategies in the United States and Europe. Before joining iEN, Mr. Hettinger was founder and CEO of MPG-Net, Multi-Player Games Net. Hettinger is a graduate of New York University with degrees in both History and Psychology.


Robert L. Hart was appointed Chief Financial Officer and Secretary effective October 27, 1999, after serving the Company as Interim CFO since September 1999. Prior to joining the Company, Mr. Hart was self-employed as a contract CFO in the manufacturing and pharmaceutical industries. From November 1997 through February 1999, he was employed as the V.P. of Finance for Jasco Tools, Inc., a multi-state metal machining and cutting tool company. From April 1996 through November 1997, he was employed by J.C. Plastics as Controller and G.M. From September 1994 through April 1996, Mr. Hart was the Executive V.P. of Pittsford Capital Finance, Inc., a financial services firm that he started and subsequently sold. Mr. Hart was employed by Mobil Oil Corp. from July 1983 through September 1994 where he served in various financial positions in both operational and corporate capacities. Mr. Hart received a B.B.A. in Accounting from Siena College in 1981, and his M.B.A. from Rennselaer Polytechnic Institute in 1982.

Mike Pearce has served as a director since December 1999. Mr. Pearce has served as Chief Executive Officer of the Company since October 1999. Prior to joining iEntertainment Network, Mr. Pearce held a variety of technology industry positions, including serving as Senior Vice President of Sales and Marketing at VocalTec Communications Inc, a public company specializing in Internet telephony, from 1996-1998. He also provided consulting services to VocalTec during 1999. Previously, Mr. Pearce served as Senior Vice President of Sales and Marketing for Ventana Communications Inc, a publisher of software and computer reference books, from 1995-1996. During 1990-1993, he was Vice President, Sales, at Librex Computer Systems, a wholly-owned subsidiary of Nippon Steel, Tokyo, Japan, engaged in the manufacture and marketing of portable computers. From 1987-1990, Mr. Pearce was employed by Hyundai Electronics America, a wholly-owned subsidiary of Hyundai Group, Seoul, Korea, ultimately in the capacity of National Sales Manager for this manufacturer of personal computers and peripherals.

Marc S. Goldfarb has served as a director since December 1999. Mr. Goldfarb has served as a director of Spigadoro, Inc. (f/k/a IAT Multimedia, Inc.), a public company, since September 1999. Since August 1998, Mr. Goldfarb has been the President and Managing Director of Orida Capital USA, Inc., a consulting firm that is the U.S. representative of the Vertical Group. Prior to joining Orida Capital, Mr. Goldfarb was a corporate and securities attorney for over 10 years, most recently as a partner at Bachner, Tally & Polevoy LLP in New York, where he specialized in corporated finance, venture capital and mergers and acquisitions. Mr Goldfarb holds a B.S. degree in Management and Industrial Relations from Cornell University and a J.D. degree from the University of Pennsylvania Law School.

                           1999 EXECUTIVE COMPENSATION


                                                                                                     Other              Restricted
                                                                                                     Annual               Stock
Name and Principal Position                    Year        Salary $           Bonus $(1)          Compensation            Awards
J.W. Stealey                                       1999        150,000            25,000               263,125(3)               (4)
  Chairman of the Board and                        1998        170,742                 -                14,306(3)               (4)
  Chief Executive Officer (2)                      1997        160,000                 -                16,832(3)               (4)

Joseph Rutledge                                    1999        115,625            27,905                     -                  (4)
  Senior Vice President                            1998        125,000            12,508                     -                  (4)
     Technology (5)

Raymond Rutledge                                   1999        106,385            38,555                     -                  (4)
  Vice President Licensing (6)                     1998        120,000            24,396                     -                  (4)


Michael Pearce                                     1999              -                 -                     -(7)               (4)
  Chief Executive Officer


(1) Amount paid during year, earned in prior year
(2) Mr. Stealey resigned as Chairman and CEO in
    August 1999. He remains on the Company's Board of Directors.
(3) Consists of country club expenses in 1997 and 1998 and $200,000 of severance payments and 50,000 shares of common stock (valued at $1.25 per share) in 1999.
(4) None awarded
(5) Joseph Rutledge left the Company in October 1999.
(6) Raymond Rutledge left the Company in October 1999.
(7) See chart below for stock options granted to Mr. Pearce upon his appointment as the Company's Chief Executive
    Officer in October 1999.


Stock Options Granted During 1999






                         Number            % of Total                                              Potential Realizable Value at
                         Of Securities     Options                                                 Assumed Annual Rates of Stock
                         Underlying        Granted to          Exercise or                         Price Appreciation for the
                         Options           Employees in        Base Price         Expiration            Option Term/(2)/
Name                     Granted           Fiscal Year (1)     ($ / Share)        Date                 5%                 10%
Joseph Rutledge                  81,663           3%             $3.288           12/31/04         $168,877        $  427,967
Raymond Rutldge                  84,206           3%             $3.315           12/31/04         $175,575        $  444,941
J.W. Stealey                     25,000           1%             $4.250           12/31/04         $ 66,820        $  169,335
Michael Pearce                  800,000           8%             $1.093           12/31/04         $549,905        $1,393,568

(1)  Based upon 2,662,580 total options granted.
(2) The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

No options were exercised by the Named Officers during 1999. The following table sets forth certain information concerning the number and value of unexercised options held by the Named Officers as of December 31, 1999:

                             Number of Securities                       Value of Unexercised
                        Underlying Unexercised Options at                In-the-Money Options
                              December 31, 1999                        at December 31, 1999/(1)/
                         --------------------------------         ----------------------------------
                         Excercisable       Unexercisable         Excercisable         Unexercisable
Name
Joseph Rutledge             295,000                   0             $214,675            $      0
Raymond Rutledge            271,000                   0             $191,443            $      0
J.W. Stealey                241,250              65,000             $223,850            $      0
Michael Pearce              133,333             666,667             $116,666            $583,334

(1) Options are considered in-the-money if the market value of shares covered thereby is greater than the option exercise price. Value is calculated based on the difference between the fair market value of the shares of Common Stock at December 31, 1999 ($1.968), as quoted on the Nasdaq SmallCap Market, and the exercise price of the options.


EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with J. W. Stealey and Robert L. Pickens effective January 1995. Each employment agreement had an initial term of three years that automatically renewed for an additional one-year term. During the term of employment, the parties had the right to terminate the employment for any reason upon notice. If the termination was for any reason other than voluntary termination by the employee or by the Company for cause, the Company was obligated to make the following payments to the employee:

         (1) any unpaid base compensation for services performed prior to the date of termination;

         (2) the amount of any accrued annual vacation pay and other accrued but unpaid benefits; and

         (3) an amount as liquidated damages equal to twice the amount of the employee's (A) annual base salary then in effect, (B) any earned incentive compensation due but unpaid, and (C) such incentive compensation as would have been earned from January 1 of the year of termination through the date of termination pursuant to performance criteria established by the Board of Directors.

With respect to Mr. Pickens, the Company's failure to extend his employment agreement for an additional year on an anniversary of the effective date would have been a termination by the Company without cause. If the termination was voluntary by the employee or by the Company for cause, the Company would have had to pay the employee

         (1) any unpaid compensation for services performed prior to the date of termination,

         (2)  the amount of any accrued annual vacation pay, and

         (3) such incentive compensation as would have been earned from January 1 of the year of termination through the date of termination pursuant to performance criteria established by the Board of Directors.

Voluntary termination did not include termination by the employee as a result of

         (1) a material change in the employee's duties, responsibilities or authority, including the sale or other disposition of a substantial part of the business of the Company that would decrease the scope of the employee's position,

         (2) failure to obtain the assumption of the obligation to perform the agreement by any successor,

         (3)  breach of the employment agreement by the Company, or

         (4) relocation of the employee's office to a location more than 50 miles from the employee's residence or the Company's principal offices.

The employment agreements each included a non-competition provision, effective during the term of the employment agreement and for a period of one year (two years for Mr. Stealey) following termination of employment, pursuant to which the employee cannot compete with the Company within 250 miles of any location at which the Company maintains its principal administrative headquarters by becoming interested, directly or indirectly, as a partner, officer, director, shareholder, advisor, employee or in any other capacity with any competitive business engaged in the design, manufacture or sale of games used on personal computers. The employment agreements each prohibited disclosure of any confidential information about the Company. The Company and Mr. Pickens terminated his agreement when he left the Company in October 1998, and the Company and Mr. Stealey terminated his agreement when he left the Company in August 1999. The terms of Mr. Stealey's severance are described in "Certain Transactions".



In November 1998, the Company entered into a severance agreement with Mr. Pickens, pursuant to which the Company agreed to pay Mr. Pickens severance equal to 100% of his salary through December 31, 1998 and 50% of his salary thereafter through March 31, 1999. The Company also agreed to accelerate the vesting of Mr. Picken's right to purchase 9,750 shares and extended the exercise date on these options (together with 53,062 existing options that were already vested) until March 31, 2000.



The Company entered into an employment agreement with Michael Pearce effective in October 1999. The agreement has an initial term of three years that automatically renews for additional one-year terms absent notice of non-renewal by either party at least sixty days prior to expiration of the term. In lieu of receiving the stated annual salary for his position of $180,000, pursuant to the agreement Mr. Pearce elected instead to receive options to purchase a total of 800,000 shares of common stock with an exercise price of $1.09 per share. These options are exercisable as follows: 133,333 are immediately exercisable, 133,333 become exercisable on the first anniversary of the grant date and 266,667 become exercisable on each of the second and third anniversaries of the grant date. If Mr. Pearce is terminated because of death, extended illness, disability or without cause, all of these options that would have vested at any time during the calendar year of termination become fully exercisable, provided Mr. Pearce, or his estate, must exercise such options within six months following termination. Mr. Pearce and his family are entitled to participate in such employee benefit plans as the Company may offer from time to time to its senior officers.

                              CERTAIN TRANSACTIONS




     The Company, Mr. Stealey and Robert Pickens, former President of the Company, are parties to a January 3, 1995 Stock Purchase and Stockholder Agreement (the "Co-Sale Agreement"). The Co-Sale Agreement grants Mr. Pickens a co-sale right to participate in any transfer of shares of Common Stock by Mr. Stealey on the same terms and conditions as offered to the third party by Mr. Stealey. The co-sale right entitles Mr. Pickens to participate in such transfer in the same proportion to the number of shares to be sold by Mr. Stealey that the number of shares of Common Stock owned by Mr. Pickens prior to the transfer bears to the number of shares of Common Stock owned by Mr. Stealey prior to the transfer. Mr. Pickens resigned from his position as President of the Company in October 1998.



     The Company has also entered into a marketing agreement, dated January 3, 1995, with Mr. Stealey, pursuant to which Mr. Stealey makes his T-28 Trojan aircraft and his services as a pilot available to the Company in consideration for which the Company pays all of the expenses to store, operate and maintain such aircraft and to maintain Mr. Stealey's pilot license. This marketing agreement was terminated in November 1999.


     On March 6, 1995, the Company issued a demand Promissory Note to Mr. Pickens in the principal amount of $600,000 at an annual interest rate of 12%, which increased to 14% on June 30, 1996 because the balance thereunder exceeded $400,000 on that date. In consideration of this loan, the Company issued warrants to Mr. Pickens to purchase 13,845 shares of Common Stock at an exercise price of $1.00 per share. In connection with the Company's Series B Preferred Stock financing, Mr. Pickens, on February 4, 1998, converted the outstanding principal of $600,000 into 132,744 shares of Series C Preferred Stock, which shares will be converted into 132,744 shares of Common Stock in connection with the Recapitalization. Also in connection with the Recapitalization, Mr. Pickens has forgiven $50,000 of the accrued interest outstanding in connection with this loan in payment of the $1.00 per share exercise price of his 50,000 Recapitalization Options. The Company paid Mr. Pickens $111,421 of the remaining $183,864 in accrued interest due to him under this loan upon the consummation of the Company's initial public offering in July 1998.

     On April 11, 1995, the Company entered into a joint development agreement with NDL for the development of the Company's DEMON technology. J. Nicholas England, a director of the Company, is a director of NDL. To date, the Company has paid $322,500 to NDL for the rights to the technology which includes amounts paid pursuant to a royalty of 1% of net sales based on products that incorporate the DEMON technology.

     On December 4, 1995, the Company entered into a leasehold agreement with Southport Business Park Limited Partnership ("Southport") for the Company's principal executive offices located at 215 Southport Drive in Morrisville, North Carolina. The term of the lease is for a period of five years commencing April 1, 1996 at a monthly rent of $13,962, subject to adjustment in certain circumstances. J. W. Stealey has executed a personal guarantee in favor of Southport in connection with the leasehold agreement.


     Since the Company's inception, Mr. Stealey has executed several personal guaranties and pledges of personal collateral in favor of BB&T, one of the Company's primary bank creditors, in connection with revolving and term loans extended by BB&T to the Company. On January 24, 1997, the Company issued a $2,500,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. The January 24, 1997 note has been paid in full, and Mr. Stealey's guarantee and pledge in respect thereof have been extinguished. On August 25, 1997, the Company issued a $2,750,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral in replacement of the January 24, 1997 note. On November 25, 1997, the Company issued a $250,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. The November 25, 1997 note has been paid in full, and Mr. Stealey's guarantee and pledge in respect thereof have been extinguished. On March 27, 1998, the Company issued a $250,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. In connection with his guaranties to BB&T, the Company became obligated to pay Mr. Stealey a fee equal to 6% per annum of the indebtedness borrowed. All of such indebtedness has been repaid and Mr. Stealey has waived all payment rights relating to his guaranties.


     On May 20, 1996, the Company issued a Promissory Note to Mr. Stealey in the principal amount of $1,000,000, payable on November 17, 1996, with interest at the annual rate of 15%, increasing to 17% if the Company did not repay Mr. Stealey by November 17, 1996. In connection with this loan, the Company issued warrants to Mr. Stealey to purchase 25,000 shares of Common Stock at a price of $2.00 per share. Under the original terms of the note, if the note was not repaid by November 17, 1996, the Company was obligated to issue additional warrants to Mr. Stealey to purchase 25,000 shares of Common Stock per 180 days prorated over the time until repayment occurred. On March 20, 1997, in connection with a loan to the Company made by Petra, Mr. Stealey waived his right under the note to accrue additional warrants after November 16, 1997. On February 4, 1998, in connection with the Company's Series B Preferred Stock financing, Mr. Stealey converted the $1,000,000 principal outstanding under the May 20, 1996 note into 221,239 shares of Common Stock. In connection with the recapitalization effected in connection with the Company's initial public offering in July 1998 (the "Recapitalization"), Mr. Stealey has forgiven $268,750 of the accrued interest outstanding under this note in payment of the $1.00 per share exercise price of his 268,750 Recapitalization options.

     On July 10, 1996, the Company issued a Promissory Note to Mr. Stealey in the principal amount of $1,000,000, payable on January 6, 1997, with interest at the annual rate of 15%, increasing to 17% if the Company did not repay Mr. Stealey by January 6, 1997. In connection with this loan, the Company issued warrants to Mr. Stealey to purchase 50,000 shares of Common Stock at a price of $6.00 per share. Under the original terms of the note, if the note was not repaid by January 6, 1997, the Company was obligated to issue additional warrants to Mr. Stealey to purchase 250,000 shares of Common Stock per 180 days prorated over the time until repayment occurred. On March 20, 1997, in connection with a loan to the Company by Petra, Mr. Stealey waived his right under the note to accrue additional warrants after January 6, 1998. On February 4, 1998, in connection with the Company's Series B Preferred Stock financing, Mr. Stealey converted the $1,000,000 principal outstanding under the July 10, 1996 note into 221,239 shares of Common Stock. The Company paid Mr. Stealey $234,729 accrued interest due to him in connection with the loan upon consummation of the Company's initial public offering.

     The Company has borrowed approximately $870,000 from Laura M. Stealey, the former wife of Mr. Stealey, under a $1,000,000 credit line established by Ms. Stealey in favor of the Company, which is guaranteed by Mr. Stealey, pursuant to a Letter Agreement dated October 31, 1996. In consideration of the credit line, the Company granted to Ms. Stealey a warrant exercisable for 14,948 shares of Common Stock at a purchase price of $5.82 per share. On March 24, 1997, in connection with a loan to the Company by Petra, Ms. Stealey waived her right to convert debt under the credit line into shares of the Company's Common Stock. The Company repaid the entire principal amount, plus the $117,175 in accrued interest thereon through March 31, 1998, of this credit line upon the consummation of the Company's initial public offering.


     On February 4, 1998, Vertical Financial Holdings, Suriel Financial Consulting and several other investors purchased an aggregate of 778,746 shares of the Company's Series B Preferred Stock for $3,500,000. Mr. Suriel, then a director of the Company, is a Director of Vertical Financial Holdings and founder and a principal of Suriel Financial Consulting. All of the Series B Preferred Stock investors have signed a proxy agreement with Vertical Financial Holdings granting Vertical Financial Holdings voting rights with respect to their shares. In connection with the Recapitalization, the 778,746 shares of Series B Preferred Stock converted into 2,045,649 shares of Common Stock.


     The Company and General Capital, an affiliate of Vertical Financial Holdings, have also signed a Marketing Agreement dated February 4, 1998, pursuant to which the Company is obligated to pay $400,000 to General Capital for marketing services when the Company's shareholders' equity equals or exceeds $5,000,000. The Company satisfied such obligation upon the consummation of the Company's initial public offering.


     In August 1999, the Company and Mr. Stealey (the Company's founder and then Chairman and CEO), entered into an agreement: (1) providing for the resignation of Mr. Stealey from his position as Chairman and CEO; (2) appointing Jacob Agam, a designee of Vertical Financial Holdings (a significant shareholder of the Company), as Chairman of the Board to fill the vacancy created by the departure of Avi Suriel; and (3) designating management's slate of nominees for election to the Board at the annual meeting of shareholders (to include a total of three designees from Vertical, together with Mr. Stealey and one designee of Mr. Stealey. Vertical also signed the agreement for the purpose of agreeing to vote its shares in favor of management's slate of nominees. As part of this agreement the Company also agreed to: (1) retain Mr. Stealey as a consultant through December 31, 2000 at an annual fee of $180,000 and other benefits identical to those provided under his employment agreement, which agreement was terminated, together with Mr. Stealey's severance rights thereunder (this consulting arrangement was terminated in November 1999 as described below); (2) undertake best efforts to have Mr. Stealey removed from personal guarantees he made to secure approximately $1 million of Company indebtedness (Mr. Stealey arranged to have the Company released from this indebtedness in November 1999 as described below); (3) grant certain registration rights to Mr. Stealey with respect to his shares; (4) sell to Mr. Stealey for $1,000 the Company's rights to its old name, logo and url (imagicgames.com) following the Company's transition to its new name; and (5) limit Mr. Stealey's noncompetition restrictions to nonsolicitation of Company employees for the next 17 months.



     In November 1999, the Company effected a balance sheet reorganization involving the following transactions, the following components of which were consummated with affiliated parties:


     A) Vertical Financial Holdings, a significant shareholder of the Company, purchased 700,000 shares of common stock for $700,000. Jacob Agam, the Chairman of the Company's Board of Directors, is Chairman of Vertical Financial Holdings.

     B) J. W. Stealey, the Company's founder, former CEO and current director, arranged for the release of the Company from $1,000,000 of line-of-credit indebtedness to BB&T in exchange for 1,000,000 shares of common stock. In addition, Mr. Stealey's resignation agreement dated August 16, 1999 was amended such that his consulting services are no longer being used and the sole remaining consideration due him was reduced to one lump sum payment of $200,000 (less the value of 12 months of health insurance payments and car lease payments totaling approximately $20,000) and 50,000 shares of the Company's common stock.

        This payment was made on November 12, 1999. The Company also agreed to convey to Mr. Stealey all trademarks and available rights to the name Interactive Magic, pending shareholder approval of the name change to iEntertainment Network. Mr. Stealey agreed to waive the interest due him from the Company in the amount of $183,000 under the terms of the line of credit agreement with BB&T that he personally guaranteed.

     The Company granted registration rights for the shares of common stock purchased in connection with the reorganization. In addition, Mr. Stealey and Vertical Financial Holdings agreed to vote all of their shares at the 1999 annual meeting in favor of the Series D Preferred Stock financing and the convertibility of such shares into common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the only shareholders known by the Company to be the beneficial owners, as of January 31, 2000, of more than five percent (5%) of the outstanding shares of the Company:



Name and Address                            Shares Beneficially Owned            Percent of Shares Outstanding (1)
J.W. Stealey                                        3,974,367 (2)                           25.8%
  215 Southport Drive
  Morrisville, NC 27560

Vertical Financial Holdings                         2,745,649 (3)                           18.4%
  Hambrechtikerstrasse 61
  Ch-8640 Rapperswil
  Switzerland

Elliot Bossen                                       1,066,880                                7.2%

(1) Based on 14,891,218 shares outstanding
(2) Includes 248,750 shares subject to options and 236,389 shares subject to warrants. Excludes 600,000 shares held in trusts for Mr. Stealey's children. Mr. Stealey has neither voting power nor dispositive power over the shares held in the trusts. Mr. Stealey disclaims beneficial ownership of the shares held in the trusts.
(3) Includes 427,394 shares owned by entities beneficially owned by Vertical Financial Holdings and 1,220,084 shares owned by other entities over which Vertical Financial Holdings has voting power pursuant to a proxy agreement.

The table below gives the number of shares of Common Stock of the Company beneficially owned as of January 31, 2000 by persons who are members of the Board and the named executive officers of the Company.

Name and Position                 Shares Beneficially Owned             Percent of Shares Outstanding (1)
J.W. Stealey                                 3,974,367 (2)                                  25.8%
  Director

Jacob Agam                                          -- (3)                                       --
  Chairman of the Board

Joseph Rutledge                                271,663 (4)                                   1.8%
  Vice President

Raymond Rutledge                               270,206 (5)                                   1.8%
  Vice President

Michael Pearce                                 133,333 (6)                                      *
  Chief Executive Officer

Robert Hart                                     38,250 (6)                                      *
  Chief Financial Officer

W. Joseph McClelland                            66,000 (6)                                      *
  Director

Marc Goldfarb                                   32,500 (6)                                      *
  Director


All directors and executive officers               4,206,200              26.9%
as a group (5 directors and 2 executive
officers)(7)

 * Less than one percent (1) Based on 14,891,218 shares outstanding.
(2) Includes 248,750 shares subject to options and 236,389 shares subject to warrants. Excludes 600,000 shares held in trusts for Mr. Stealey's children. Mr. Stealey has neither voting power nor dispositive power over the shares held in the trusts. Mr. Stealey disclaims beneficial ownership of the shares held in the trusts. Mr. Stealey resigned as Chairman and CEO in August 1999.
(3) Jacob Agam, the Chairman of the Board of the Company, is the Chairman of Vertical Financial Holdings, a principal stockholder of the Company. Mr. Agam disclaims beneficial ownership of the shares held by Vertical.
(4) Includes 265,000 shares subject to options. Mr. Rutledge left the Company in October 1999.
(5) Includes 261,000 shares subject to options. Mr. Rutledge left the Company in October 1999.
(6)  Consists entirely of shares subject to options or warrants.
(7)  Includes the shares discussed in the relevant footnotes above.

                            SELLING SECURITY HOLDERS


     The following table sets forth certain information regarding the beneficial ownership of common stock by the Selling Shareholders as of January 31, 2000, and the number of shares of common stock covered by this Prospectus:

                                         Beneficial Ownership                                   Beneficial Ownership
                                          Prior to Offering                                       After Offering(1)
                                        --------------------------                             -------------------------
Name and Address                         Number                        Number of Shares         Number           Percent
of Selling Stockholder                   of Shares                     Offered Hereby           of Shares        of Class
----------------------                  ----------                     -----------------        ----------       -------
 RGC International Investors, LDC           5,527,750(2)                        6,411,702(3)           --            --

J.W. Stealey.........................      3,974,367(4)                         1,000,000       2,954,367          19.5%
Director

Vertical Financial Holdings..........      2,754,649(5)                           700,000       2,045,649          13.9%

Value Management & Research AG.......        400,000                              400,000              --            --

Multiplayer Games Network, Inc. (6)..        262,500                              262,500              --            --

Tantalus, Inc. (6)...................        262,500                              262,500              --            --

Approximately 56 transferees of .....        166,400                              166,400              --            --
Bluestone Capital Partners, L.P.(7)
(none of whom own more than 1%)

Virtual Business Designs, Inc. ......        107,143                               53,572          53,571            *

Royce Investment Group, Inc. (7)             193,600                              193,600             --             --

Tech Data Product Management, Inc. (8)        77,420                               77,420             --             --

High Point Capital, LLC .............         45,632                               45,632             --             --

Ostrander Burch & Company, Inc. .....         33,366                               33,366             --             --

Don A. Clendenon ....................         30,000                               30,000             --             --

IFM Venture Group ...................         18,000                               18,000             --             --

Andrew G. Burch .....................         18,000                               18,000             --             --

James P. Bailey .....................          9,000                                9,000             --             --
                                            --------                            ---------
     Total ..........................                                           9,681,692


---------------------------------------
 *  Less than one percent
(1) Assumes the sale of all shares offered hereby.

(2) Consists of (a) 616,906 shares of common stock issued upon conversion of the Convertible Note and which are carried forward from Registration Statement No. 333-84691 pursuant to Rule 429, and (b) 4,910,844 shares of common stock issuable upon conversion of Series D Preferred Stock. Pursuant to the terms of the Series D Preferred Stock, the Series D Preferred Stock is convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of common stock owned by such holder and its affiliates, would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for this Selling Shareholder exceeds the number of shares of common stock that this Selling Shareholder could own beneficially at any given time through its ownership of the Series D Preferred Stock. In that regard, beneficial ownership of this Selling Shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares of common stock offered in this prospectus and included in the registration statement of which this prospectus is a part includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series D Preferred Stock by reason of any stock split, stock dividend or similar transaction involving the common stock in accordance with Rule 416 under the Securities Act.

(3) Includes 883,952 shares that the Company estimates it will need to satisfy its obligations relating to a 6% premium on the Series D Preferred shares.

(4) Includes 248,750 shares subject to options and 236,389 shares subject to warrants.

(5) Includes 427,394 shares owned by entities beneficially owned by Vertical Financial Holdings and 1,220,084 shares owned by other entities over which Vertical Financial Holdings has voting power pursuant to a proxy agreement. See "Certain Transactions" for a description of material relationships between this shareholder and the Company during the past three years.

(6) James Hettinger, an officer of the Company, is the majority shareholder of this selling security holder. This selling security holder acquired these shares upon the Company's acquisition of MPG-Net in February 1999.

(7) Bluestone Capital Partners, L.P. and Royce Investment Group, Inc. served as the Companys' lead underwriters for its July 1998 initial public offering. In addition, the Company entered into a consulting agreement in October 1999 with Royce Investment Group, Inc., pursuant to which the Company issued to Royce a warrant to purchase 100,000 shares of its common stock.

(8) These shares were issued in January 2000 in settlement of an account payable from the Company to Tech Data.

                              PLAN OF DISTRIBUTION


     The shares of common stock (the "Shares") being offered by the Selling Shareholders or in some cases their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on such other market on which the common stock may from time to time be trading, in privately- negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the Selling Shareholders determine from time to time. The Shares may also be sold pursuant to Rule 144. Any Selling Shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

     The Selling Shareholders or in some cases their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker- dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Shareholders. The Selling Shareholder and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

     The Selling Shareholders, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the Selling Shareholders enter into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

     The Selling Shareholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the Shares by the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the Shares.

The Company has agreed to indemnify the Selling Shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.


                            DESCRIPTION OF SECURITIES

Common Stock


     As of the date of this Prospectus, the Company has authorized 50,000,000 shares of Common Stock, $.10 par value per share. As of the date of this Prospectus, 14,963,174 shares of Common Stock were issued and outstanding and held of record by approximately 175 shareholders. The Company estimates that it has approximately 3,000 beneficial shareholders. Holders of Common Stock are entitled to one vote for each share held on matters which are submitted to a vote of shareholders and are not entitled to cumulative voting in the election of directors. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock are entitled to receive dividends, if any, as declared from time to time by the Board of Directors out of assets legally available for such purpose. On liquidation, holders of Common Stock are entitled to a pro rata portion of all assets available for distribution after payment of creditors and the liquidation preference of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or other rights to subscribe for additional shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, upon issuance, validly issued, fully paid and non-assessable.



Preferred Stock

     As of the date of this Prospectus, the Company has authorized 25,000,000 shares of Preferred Stock, $.10 par value per share. There are 4,910.844 shares of Series D Convertible Preferred Stock authorized and outstanding. The following is a summary of the terms of the Series D Preferred Stock:

Dividends

     There are no dividends automatically payable on the Series D preferred stock. No dividends may be paid upon the common stock while any Series D preferred stock is outstanding.

Liquidation Preferences

     Upon any liquidation, dissolution or winding up of the Company, before anything can be paid to the holders of common stock, the holders of the Series D Preferred Stock will be entitled to receive $1,000 per share, plus an amount equal to a 6% annual return on that amount since November 1999 and any penalty amounts due thereunder, if any.

Redemption

     The Series D Preferred Stock must be redeemed by the Company if it is requested to do so by the holders of a majority of the outstanding Series D Preferred Stock upon:

     (1) failure by the Company to comply with certain terms of the Articles, the Securities Purchase and Exchange Agreement or the related Registration Rights Agreement with respect to the Series D Preferred Stock;

     (2) bankruptcy of the Company; or

     (3) certain changes in control of the Company.

In any such event, the redemption price per share would be equal to the greater of (1) $1,200 per share, plus an amount equal to a 6% annual return since November 1999 on the $1,000 paid for each share and any penalty amounts due under the terms of the Series D preferred stock (including, but not limited to, as a result of the failure to convert or deliver shares on a timely basis), and
(2) the "Parity Value" of the shares, which equals the product of (a) the number of shares of common stocks into which the Series D Preferred Stock could have been converted multiplied by (b) the highest reported closing price per share of the common stock between the event triggering the right to request redemption and the payment of the redemption price.

Conversion

     Following shareholder approval of the Series D Preferred Stock financing in December 1999, the Series D Preferred Stock became convertible into 4,910,844 shares of common stock. At any time, a holder of Series D Preferred Stock may convert all of those shares into common stock. Each share of Series D Preferred Stock was initially convertible into 1,000 shares of common stock. The number of shares of common stock issuable upon conversion of a share of Series D Preferred Stock increases over time to provide the holder additional common stock equal to a 6% annual return since November 1999 and any penalty amounts otherwise due thereunder. Subject to certain conditions, the Series D Preferred Stock will automatically convert into common stock in November 2002.

Voting

The Series D Preferred Stock has no voting rights other than as provided by law and except that the approval of the holders of a majority of the outstanding Series D Preferred Stock is required for:

     (1) any adverse change to the rights of the Series D Preferred Stock;

     (2) the creation of securities having senior or equal rights;

     (3) an increase in the authorized number of shares of Series D Preferred Stock;

     (4) an increase in the par value of the common stock; or

     (5) any action that would result in certain taxes being imposed on the Series D Preferred Stock.

     The Company may issue additional shares of Preferred Stock in one or more series as may be determined by the Company's Board of Directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such series without any further vote or action by the shareholders. Any Preferred Stock so issued by the Board of Directors may rank senior to the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up of the Company, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of Preferred Stock or the existence of the unissued Preferred Stock may tend to discourage or render more difficult a merger or other change in control of the Company.


Warrants


     As of December 31, 1999, the Company had the following warrants outstanding:

                        Number of Shares                  Exercise Price
                      Underlying Warrants
                              190,421                     $1.000- $2.000
                              327,300                     $2.406- $5.280
                              178,952                     $6.000- $6.000
                              200,000                     $7.000- $7.000
                               33,774                     $8.000- $8.271
                              259,998                     $9.600- $9.600
Total                       1,190,445


Certain Articles of Incorporation and Bylaws Provisions Having Potential Anti-Takeover Effects

General

     A number of provisions of the Company's Articles of Incorporation and Bylaws address matters of corporate governance and the rights of shareholders. The following summary of such provisions is not intended to be complete and is qualified in all respects by the Company's Articles of Incorporation and Bylaws. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders.

Classification of Board of Directors

     The Board of Directors currently consists of five members. The Articles of Incorporation provide that if the size of the Board increases to nine or more members, the Board of Directors of the Company will be divided into three classes as nearly equal in number as possible. The directors of each class will serve a term of three years. As a result of a classification of the Board of Directors, approximately one-third of the members of the Board of Directors will be elected each year, and two annual meetings will be required for the Company's shareholders to change a majority of the members constituting the Board of Directors.

Nomination and Removal of Directors; Filling Vacancies

     The Company's Bylaws provide that nominations to the Board of Directors may only be made by the Board of Directors, a nominating committee of the Board or by any shareholder entitled to vote in elections of directors who complies with certain notice procedures. In addition, the Articles of Incorporation and Bylaws provide that a director may be removed by the shareholders only upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors, and the Bylaws specify that vacancies on the Board of Directors may be filled only by the Board of Directors. The purpose of these provisions is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, these provisions may have the effect of impeding efforts to gain control of the Board by anyone who obtains a controlling interest in the Company's Common Stock.

Amendment of Articles of Incorporation

     The Articles of Incorporation of the Company provide that amendments to the Articles of Incorporation may be adopted only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock of the Company entitled to vote thereon. However, if such amendment has received the prior approval by an affirmative vote of a majority of Disinterested Directors, as defined below, then the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Company entitled to vote thereon, or such greater percentage approval as required by North Carolina law, is sufficient to adopt such amendment. A Disinterested Director is defined as any member of the Board of Directors who is unaffiliated with, and not a nominee of, a Control Person, as defined below, and was a member of the Board of Directors prior to the time a Control Person became such, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a Control Person, who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors. A Control Person is defined as any corporation, person, group, or other entity, which together with its affiliates, prior to a Business Combination, as defined below, beneficially owns 10% or more of the shares of any class of equity or convertible securities of the Company, and any affiliate of any such corporation, person, group, or other entity; provided, however, any corporation, person, group or other entity which, together with its affiliates, prior to July 2, 1998 beneficially owned 10% or more of the shares of any class of equity or convertible securities of the Company, and any affiliate of any such party is not considered to be a Control Person.

Amendment of Bylaws

     Subject to certain restrictions described below, either the Board of Directors or the shareholders of the Company may amend the Company's Bylaws. The Board of Directors may amend the Bylaws and adopt new Bylaws except that: (i) a bylaw adopted or amended by the shareholders may not be readopted, amended, or repealed by the Board of Directors if neither the Articles of Incorporation nor a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend, or repeal that particular bylaw or the Bylaws generally; (ii) a bylaw that fixes a greater quorum or voting requirement for the Board of Directors may not be adopted by the Board of Directors by a vote of less than a majority of the directors then in office and may not itself be amended by a quorum or vote of directors less than the quorum or vote therein prescribed or prescribed by a bylaw adopted or amended by the shareholders; and (iii) if a bylaw fixing a greater quorum or voting requirement for the Board of Directors is originally adopted by the shareholders, it may be amended or repealed only by the shareholders, unless the Bylaws permit amendment or repeal by the Board of Directors. The shareholders of the Company generally may adopt, amend, or repeal the Bylaws upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote thereon.

Supermajority Vote Requirement

     The Articles of Incorporation of the Company provide that, unless otherwise more restrictively required by applicable law, any Business Combination, as defined below, must be approved by a majority of a quorum of the Board of Directors and must receive the level of shareholder approval, if any, as follows: (i) to the extent shareholder approval is otherwise required by law, by an affirmative vote of the shareholders holding at least a majority of the shares of capital stock of the Company entitled to vote thereon, provided that such Business Combination has been approved by an affirmative vote of at least two-thirds of the full Board of Directors before such Business Combination is submitted for approval to the shareholders or (ii) by an affirmative vote of the shareholders holding at least two-thirds of the shares of capital stock of the Company entitled to vote thereon provided that such Business Combination has been approved by an affirmative vote of at least a majority of a quorum of the Board of Directors (but less than two-thirds of the full Board of Directors). In addition, if the Business Combination is approved by the affirmative vote of the shareholders holding at least two-thirds of the shares of Common Stock entitled to vote and by a majority of a quorum of the Board of Directors but less than two-thirds of the full Board of Directors, the Business Combination must grant to shareholders not voting to approve the Business Combination certain "fair price" rights.

     The Company's Articles of Incorporation define a Business Combination as
(i) any merger or consolidation of the Company into any other corporation, person, group, or other entity where the Company is not the surviving or resulting entity; (ii) any merger or consolidation of the Company with or into any Control Person or with any corporation, person, group or other entity where the merger or consolidation is proposed by or on behalf of a Control Person;
(iii) any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company; (iv) any sale, lease, exchange, or other disposition of more than 10% of the total assets of the Company to a Control Person; (v) the issuance of any securities of the Company to a Control Person;
(vi) the acquisition by the Company of any securities of a Control Person unless such acquisition begins prior to the person becoming a Control Person or is an attempt to prevent the Control Person from obtaining greater control of the Company; (vii) the acquisition by the Company of all or substantially all of the assets of any Control Person or any entity where the acquisition is proposed by or on behalf of a Control Person; (viii) the adoption of any plan or proposal for the liquidation or dissolution of the Company which is proposed by or on behalf of a Control Person; (ix) any reclassification of securities or recapitalization of the Company which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company which is beneficially owned or controlled by a Control Person; (x) any of the above transactions which are between the Company and any of its subsidiaries and which are proposed by or on behalf of any Control Person; or
(xi) any agreement, plan, contract, or other arrangement providing for any of the above transactions.

     The requirement of a supermajority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of the Company by allowing shareholders holding less than a majority of the shares of Common Stock to prevent a transaction favored by shareholders holding a majority of such shares. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of the Company and their positions with the Company.

Fair Price Provision

     The "fair price" provision of the Company's Articles of Incorporation applies to Business Combinations that have not received the approval of two-thirds of the full Board of Directors and only to shareholders who vote against such Business Combinations and who elect to sell their shares to the Company for cash at their fair price. This "fair price" provision requires that the consideration for such shares be paid in cash by the Company and that the price per share be at least equal to the greater of the following:

     (i) The highest price per share paid for the Company's Common Stock during the four years immediately preceding the Business Combination vote by any shareholder who beneficially owned five percent or more of the Company's Common Stock and who votes in favor of the Business Combination;

     (ii) The cash value of the highest price per share previously offered pursuant to a tender offer to the shareholders of the Company within the four years immediately preceding the Business Combination vote; or

     (iii) The highest price per share, including commissions and fees, paid by a Control Person in acquiring any of its holdings of the Company's Common Stock.

     The fair price provision is intended to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with the Company. However, some shareholders may find the fair price provision disadvantageous to the extent it discourages changes in control in which shareholders might receive for at least some of their shares a substantial premium above the market price at the time an acquisition transaction is made.

     The Company is not aware of any pending or threatened effort to acquire control of the Company or to change management. The Board of Directors does not presently intend to propose any additional anti-takeover provisions.

Constituencies

     The Company's Articles of Incorporation expressly authorize the Board of Directors of the Company, any committee of the Board of Directors, or any individual director in determining what is in the best interest of the Company and its shareholders, to consider, in addition to the long-term and short-term interests of the shareholders, the social and economic effects of the matter to be considered on the Company and its subsidiaries, their employees, clients, creditors, and the communities in which the Company and its subsidiaries operate or are located. When evaluating a business combination or a proposal by another person to make a business combination or a tender offer or any other proposal relating to a potential change in control of the Company, the Board of Directors may consider such matters as (i) the business and financial condition and earnings prospects of the acquiring person, and the possible effect of such condition upon the Company and its subsidiaries and the communities in which the Company and its subsidiaries operate, (ii) the competence, experience, and integrity of the acquiring person and its management and (iii) the prospects for successful conclusion of the business combination, offer or proposal. The consideration of any of the above factors is completely discretionary with the Company's Board of Directors. The constituency provision of the Company's Articles of Incorporation may discourage or make more difficult certain acquisition proposals or business combinations and therefore, may adversely affect the ability of shareholders to benefit from certain transactions opposed by the Company's Board of Directors.

Special Meetings of Shareholders

     The Company's Bylaws provide that special meetings of shareholders may be called only by the Board of Directors, the Chairman of the Board, the President or holders of 20% or more of the voting power of the outstanding shares of the Company. As a result, this provision would prevent shareholders owning less than 20% of the voting power of the outstanding Common Stock from compelling shareholder consideration of any proposal (such as a proposal for a Business Combination) over the opposition of the Company's Board of Directors.

Shareholder Proposals

     The Company's Bylaws provide that shareholders who desire to bring any business before a meeting of shareholders must follow specified procedures, including advance written notice to the Company. The shareholder proposal provision may make it more difficult for shareholder proposals to be considered at shareholder meetings.

                       DISCLOSURE OF COMMISSION POSITION
               ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     As permitted by North Carolina law, Article IX of the Company's Articles of Incorporation provides for the limitation of the personal liability of directors for monetary damages for breach of duty as a director provided that the limitation of liability does not apply to (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation; (ii) any liability under the North Carolina Business Corporation Act for unlawful distributions; (iii) any transaction from which the director derived an improper personal benefit or
(iv) acts or omissions occurring prior to the date the provision became effective.

     The North Carolina Business Corporation Act also contains provisions prescribing the extent to which present or former directors, officers, or employees of a corporation shall or may be indemnified against liabilities which they may incur in those capacities. Under those provisions, the availability or requirement of indemnification or reimbursement of expenses is dependent upon numerous factors, including whether the action is brought by the corporation or by outsiders and the extent to which the potential indemnitee is successful in his defense. The statute also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in their capacities as such, whether or not the corporation would have the power to indemnify them under other provisions of the statute.

     As permitted by North Carolina law, Article IX of the Bylaws of the Company provides for the indemnification of directors and officers, employees or agents of the Company within the limitations permitted by North Carolina law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                                  LEGAL MATTERS

     The validity of the common stock offered under this Prospectus will be passed upon for us by our counsel, Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

                                     EXPERTS


     The consolidated financial statements of the Company at December 31, 1998 and 1997, and for the years then ended and the combined financial statements of Multiplayer Games Network, Inc., Tantalus, Inc. and MPG-Net, Inc. as of October 31, 1998 and December 31, 1997 and for the ten months ended October 31, 1998 and for the year ended December 31, 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC 0330 for further information on the public reference rooms. Our Commission filings are also available to the public from the SEC's website at http://www.sec.gov.
                                                  ------------------

     This prospectus is part of a registration statement we filed with the Commission. As such, it does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. For further information about us and the common stock described by this prospectus, please see the registration statement and the exhibits and schedules filed with it, copies of which can be inspected at, or obtained from, the Commission's public reference rooms.

     We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                          INDEX TO FINANCIAL STATEMENTS


     iENTERTAINMENT NETWORK, INC.
     (f/k/a as INTERACTIVE MAGIC, INC.)

     Report of Independent Auditors............................     F-1

     Consolidated Balance Sheets...............................     F-2

     Consolidated Statements of Operations.....................     F-4

     Consolidated Statements of Stockholder's Equity (Deficit).     F-5

     Consolidated Statements of Cash Flows.....................     F-7

     Notes to Consolidated Financial Statements................     F-9


     Unaudited Pro Forma Financial Statements and
          Notes Thereto........................................     F-31

     Unaudited Interim Financial Statements and Notes Thereto..     F-35

     MPG-NET

     Report of Independent Auditors............................     F-52

     Combined Balance Sheets...................................     F-53

     Combined Statements of Operations.........................     F-55

     Combined Statements of Stockholder's Deficit..............     F-56

     Combined Statements of Cash Flows.........................     F-57

     Notes to Combined Financial Statements....................     F-58

           Report of Independent Auditors


The Board of Directors and Stockholders
Interactive Magic, Inc.

We have audited the accompanying consolidated balance sheets of Interactive Magic, Inc. (the "Company") as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interactive Magic, Inc. at December 31, 1998, and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1998 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                           /s/ Ernst & Young LLP


Raleigh, North Carolina
February 19, 1999

                             Interactive Magic, Inc.

                           Consolidated Balance Sheets
                       (In thousands, except share data)



                                                                            December 31
                                                                       1998              1997
                                                                    ----------------------------
Assets
Current assets:
  Cash and cash equivalents                                         $  2,943             $   384
  Trade receivables, net of allowances of $2,871 and $3,650,
    respectively                                                       2,109               2,830
  Inventories                                                            892                 637
  Advance royalties, net                                               1,586               1,989
  Software development costs, net                                        912                 425
  Prepaid expenses and other                                             252                 109
                                                                    ----------------------------
Total current assets                                                   8,694               6,374

Property and equipment, net                                            1,082               1,196

Noncurrent assets:
  Royalties receivable                                                   726                  90
  Other                                                                   18                  87
                                                                    ----------------------------
Total noncurrent assets                                                  744                 177


                                                                    ----------------------------
 Total assets                                                       $ 10,520             $ 7,747
                                                                    ============================

                                                                                  December 31
                                                                            1998              1997
                                                                         ----------------------------
Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable and accrued expenses                                  $  1,698            $  2,776
  Royalties and commissions payable                                           768                 858
  Lines of credit                                                           1,348               3,983
  Current portion of long-term debt                                             -                 745
  Current portion of capital lease obligations                                 23                  35
                                                                         ----------------------------
Total current liabilities                                                   3,837               8,397

Noncurrent liabilities:
  Accrued interest payable to related parties                                 117                 982
  Long-term debt, less current portion                                          -               3,759
  Capital lease obligations, less current portion                              15                  38
  Notes payable to related parties                                              -               3,470
                                                                         ----------------------------
Total noncurrent liabilities                                                  132               8,249

Stockholders' equity (deficit):
  Series A Convertible Preferred Stock, $.10 par value; 82,634
   shares authorized, issued and outstanding at December 31, 1997               -                   8
  Class A Common Stock, $.10 par value; 10,000,000 shares
   authorized; 3,145,696 shares issued and outstanding at
   December 31, 1997                                                            -                 314
  Class B Common Stock, $.10 par value; 10,000,000 shares
   authorized; 7,875 shares issued and outstanding at December
   31, 1997                                                                     -                   1
  Common stock, $.10 par value; 50,000,000 shares authorized
   9,850,867 shares issued and outstanding at December 31, 1998               985                   -
  Additional paid-in capital                                               31,522               5,047
  Accumulated deficit                                                     (25,862)            (14,210)
  Accumulated other comprehensive loss                                        (94)                (59)
                                                                         ----------------------------
Total stockholders' equity (deficit)                                        6,551              (8,899)
                                                                         ----------------------------
Total liabilities and stockholders' equity (deficit)                     $ 10,520            $  7,747
                                                                         ============================

                             Interactive Magic, Inc.

                     Consolidated Statements of Operations
                (In thousands, except share and per share data)


                                                                          Year ended December 31
                                                                           1998            1997
                                                                        --------------------------
 Net revenues:
  CD-ROM product sales                                                  $     9,177     $   14,067
  Online sales                                                                1,773          1,615
  Royalties and licenses                                                      1,616            820
                                                                        --------------------------
Total net revenues                                                           12,566         16,502

Cost of revenues:
  Cost of products and services                                               3,157          3,715
  Royalties and amortized software costs                                      2,942          2,634
                                                                        --------------------------
Total cost of revenues                                                        6,099          6,349
                                                                        --------------------------
Gross profit                                                                  6,467         10,153

Operating expenses:
  Sales and marketing                                                         8,490          6,760
  Product development                                                         5,983          3,878
  General and administrative                                                  2,684          1,941
                                                                        --------------------------
Total operating expenses                                                     17,157         12,579
                                                                        --------------------------
Operating loss                                                              (10,690)        (2,426)


Other (income) expense:
  Interest expense - third parties                                              554            622
  Interest expense - related parties                                            134          1,053
  Other                                                                        (161)           230
                                                                        --------------------------
Total other (income) expense                                                    527          1,905
                                                                        --------------------------
Loss before income taxes and extraordinary item                             (11,217)        (4,331)
Income tax (expense) benefit                                                    (28)            33
                                                                        --------------------------
Loss before extraordinary item                                              (11,245)        (4,298)
Extraordinary loss on early extinguishment of debt                             (407)             -
                                                                        --------------------------
Net loss                                                                $   (11,652)    $   (4,298)
                                                                        ==========================


Basic loss per share:
Loss before extraordinary item                                          $     (1.73)    $    (1.36)
Extraordinary item                                                            (0.06)             -
                                                                        --------------------------
Net loss per share                                                      $     (1.79)    $    (1.36)
                                                                        ==========================

Weighted average shares used in computing basic loss per share            6,515,213      3,152,930
                                                                        ==========================

                             Interactive Magic, Inc.

           Consolidated Statements of Stockholders' Equity (Deficit)
                       (In thousands, except share data)


                                                        Series A Convertible         Series B Convertible
                                                          Preferred Stock               Preferred Stock           Common Stock
                                                       ---------------------------------------------------------------------------
                                                         Shares         Amount       Shares         Amount       Shares    Amount
                                                       ---------------------------------------------------------------------------

Balance at December 31, 1996                              82,634        $     8            -        $     -          -     $     -
 Issuance of common stock                                      -              -            -              -           -          -
 Issuance of warrants                                          -              -            -              -           -          -
 Exercise of stock options                                     -              -            -              -           -          -
 Comprehensive loss
   Net loss                                                    -              -            -              -           -          -
   Other comprehensive loss                                    -              -            -              -           -          -
 Total comprehensive loss
                                                       ---------------------------------------------------------------------------
Balance at December 31, 1997                              82,634              8            -              -           -          -
 Exercise of stock options                                     -              -            -              -           -          -
 Issuance of common stock                                      -              -            -              -           -          -
 Exercise of warrants                                          -              -            -              -           -          -
 Issuance of preferred stock                                   -              -      778,746             78           -          -
 Conversion of notes payable into common stock                 -              -            -              -           -          -
 Recapitalization contemporaneous with the initial
  public offering (Note 9)                               (82,634)            (8)    (778,746)           (78)  6,793,699        679
 Issuance of common stock                                      -              -            -              -   2,990,000        299
 Exercise of warrants                                          -              -            -              -      18,330          2
 Exercise of stock options                                     -              -            -              -      48,838          5
 Issuance of warrants                                          -              -            -              -           -          -
 Comprehensive loss
   Net loss                                                    -              -            -              -           -          -
   Other comprehensive loss                                    -              -            -              -           -          -
Total comprehensive loss                                       -              -            -              -           -          -
                                                       ---------------------------------------------------------------------------
Balance at December 31, 1998                                   -        $     -            -        $    -    9,850,867    $   985
                                                       ===========================================================================

                                                                     Accumulated
        Class A                 Class B            Additional          Other
      Common Stock            Common Stock           Paid-in        Comprehensive     Accumulated
-----------------------------------------------
    Shares     Amount       Shares     Amount        Capital             Loss            Deficit         Total
----------------------------------------------------------------------------------------------------------------
 3,145,178   $    314        6,750     $      1         $ 4,703          $(62)          $ (9,912)       $ (4,948)
       518          -            -            -              15             -                  -              15
         -          -            -            -             328             -                  -             328
         -          -        1,125            -               1             -                  -               1

         -          -            -            -               -             -             (4,298)         (4,298)
         -          -            -            -               -             3                  -               3
                                                                                                        --------
                                                                                                          (4,295)
----------------------------------------------------------------------------------------------------------------
 3,145,696        314        7,875            1           5,047           (59)           (14,210)         (8,899)
   268,750         27      102,500           10             381             -                  -             418
                    -       48,604            5              (5)            -                  -               -
   516,769         52            -            -             (52)            -                  -               -
         -          -            -            -           3,091             -                  -           3,169
         -          -      442,478           44           1,956             -                  -           2,000

(3,931,215)      (393)    (601,457)         (60)            460             -                  -             600
         -          -            -            -          20,176             -                  -          20,475
         -          -            -            -              (2)            -                  -               -
         -          -            -            -              76             -                  -              81
         -          -            -            -             394             -                  -             394

         -          -            -            -               -             -            (11,652)        (11,652)
         -          -            -            -               -           (35)                 -             (35)
                                                                                                        --------
         -          -            -            -               -             -                  -         (11,687)
----------------------------------------------------------------------------------------------------------------
         -   $      -            -     $      -         $31,522          $(94)          $(25,862)       $  6,551
================================================================================================================

See accompanying notes.

                             Interactive Magic, Inc

                      Consolidated Statements of Cash Flows
                                 (In Thousands)

                                                                       Year ended December 31
                                                                       1998             1997
                                                                     -------------------------
Operating activities
Net loss                                                             $(11,652)         $(4,298)
Adjustments to reconcile net loss to net cash used in operating activities:
 Extraordinary loss                                                       407                -
 Issuance of warrants                                                     394                -
 Depreciation and amortization                                            461              422
 Amortization of capitalized software development costs                   963              576
 Issuance of common stock for services                                      -               15
 Noncash interest expense                                                  39              147
 Write-off of investment                                                    -              120
 Changes in operating assets and liabilities:
   Trade and royalties receivables                                         85           (1,752)
   Inventories                                                           (255)            (227)
   Advance royalties                                                      403             (911)
   Prepaid expenses and other                                             126              (87)
   Accounts payable and accrued expenses                               (1,078)           1,084
   Royalties and commissions payable                                      (90)             374
   Accrued interest                                                      (546)             764
                                                                     -------------------------
 Net cash used in operating activities                                (10,743)          (3,773)

Investing activities
Increase in note receivable                                              (200)               -
Purchase of property and equipment                                       (347)            (382)
Software development costs                                             (1,450)            (849)
                                                                     -------------------------
Net cash used in investing activities                                  (1,997)          (1,231)

Financing activities
Proceeds from issuance of common stock                                 20,655                -
Proceeds from issuance of preferred stock                               3,169                -
Proceeds from long-term debt                                              350            4,192
Payments on long-term debt                                             (5,300)               -
Proceeds from notes payable to related parties                              -              500
Payments on notes payable to related parties                             (870)               -
Net (payments on) borrowings from lines-of-credit                      (2,635)             469
Payments on capital lease obligations                                     (35)             (68)
                                                                     -------------------------
Net cash provided by financing activities                              15,334            5,093

                             Interactive Magic, Inc

                                 (In Thousands)


                                                                             December 31
                                                                         1998            1997
                                                                      --------------------------
Effect of currency exchange rate changes on cash and cash
 equivalents                                                                (35)               3
                                                                      --------------------------
Net increase in cash and cash equivalents                                 2,559               92
Cash and cash equivalents at beginning of year                              384              292
                                                                      --------------------------
Cash and cash equivalents at end of year                              $   2,943        $     384
                                                                      ==========================


Supplemental disclosure of cash flow information
Cash paid for interest                                                $   1,376        $     760
                                                                      ==========================
Cash paid for income taxes                                            $      -         $       8
                                                                      ==========================


Noncash investing and financing activities
Conversion of notes payable into stock                                $  2,600         $       -
                                                                      ==========================
Exercise of stock options for forgiveness of accrued interest         $    319         $       -
                                                                      ==========================

See accompanying notes.

                             Interactive Magic, Inc

                  Notes to Consolidated Financial Statements

                                December 31, 1998


1. Description of Business

Interactive Magic, Inc. (the "Company") develops, publishes, and distributes 3-D interactive, simulation and strategy entertainment software to customers around the world via (1) retail distribution through international and domestic software outlets and (2) proprietary, pay-for-play online service on the Internet. The Company has agreements with various software licensors to manufacture, market, sell and distribute software in the United States. Through its wholly owned subsidiaries located in the United Kingdom and Germany, and through its online services, the Company also distributes its products internationally.

2. Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the years ended December 31, 1998 and 1997, the Company incurred losses of $11,652,000 and $4,298,000, respectively, and has experienced negative cash flows from operations. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability. The Company is actively pursuing potential acquirers for the purchase of the retail CD-ROM portion of its business (see Note 16). Management expects the anticipated disposition of its CD-ROM operations will substantially reduce or eliminate its operating losses and expects to be able to attract additional capital, if needed, for its online operations. However, there can be no assurance that management's plans will be executed as anticipated.

                             Interactive Magic, Inc

3. Business Combination

On April 23, 1997, the Company acquired 100% of the outstanding capital stock of Interactive Creations, Inc. ("ICI") in exchange for 655,696 shares of the Company's Class A Common Stock (the "Merger"). Subsequent to the merger, ICI's name was changed to iMagic Online Corporation. The merger constituted a tax-free reorganization and was accounted for under the pooling of interests method of accounting in accordance with Accounting Principles Board Opinion No. 16. The accompanying consolidated financial statements include the operations of the combined entities for the years ended December 31, 1998 and 1997.

4. Significant Accounting Policies and Other Matters

Consolidation


The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, iMagic Online Corporation, Interactive Magic Ltd. and Interactive Magic GmbH. All significant intercompany accounts and transactions have been eliminated in consolidation.


Cash and Cash Equivalents

Cash and cash equivalents include amounts in demand deposit accounts and investments with an original maturity date of three months or less when purchased.

Inventories

Inventories consist of pre-packaged CD-ROM software packages and related materials and are stated at the lower of cost or market. Costs are determined using the first-in, first-out ("FIFO") cost flow assumption.

Inventories consist of the following (in thousands):

                                                  December 31
                                             1998             1997
                                           -------------------------
      Finished goods                       $ 1,065            $  645
      Components                               117                79
                                           -------------------------
                                             1,182               724
      Inventory valuation reserve             (290)              (87)
                                           -------------------------
                                           $   892            $  637
                                           =========================

                             Interactive Magic, Inc

4. Significant Accounting Policies and Other Matters (continued)

Advance Royalties

Advance royalties represent prepayments made to independent software developers under development agreements. Advance royalties are expensed as part of royalties and amortized software costs at the contractual royalty rate based on actual net product sales. Management continuously evaluates the future realization of advance royalties, and charges to cost of revenues any amount that management deems unlikely to be amortized at the contractual royalty rate through product sales. At December 31, 1998 and 1997, the reserve for advance royalties was $1,654,000 and $1,050,000, respectively.

Note Receivable

In connection with the merger with MPG-Net, Inc. (Note 15), the Company entered into a loan agreement to assist MPG-Net, Inc. in funding its current operations. As of December 31, 1998 the Company had advanced MPG-Net, Inc. funds totaling $200,000 at an 18% annual interest rate. The note receivable is included in prepaid expenses and other current assets on the balance sheet.

Property and Equipment

Property and equipment are stated at cost. Depreciation for equipment, furniture and fixtures and purchased software is computed using the straight- line method over the estimated useful lives of the assets, ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the term of the estimated useful life of the asset or the remaining lease term, whichever is less. Depreciation expense, including amortization of equipment leased under capital leases, was $461,000 and $415,000 for the years ended December 31, 1998 and 1997, respectively.

Property and equipment consists of the following (in thousands):

                                                          December 31
                                                     1998             1997
                                                  --------------------------
Equipment                                           1,547             $1,287
Furniture and fixtures                                188                167
Software                                              488                425
Leasehold improvements                                 59                 54
                                                  --------------------------
                                                    2,282              1,933
Less accumulated depreciation and amortization     (1,200)              (737)
                                                  --------------------------
                                                  $ 1,082             $1,196
                                                  ==========================

                             Interactive Magic, Inc

4. Significant Accounting Policies and Other Matters (continued)

Software Development Costs

Costs incurred in the development of software for sale to customers are capitalized after a product's technological feasibility has been established. Capitalization of such costs is discontinued when a product is available for general release to customers. Capitalized software development costs are capitalized at the lower of cost or net realizable value and amortized using the greater of the revenue curve method or the straight-line method over the estimated economic life of the related product. Amortization begins when a product is ready for general release to customers.

Information related to net capitalized software development costs is as follows (in thousands):

                                                     1998      1997
                                                    ----------------
  Balance at beginning of year                      $  425    $ 152
  Capitalized                                        1,450      849
  Amortized                                           (963)    (576)
                                                    ---------------
  Balance at end of year                            $  912    $ 425
                                                    ===============

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, trade receivables, accounts payable and other liabilities approximates fair value at December 31, 1998 and 1997.

Revenue Recognition

In October 1997, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 97-2 Software Revenue Recognition as amended in March 1998 by SOP 98-4 and October 1998 by SOP 98-9. These SOPs provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. Based on the current requirements of the SOPs, application of these statements did not have a material impact on the Company's revenue recognition policies. However, AcSEC is currently reviewing further modifications to the SOP with the objective of providing more definitive, detailed implementation guidelines. This guidance could lead to unanticipated changes in the Company's operations and revenue recognition practices.

                             Interactive Magic, Inc

4. Significant Accounting Policies and Other Matters (continued)

Revenue from CD-ROM product sales is recognized at the time of product shipment. Revenue from online sales is recognized at the time the game is played and is based upon actual usage by the customer on an hourly basis. Revenue from royalties and licenses is recognized when earned under the terms of the relevant agreements with original equipment manufacturers ("OEMs"), international distributors and other third parties. With respect to license agreements that provide customers the right to multiple copies in exchange for guaranteed amounts, net revenue is recognized upon delivery of the product master or the first copy provided collectibility is probable. Per copy royalties on sales that exceed the guarantee are recognized as earned. The Company accepts product returns and provides price protection on certain unsold merchandise. Revenue is recorded net of an allowance for estimated future returns, markdowns, price protection and warranty costs. Such reserves are based upon management's evaluation of historical experience, current industry trends and estimated costs.

The accounts receivable allowance consists primarily of reserves for product returns, markdowns, price protection and warranty costs. The allowance also includes a reserve for doubtful accounts, which management records based on historical experience and current evaluation of potential collectibility issues. The Company does not require collateral for unpaid balances. Credit losses have historically been within management's expectations.

Product Development

Product development expenses (excluding capitalized software development costs) are charged to operations in the period incurred and consist primarily of payroll and payroll related costs.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $3,590,000 and $2,529,000 for the years ended December 31, 1998 and 1997, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include provisions for doubtful accounts, sales returns and allowances, warranty provisions, and estimates regarding the recoverability of prepaid royalty advances and inventory. Actual results could differ from those estimates.

                             Interactive Magic, Inc

4. Significant Accounting Policies and Other Matters (continued)

Foreign Currency Translation

The Company follows the principles of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," using the local currency of its operating subsidiaries as the functional currency. Accordingly, all assets and liabilities outside the United States are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rate prevailing during the period. Adjustments resulting from translation of financial statements are reflected as a component of accumulated other comprehensive income (loss).

Employee Stock Compensation

The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its employee stock options as permitted by SFAS No. 123 "Accounting for Stock-Based Compensation" and make the required pro forma disclosures required by SFAS No. 123 (see Note 10). Under APB No. 25, because the exercise price of the Company's employee stock options is not less than the estimated fair value of the underlying stock on the date of grant, no compensation expense is recognized.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

Basic Net Loss Per Share

Basic net loss per share has been calculated in accordance with SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires companies to compute earnings per share under two different methods (basic and diluted). Basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. All shares used in computing basic net loss per share reflect the retroactive effect of the Company's July 1998 one- for-two reverse stock split.

                             Interactive Magic, Inc

4. Significant Accounting Policies and Other Matters (continued)

Had the Company been in a net income position, diluted earnings per share would have been presented and would have included potential common shares related to outstanding options and warrants. The diluted earnings per share computation is not included, as all potential common shares are antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"), and concluded that there are no nominal issuances of common stock or potential common stock which would be required to be shown as outstanding for all periods as outlined in SAB 98.

Impact of Recently Issued Accounting Pronouncements

Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect net earnings, financial position or cash flows of the Company in 1998.

As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires all non-owner changes in equity that are excluded from net earnings/loss under existing FASB standards to be included as items of comprehensive income/loss. Comprehensive loss consists of net loss and foreign currency translation adjustments and is presented in the consolidated statements of stockholders' equity (deficit). The adoption of SFAS No. 130 had no impact on previously reported stockholders' equity (deficit). Prior year financial statements have been reclassified to conform with these requirements.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate the adopting of the new statement will have a significant effect on earnings or the financial position of the Company.

                             Interactive Magic, Inc

5. Lines of Credit

The Company maintains a revolving line of credit arrangement with a bank for up to $2,750,000. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the current prime rate (7.75% at December 31, 1998). The weighted-average interest rate on the line of credit was 8.5% and 8.1% for the years ended December 31, 1998 and 1997, respectively. The balance outstanding as of December 31, 1998 and 1997 was $1,316,000 and $2,439,000, respectively. Advances on the line of credit are collateralized by a personal guarantee of the Company's majority stockholder. In consideration for this guarantee, the Company will pay the stockholder as additional interest expense an amount equal to 6% of the outstanding balance on the line of credit. At December 31, 1998 and 1997, the Company incurred $64,000 and $144,000 and owed the stockholder $117,000 and $174,000 relating to this guarantee, respectively. These amounts are due no earlier than January 1, 2000.

The Company also entered into a line of credit agreement with its bank to borrow up to $150,000. The line of credit is collateralized by the Company's net property and equipment. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the current prime rate. The weighted-average interest rate on the line of credit was 8.5% and 8.1% for the years ended December 31, 1998 and 1997, respectively. The balance outstanding at December 31, 1998 and 1997 was $32,000 and $44,000, respectively.

During 1996, the Company also executed a line of credit agreement with another bank, the terms of which stipulated that the Company may borrow up to 75% of its eligible domestic accounts receivable up to a maximum of $1,500,000. The agreement entitled the bank to a perfected first lien security interest in all of the Company's assets. Borrowings under this credit agreement were $1,500,000 at December 31, 1997. Interest was payable monthly at prime plus 2.0%. The weighted-average interest rate on the line of credit was 10.1% for the year ended December 31, 1997. Also, monthly fees of an additional 0.5% were paid on outstanding advances under the line with a $15,000 minimum per quarter. The line of credit agreement expired and the related outstanding borrowings were repaid in full in February 1998.

On April 30, 1998, the Company closed on a $5 million line of credit bearing an interest rate of the bank's prime plus 2%. Borrowings on the line of credit were limited to the lesser of $5 million or 65% of the Company's outstanding eligible receivables and inventory. Borrowings on the line of credit were collateralized by the Company's accounts receivable, inventory, and intellectual property. The line of credit expired on October 15, 1998 and all outstanding borrowings were repaid in full.

                             Interactive Magic, Inc

6. Notes Payable to Related Parties

Notes payable to related parties consisted of the following at December 31, 1997(in thousands):

Note payable to a stockholder, due on demand after January 1, 1999, interest at
 14% per annum                                                                          $     600

Note payable to a stockholder, principal and interest due on demand after
 January 1, 1999, stated interest at 15% per annum until November 17, 1996, 17%
 thereafter                                                                                 1,000

Note payable to a stockholder, principal and interest due on demand after
 January 1, 1999, stated interest at 15% per annum until January 6, 1997, 17%
 thereafter                                                                                 1,000

Note payable to related party, principal and interest due January 1, 1999,
 interest at 10% per annum                                                                    870
                                                                                      --------------
                                                                                        $   3,470
                                                                                      ==============

On February 4, 1998, the $600,000 and the two $1 million notes payable to stockholders were converted into 132,744 shares of Series C Redeemable Convertible Preferred Stock and 442,478 shares of Class B Common Stock, respectively. In connection with the Company's July 1998 initial public offering, the Series C Redeemable Convertible Preferred Stock was converted into 132,744 shares of common stock and the 442,478 shares of Class B Common Stock were exchanged for an equal number of shares of common stock (see Note 9). Utilizing proceeds from the Company's initial public offering, the $870,000 note payable to a related party was repaid in full during 1998.

                             Interactive Magic, Inc

7. Long-Term Debt

Long-term debt, other than to related parties, consisted of the following at December 31, 1997 (in thousands):

Note payable due January 31, 1998, stated interest at prime plus 2% until an additional round of equity investment is received by the Company at which time the interest will be prime plus 4%, collateralized by property and equipment
 (net of unamortized discount of $5 at December 31, 1997)                                  $     495

Subordinated note payable due March 24, 2002, stated interest at 13.5% per annum, collateralized by property, equipment and inventory (net of unamortized
 discount of $276 at December 31, 1997)                                                        2,724

Note payable due January 9, 1998, stated interest rate at prime (8.5% at
 December 31, 1997), collateralized by a personal guarantee of the Company's
 major shareholder                                                                               250

Junior, subordinated note payable, due August 30, 2002, interest payable in arrears every six months, at stated interest rate of 11% per annum for the first twelve months, 12.0% per annum for next twelve months, and 12.5%
 thereafter until maturity, collateralized by the assets of the Company (net of
 unamortized discount of $165 at December 31, 1997)                                            1,035
                                                                                         ----------------
                                                                                               4,504
Less current portion                                                                             745
                                                                                         ----------------
Long-term debt, less current portion                                                       $   3,759
                                                                                         ================

All of the aforementioned long-term debt was repaid in full utilizing proceeds from the Company's July 1998 initial public offering. As a result of the early extinguishment of the long-term debt, the Company recorded an extraordinary loss of $407,000 which consists of the difference between the principal amount and the net carrying amount of the extinguished debt.

8. Leases

The Company rents its facilities and certain office equipment under noncancelable operating leases which expire at various times through 2001. The monthly rent under certain facility leases are periodically adjusted based on changes in the Consumer Price Index.

                             Interactive Magic, Inc

8. Leases (continued)

Property and equipment includes the following amounts for capital leases (in thousands):

                                                        December 31
                                                  1998                1997
                                              ---------------------------------
Leased equipment                                $    157            $    157
Leased furniture and fixtures                         53                  53
                                              ----------------------------------
                                                     210                 210
Less:  accumulated amortization                     (125)                (85)
                                                $     85            $    125
                                              ==================================

The following is a schedule of future minimum lease payments for capital and operating leases for the years ending December 31 (in thousands):

                                                            Capital             Operating
                                                            Leases                Leases
                                                         ------------------------------------
 1999                                                        $        28       $   329
 2000                                                                 16           247
 2001                                                                  -            20
                                                         ------------------------------------
 Total future minimum lease payments                                  44       $   596
                                                                            =================
 Less: amounts representing interest                                  (6)
                                                         -------------------
 Present value of future minimum lease payments                       38
 Less: current portion                                               (23)
                                                         -------------------
                                                             $        15
                                                         ===================

Total rent expense incurred was approximately $462,000 and $309,000 for the years ended December 31, 1998 and 1997, respectively.

                             Interactive Magic, Inc

9. Stockholders' Equity (Deficit)

Stock Split

On July 1, 1998, the Company effected a one-for-two reverse stock split of the Company's capital stock in connection with the Company reincorporating in North Carolina. All references in the financial statements with regard to number of shares of each class of stock have been restated to reflect the reverse stock split for all periods presented.

Initial Public Offering

On July 27, 1998, the Company consummated an initial public offering ("IPO" or "Offering") of 2,600,000 shares of its common stock at a price of $8.00 per share. During August 1998, BlueStone Capital Partners, L.P. and Royce Investment Group, Inc. (collectively, the "underwriters") exercised in full their overallotment option to purchase an additional 390,000 shares of the Company's common stock at the IPO price. All of such shares were sold by the Company. The net proceeds to the Company from the offering and the exercise of the overallotment option were approximately $20.5 million.

Recapitalization

The Company was recapitalized through the exchange of securities which was effective as of the closing date of the Company's initial public offering as follows:

  Class A Common Stock: Exchanged for an aggregate of 3,931,215 shares of common stock.

  Class B Common Stock: Exchanged for an aggregate of 601,457 shares of common stock.

  Series A Convertible Preferred Stock: Converted into an aggregate of 82,634 shares of common stock.

  Series B Convertible Preferred Stock: Converted into an aggregate of 2,045,649 shares of common stock.

  Series C Redeemable Convertible Preferred Stock: Converted into an aggregate of 132,744 shares of common stock.

Upon consummation of the offering, the Company has authorized capital of 50,000,000 shares of $.10 par value common stock and 25,000,000 shares of $.10 par value preferred stock.

                             Interactive Magic, Inc

9.  Stockholders' Equity (Deficit) (continued)

During 1997, the Company issued 1,037 shares of its Class A Common Stock for services rendered. These transactions were valued based on the estimated fair value of the common stock at the time the related services were performed.

Convertible Preferred Stock

On February 4, 1998, the company issued 778,746 shares of its Series B Convertible Preferred Stock ("Series B Preferred") for net proceeds of $3,169,000. These shares were converted into 2,045,649 shares of common stock in connection with the Company's initial public offering. The Company and an affiliate of the holders of the Series B Preferred entered into a marketing agreement pursuant to which the Company was obligated to pay to the affiliate $400,000 for marketing services related to the Company's IPO. The Company satisfied its obligation during 1998 from proceeds of the IPO.

10. Stock Options, Stock Plans and Warrants

Employee Stock Options and Stock Plans

Effective January 2, 1995, the Company adopted two employee incentive stock option plans (the "1995 Plans"). One plan provided for the granting of options to purchase Class A Common Stock which was voting stock, and one plan provided for the granting of options to purchase Class B Common Stock which was non-voting. The 1995 Plans are intended as incentives to induce key employees of the Company to remain in the employ of the Company or of any subsidiary of the Company, and to encourage such employees to own stock in the Company. This purpose is carried out by granting options to purchase shares of Common Stock. The Company may grant incentive stock options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended to eligible participants under the 1995 Plans. The exercise price of an ISO may not be less than 100% of the fair market value of the underlying shares at the time the ISO is granted.

The 1995 Plans are administered by the Board of Directors. The Board has the authority to administer the 1995 Plans and determine, among other things, the interpretation of any provisions of the 1995 Plans, the eligible employees who are to be granted stock options, the number of shares which may be issued and the option exercise price.

                             Interactive Magic, Inc

10. Stock Options, Stock Plans and Warrants (continued)

The Company's incentive stock options vest over time with 20% vesting during the second year after the date of grant with an additional 5% vesting each calendar quarter thereafter. Incentive stock options generally may only be exercised if the participant has been employed by the Company continuously for at least one year as of the last day of the first twelve-month period following the date of option grant. The option is only exercisable if the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be employed on account of termination by the Company for cause or resignation (other than retirement as defined in the option agreement), the right to exercise any unexercised portion of the option terminates. If the participant is terminated by the company without cause, the participant shall be entitled to purchase, within three months, option shares equal to an additional 25% of the participant's option shares that were not exercisable as of the termination date. The option becomes immediately and fully exercisable in the event of a change in control as defined in the option agreement.

Performance options vest upon the earlier of the Company's achievement of certain performance standards or seven years from the date of grant. The number and exercise price of the options are fixed at the date of grant. Options are exercisable only in the event the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be an employee on account of resignation (other than retirement as defined in the option agreement) or termination for cause, the right to exercise any unexercised portion of the option shall terminate. The option becomes immediately and fully exercisable as of a change in control as defined in the agreement.

As the exercise price of the options was not less than the fair value of the stock on the date of grant, no compensation expense was recorded related to these options.

During May 1998, the Company's 1998 Stock Plan (the "Plan") was adopted by the Board of Directors and approved by the shareholders of the Company. The Company anticipates that no future grants will be made under the Company's 1995 incentive stock plans after the effective date of the 1998 Plan. A total of 800,000 shares of Common Stock have been reserved for issuance under the Plan. The Plan provides for grants to employees of incentive stock options. In addition, the Plan provides for grants of nonqualified stock options and stock purchase rights to employees, directors and consultants of the Company. The Plan is administered by the Board of Directors or by a Committee appointed by the Board. The administrator determines the terms of options and stock purchase rights granted, including the exercise price and the number of shares subject to option or stock purchase right. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the Company's Common Stock on the date of the grant. The maximum term of options granted under the plan is 10 years.

                             Interactive Magic, Inc

10. Stock Options, Stock Plans and Warrants (continued)

During May 1998, the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The Company has reserved 500,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her base compensation, not to exceed $25,000 per year, at a price per share equal to 85% of the fair market vale of a share of the Company's Common Stock on the last day of the offering period. The maximum number of shares that an employee may purchase in any offering period is 2,500 shares. Any employee who is customarily employed for at least 20 hours per week, and more than five months per calendar year and who is employed on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.

The following table summarizes the ISO and PSO activity under the Company's 1995 and 1998 Stock Plans:

                                                                                              Weighted-
                                            Shares             Shares                          Average
                                          Available          Available                        Exercise
                                          for Grant          for Grant         Options        Price Per       Options
                                          1995 Plans         1998 Plans      Outstanding        Share       Exercisable
                                       -----------------------------------------------------------------------------------
Balances at December 31, 1996             1,004,882                 -         1,863,368         $1.44          589,206
  Options authorized for grant                    -                 -                 -             -                -
  Options granted                          (232,095)                -           232,095          6.00                -
  Options exercised                               -                 -            (1,125)         1.00                -
  Options canceled                          101,294                 -          (101,294)         4.19                -
                                       -----------------------------------------------------------------------------------
Balances at December 31, 1997               874,081                 -         1,993,044          1.83          977,433
  Options authorized for grant                    -         1,800,000                 -             -                -
  Options granted                          (254,684)         (586,417)          841,101          4.84                -
  Options exercised                               -                 -          (420,088)         1.19                -
  Options canceled                          392,438             4,800          (397,238)         3.43                -
                                       -----------------------------------------------------------------------------------
Balances at December 31, 1998             1,011,835         1,218,383         2,016,819         $2.91          896,806
                                       ===================================================================================

                             Interactive Magic, Inc

10. Stock Options, Stock Plans and Warrants (continued)

The following summarizes information about the Company's stock options outstanding at December 31, 1998:

                              Options Outstanding                                        Options Exercisable
------------------------------------------------------------------------------------------------------------------------
                                                        Weighted
                                                         Average         Weighted                           Weighted
                                                        Remaining         Average                            Average
                                      Number           Contractual        Exercise           Number         Exercise
Range of Exercise Prices            Outstanding            Life             Price          Exercisable        Price
------------------------------------------------------------------------------------------------------------------------
          $1.000                       931,063             3.51            $1.00            529,350            $1.00
     $2.000 - $4.125                   483,388             4.49             3.45             68,811             2.07
     $4.250 - $5.375                   251,667             4.60             4.63            101,667             5.19
          $6.000                       350,701             4.93             6.00            195,978             6.00
                              ------------------------------------------------------------------------------------------
                                     2,016,819             4.13            $2.91            896,806            $2.66
                              ==========================================================================================

The Company has adopted the disclosure-only provisions of SFAS No. 123. The fair value for each option was estimated at the date of grant using a Black- Scholes option pricing model with the following weighted average assumptions:

                                                     Year ended December 31
                                                      1998           1997
                                                   --------------------------
 Expected dividend yield                                0%             0%
 Risk-free interest rate                                5%             6%
 Expected volatility                                   66%            59%
 Expected life (in years from vesting)                3.4            1.9

For purpose of pro forma disclosures, the estimated fair values of the stock options are amortized to expense over the vesting period. The grant date Black-Scholes weighted-average value of options was $2.19 and $0.95 per share for 1998 and 1997, respectively.

                             Interactive Magic, Inc

10. Stock Options, Stock Plans and Warrants (continued)

The following table shows pro forma net loss and net loss per share as if the fair value accounting method prescribed by SFAS No. 123 had been used to account for stock based compensation (in thousands, except per share data):

                                                         Year Ended December 31
                                                          1998            1997
                                                     -------------------------------
 Net loss as reported                                   $(11,652)          $(4,298)
 Pro forma compensation expense                             (585)             (484)
                                                     -------------------------------
Pro forma net loss                                      $(12,237)          $(4,782)
                                                     ===============================
 Net loss per share:
  Historical                                            $  (1.79)          $ (1.36)
  Pro forma (for SFAS 123 disclosure purposes)          $  (1.88)          $ (1.52)

Stock Warrants

Warrants issued in connection with notes payable were recorded at their estimated fair value and credited to additional paid in capital. The resulting debt discount was amortized to interest expense over the term of the related debt. Warrants issued to members of the Board of Directors, consultants and financial advisors are recorded at their estimated fair value and the related general and administrative expense is charged when the warrants are issued. The estimated fair value of warrants issued to the placement agent in connection with the issuance of preferred stock in February 1998 was recorded as a stock issuance cost.

The following summarizes the activity of warrants:


                                                 Warrants
                                                Outstanding
                                            --------------------
Balance at December 31, 1996                      261,156
Issued                                            488,126
                                            --------------------
Balance at December 31, 1997                      749,282
Issued                                            413,327
Exercised                                        (535,104)
                                            --------------------
Balance at December 31, 1998                      627,505
                                            ====================

                             Interactive Magic, Inc

10. Stock Options, Stock Plans and Warrants (continued)

All of the Company's outstanding warrants at December 31, 1998 were exercisable at prices ranging from $1.00 to $8.00 per share.

In connection with the conversion of a note payable, the Company had an additional commitment to issue 48,604 shares of its Class B common stock to the former holder of the note. The Company satisfied its commitment in August 1998 by issuing 48,604 shares of the Company's common stock.

Common Stock Reserved for Future Issuance

The Company has reserved authorized shares of Common Stock for future issuance as follows at December 31, 1998:

Outstanding incentive stock options                            1,409,319
Outstanding performance based stock options                      607,500
Possible future issuance under stock option plan               2,230,218
Stock purchase warrants                                          627,505
                                                        ----------------------
                                                                       4,874,542
                                                        ======================

11. Income Taxes

At December 31, 1998, the Company has a cumulative domestic federal net operating loss carryforward available to offset future taxable income of approximately $19 million which begins to expire in the year 2011. State tax losses of approximately $19 million will begin to expire in 2001. The Company also has $350,000 of research credits to carryforward for use against future domestic federal income taxes. U.S. tax laws impose limitations on the use of net operating losses and credits following certain changes in ownership. If such a change occurs, the limitations could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

                             Interactive Magic, Inc

11. Income Taxes (continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consisted of the following at (in thousands):

                                                                    December 31
                                                               1998             1997
                                                           ------------------------------
Deferred tax assets:
 Net operating loss carryforwards                              $7,797          $3,669
 Sales and accounts receivable reserves                           782           1,048
 Accrued salaries                                                  42              10
 Other reserves                                                    91             191
 Accrued interest to related party                                 77             397
 Depreciation                                                     (78)             17
 Research and development credit carryforward                     354              78
                                                           ------------------------------
Total deferred tax assets                                       9,065           5,410

Deferred tax liabilities:
 Accounting method change                                          54              72
                                                           ------------------------------
Total deferred tax liabilities                                     54              72

Less:
 Valuation allowance                                            9,011           5,338
                                                           ------------------------------
Total net deferred taxes                                       $    -          $    -
                                                           ==============================


The Company has recorded a valuation allowance for the full amount of its deferred income tax assets as of December 31, 1998 and 1997, based on management's evaluation of the criteria set forth in SFAS No. 109.

For financial reporting purposes, (loss) income before income taxes and extraordinary item includes the following components (in thousands):

                                                                    December 31
                                                               1998             1997
                                                           ------------------------------
Pretax (loss) income:
 United States                                                $(11,195)         $(4,873)
 Foreign                                                           (22)             542
                                                           ------------------------------
                                                              $(11,217)         $(4,331)
                                                           ==============================

                             Interactive Magic, Inc

11. Income Taxes (continued)

Significant components of the provision for income tax (expense) benefit attributable to continuing operations are as follows (in thousands):

                                                           December 31
                                                    1998                1997
                                              --------------------------------------
  Current:
    Federal                                     $       -                $    41
    Foreign                                           (28)                   (15)
    State                                               -                      7
                                              --------------------------------------
  Total current (expense) benefit               $     (28)               $    33
                                              ======================================

12. Retirement Plan

The Company has a qualified 401(k) Retirement Plan. The Plan covers substantially all of the Company's full-time employees. Effective November 20, 1996, the Plan requires six months of full-time service for an employee to be eligible to participate. Participants may contribute up to 15% of their compensation to the Plan, subject to the yearly maximums established by the Internal Revenue Service. Employer matching contributions are at the discretion of the Company's Board of Directors. There were no discretionary employer contributions made during the years ended December 31, 1998 and 1997.

13. Significant Customers

Revenues from significant customers, those representing 10% or more of net revenues for the respective periods, are summarized as follows:

                                                      Year ended December 31
                                                    1998                1997
                                              --------------------------------------
 Customer 1                                          13%                  -
 Customer 2                                          16%                  -
 Customer 3                                           -                  19%
 Customer 4                                           -                  10%

Additionally, two customers comprised 22% of accounts receivable at December 31, 1998 and three customers comprised 40% of accounts receivable at December 31, 1997.

                             Interactive Magic, Inc

14. Geographic Information

In addition to domestic sales, the Company sells its product through its subsidiaries to international customers. These sales amounted to 54% and 37% of net revenues during the years ended December 31, 1998 and 1997, respectively.

The following table presents information related to the Company's operations by geographic location (in thousands):

                                                     Year ended December 31
                                                    1998               1997
                                                 -----------------------------
Net revenue:
 United States                                   $    6,283          $  10,396
 United Kingdom                                       2,010              1,650
 Germany                                              1,759              2,310
 Other                                                2,514              2,146
                                                 -----------------------------
                                                 $   12,566          $  16,502
                                                 =============================

Long-lived assets:
 United States                                   $      989          $   1,099
 United Kingdom                                          73                 80
 Germany                                                 20                 17
                                                 -----------------------------
                                                 $    1,082          $   1,196
                                                 =============================

                             Interactive Magic, Inc

15. Subsequent Events

On January 25, 1999, the Company issued a $4 million convertible debenture ("the debenture") for net cash proceeds to the Company of approximately $3.7 million. The Company also issued 200,000 warrants to the debenture broker, which represented additional debt issuance costs, valued at $390,000. These warrants were recorded as additional paid-in capital and the resulting debt issuance costs will be amortized to interest expense over the term of the debenture. These warrants have a weighted average exercise price of $4.85 and were exercisable upon issuance.

The debenture accrues interest at an annual interest rate of 6% and the accrued interest and principal are due on January 25, 2002. The holder of the convertible debenture may convert all or any portion of the debenture into the Company's common stock where the number of shares to be issued will be determined by dividing the principal plus interest due by the conversion price. The conversion price will be equal to the lesser of a conversion price ranging from 77% to 93% of the market price of the Company's common stock (as defined in the securities purchase agreement) or a conversion price ranging from 104% to 120% of a fixed conversion price (as defined in the securities purchase agreement). On the date of conversion, if the Company's common stock trades at a price higher than the fixed conversion price, the Company is obligated to issue to the holder of the debenture warrants to purchase the Company's stock at a one-for-two ratio of common stock issued as a result of the debenture conversion at an exercise price equal to the debenture conversion price (the "contingently issuable warrants").

The contingently issuable warrants were valued at approximately $1.1 million at the date of issuance and were recorded as additional paid-in capital. The beneficial conversion feature of the debenture also resulted in a portion of the proceeds of the debenture being allocated to the conversion feature based on its intrinsic value of $2.1 million, which was recorded as additional paid-in capital. The debenture was convertible at the date of issuance and the value of the conversion feature was therefore immediately recorded as additional interest expense and accreted into the carrying value of the debenture. Based on the recorded fair value of the contingently issuable warrants, the carrying value assigned to the debenture at the date of issuance was $2.9 million. The difference between the initial carrying value of the debenture and the $4 million face value will be accreted into the carrying value as additional interest expense over the term of the debenture.

On February 12, 1999 the Company completed the acquisition of MPG-Net, Inc. ("MPG-Net") Company by exchanging 600,000 shares of its common stock valued at approximately $3.1 million for all of the outstanding common stock of MPG-Net and issuing 150,000 shares of its common stock valued at approximately $.8 million in full settlement of certain debt obligations of MPG-Net. MPG-Net is primarily in the business of developing, publishing and distributing interactive, real time 3-D entertainment for multi-user online/Internet play, as well as creating entertainment platforms on the Internet such as online game channels, game hubs and websites. The merger was originally accounted for under the pooling-of-interests method in accordance with Accounting Principles Board Opinion No. 16. Subsequent to the merger, the management of the Company began to explore and evaluate various business strategies, including the potential sale of its CD-ROM business. During the second quarter, the Company consummated an agreement to sell a significant portion of its CD-ROM business. Although the CD-ROM asset disposition was not contemplated at the time of the MPG-Net merger, the proximity of the transaction to the closing of the merger made it impracticable to overcome the presumption that the asset disposition was done in contemplation of the merger. Therefore, the pooling treatment was rescinded, and the Company accounted for the MPG-Net merger as a purchase business combination. The excess of the aggregate purchase price over the fair value of the net assets acquired of approximately $4.3 million is being amortized over 3 years.


16. Disposition of Assets (Unaudited)

On May 25, 1999, the Company executed an Agreement Regarding Assignment of Contracts (the "Agreement") to sell its rights under certain development contracts for CD-ROM products between the Company and third party developers (and assume certain liabilities thereto) for $2.5 million. The Agreement provides the Company a license to use these products on the Internet. The transaction was consummated on June 30, 1999. Cash proceeds to the Company, net of related expenses, were $2.3 million. The carrying value of net assets sold (primarily CD-ROM advance royalties) was $1.6 million. The Company recognized a gain of $855,000 related to the sale.

The following unaudited pro forma consolidated financial data present the unaudited pro forma condensed consolidated balance sheet of Interactive Magic, Inc. as of September 30, 1999 and the unaudited pro forma consolidated statements of operations of Interactive Magic, Inc. for the nine months ended September 30, 1999 and the year ended December 31, 1998. The unaudited pro forma condensed consolidated balance sheet data reflects the following adjustments, as described above, as if they had occurred on September 30, 1999:

    o Conversion of Rose Glen indebtedness o All issuances of preferred and common stock o Severance accrual for CEO o Release of BB&T line of credit indebtedness

The unaudited pro forma consolidated statements of operations data reflect the disposition of assets, release of the BB&T line of credit indebtedness and the CEO's personal guarantee and the acquisition of MPG-Net as if they had occurred on January 1, 1998.


A) On November 11, 1999, RGC International Investors, LDC (Rose Glen) converted the remainder of its unconverted debenture, which as of September 30, 1999 had an outstanding principal balance of $3,310,844 and a recorded value of $2,156,000 into 3,310.844 shares of the Company's newly created Series D Preferred Stock with a stated value of $1,000 per share. In addition, Rose Glen converted $500,000 of all other accrued amounts under the debenture into 500 shares of Series D Preferred Stock, and agreed to waive all other accrued amounts which totaled $260,000. The difference between the recorded value of the debt and the outstanding principal balance along with the $260,000 waived interest accrual were netted and charged to additional paid-in capital. Interest expense related to these debentures was $3,679,000 for the nine months ended September 30, 1999.

B) On November 11, 1999 Rose Glen purchased 1,100 shares of Series D Preferred Stock for $1,100,000.

C) On November 11, 1999 Vertical Financial Holdings purchased 700,000 shares of common stock for $700,000.

D) On November 11, 1999 - Value Management & Research AG purchased 400,000 shares of common stock for $400,000.

E) November 9, 1999 J.W. Stealey, former CEO of the Company, released the Company from the line of credit indebtedness to BB&T in the amount of $1,000,000 in exchange for 1,000,000 shares of common stock. The Company also paid $15,000 due on this line. Interest expense on this line of credit was $78,000 and $158,000 for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. In addition, as part of these transactions, Mr. Stealey's resignation agreement dated August 16, 1999 has been amended such that his consulting services are no longer being used and the sole remaining consideration due him has been reduced to one lump sum payment of $200,000 (less the value of 12 months health insurance payments and car lease payments totaling approximately $20,000) and 50,000 shares of the Company's common stock valued at $62,500. This payment was made November 12, 1999. The Company has agreed to convey to Mr. Stealey all trademarks and available rights to the name Interactive Magic, pending shareholder approval of the Company name change to iEntertainment Network. Mr. Stealey agreed to waive the interest due him from the Company in the amount of $183,000 under the terms of the line of credit with BB&T that he had personally guaranteed; in consideration of which the Company incurred additional interest expense of $59,000 for the nine months ended September 30, 1999 and $107,000 for the year ended December 31, 1998. The amount of waived interest has been reflected as a credit to additional paid-in capital.

Disposition of Assets

F) Effective on June 30, 1999 and pursuant to an Agreement Regarding Assignment of Contracts ("Assignment Agreement") dated as of May 25, 1999, between then Interactive Magic, Inc., and Ubi Soft Entertainment S.A., Interactive Magic sold to Ubi Soft substantially all of the assets of its CD-ROM business operation, less certain online rights retained by Interactive Magic, for $2.5 million in cash resulting in a $855,000 gain on disposition of assets. Operating expenses related to titles under contracts which were sold per the Assignment Agreement were $981,000 for the nine months ended September 30, 1999 and $354,000 for the year ended December 31, 1998.

Acquisition of MPG-Net:

G) Reflects the acquisition of MPG-Net, Inc., Multiplayer Games Network, Inc. and Tantalus, Inc. (collectively referred to as "MPG-Net") as if it had occurred on January 1, 1998. Adjustments include the operations of MPG-Net from January 1, 1998 excluding interest expense to related parties on debt that was settled during the acquisition and amortization of goodwill related to the acquisition.


The unaudited pro forma consolidated financial data are based on historical financial statements of Interactive Magic and the aforementioned adjustments. The unaudited pro forma financial data do not purport to represent what Interactive Magic's financial position or result's of operations would actually have been if the transactions had in fact occurred on the dates indicated and are not necessarily representative of Interactive Magic's financial position or results of operations at any future date or for any future period.

                             Interactive Magic, Inc

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                          PRO FORMA
                                                                  SEPTEMBER 30            PRO FORMA      SEPTEMBER 30
                                                                      1999               ADJUSTMENTS         1999
                                                               --------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                       $ 1,570             B        1,100       $ 3,575
                                                                                       C          700
                                                                                       D          400
                                                                                       E          (15)
                                                                                       E         (180)
   Other current assets                                                895                                      895
                                                               --------------------------------------------------------
Total current assets                                                 2,465                      2,005         4,470

Property and equipment, net                                          1,110                                    1,110
Goodwill and intangible assets                                       3,750                                    3,750
Other                                                                   73                                       73

                                                               ========================================================
Total assets                                                       $ 7,398                    $ 2,005       $ 9,403
                                                               ========================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                          $    2,241           A           (760)   $    1,501
                                                                                       E             20
   Lines of credit                                                     1,023           E         (1,015)            8
   Royalties and other current liabilities                               289                                      289
                                                               --------------------------------------------------------
Total current liabilities                                              3,553                     (1,755)        1,798

   Long-term debt                                                      2,156           A         (2,156)            -
   Other noncurrent liabilities                                          196           E           (183)           13

Stockholders' equity:
   Preferred Stock, $.10 par value; 25,000,000 shares
      authorized; of Series D Preferred Stock, stated
      value $1,000 per share. 4,910.844 shares
      authorized, issued and outstanding                                   -          A,B             1             1
   Common stock, $.10 par value; 50,000,000 shares
      authorized; 12,505,337 and 14,655,337 shares issued and
      outstanding at September 30, 1999 and pro forma
      September 30, 1999, respectively                                 1,250           C             70         1,465
                                                                                       D             40
                                                                                       E            105

   Additional paid-in capital                                          40,239          A          2,915        46,385
                                                                                       B          1,100
                                                                                       C            630
                                                                                       D            360
                                                                                       E          1,141
   Accumulated deficit                                                (39,861)         E           (263)      (40,124)
   Accumulated other comprehensive loss                                  (135)                                   (135)
                                                                 -----------------------------------------------------------
Total stockholders' equity                                              1,493                     6,099         7,592
                                                                 ==========================================================
Total liabilities and stockholders' equity                         $    7,398               $     2,005    $    9,403
                                                                 ==========================================================


                             Interactive Magic, Inc

           Unaudited Pro Forma Consolidated Statements of Operations (In thousands, except share and per share data)

                                                                                  Pro forma
                                                    Nine months                  Nine months
                                                    September 30,   Pro forma       ended
                                                        1999       Adjustments September 30, 1999
                                                    ---------------------------------------------
Net revenues:
     CD-ROM product sales                           $       934           -     $       934
     Online sales                                         1,429    G     17           1,446
     Royalties and licenses                                  19           -              19
     Advertising and other                                1,265    G     77           1,342
                                                    ----------------------------------------
Total net revenues                                        3,647          94           3,741

Cost of revenues:
     Cost of products and services                        2,620    G     12           2,632
     Royalties and amortized software costs                 279    G      3             282
                                                    ----------------------------------------
Total cost of revenues                                    2,899          15           2,914
                                                    ----------------------------------------
Gross profit                                                748          79             827

Operating expenses:
     Sales and marketing                                  4,003    F   (560)          3,487
                                                                   G     44
     Product development                                  4,193    F   (421)          3,907
                                                                   G    135
     General and administrative                           2,643    G    187           2,830
     Goodwill                                               932    G    173           1,105
                                                    ----------------------------------------
Total operating expenses                                 11,771        (442)         11,329
                                                    ----------------------------------------
Operating loss                                          (11,023)        521         (10,502)

Other (income) expense:
     Net Interest expense/(income) - third parties        3,771    A (3,679)             14
                                                                   E    (78)
     Interest expense - related parties                      59    E    (59)              -
     Other                                                 (906)   F    855             (51)
                                                    ----------------------------------------
Total other (income) expense                              2,924      (2,961)            (37)
                                                    ----------------------------------------
Loss before income taxes                                (13,947)      3,482         (10,465)
Income tax expense                                           52                          52
                                                    ---------------------------------------
Net loss                                            $   (13,999)      3,482    $    (10,517)
                                                    =======================================
Basic loss per share:
Net loss per share                                  $     (1.31)               $      (0.82)
                                                    ========================================
Weighted average shares used in computing
     basic loss per share                            10,674,069                  12,886,706
                                                    ========================================

                             Interactive Magic, Inc

            Unaudited Pro Forma Consolidated Statements of Operations (In
                 thousands, except share and per share data)

                                                                                      Unaudited
                                                                                      Pro forma
                                              Year ended                              Year ended
                                              December 31,            Pro forma       December 31,
                                                  1998        ITEM   Adjustments          1998
                                         ------------------------------------------------------
Net revenues:
 CD-ROM product sales                           $  9,177                              $  9,177
 Online sales                                      1,773        G        107             1,880
 Royalties and licenses                            1,616        G        122             1,738
 Advertising and other                                 -        G         94                94
                                         ------------------------------------------------------
Total net revenues                                12,566                 323            12,889

Cost of revenues:
 Cost of products and services                     3,157        G         72             3,229
 Royalties and amortized software costs            2,942        G         10             2,952
                                         ------------------------------------------------------
Total cost of revenues                             6,099                  82             6,181
                                         ------------------------------------------------------
Gross profit                                       6,467                 241             6,708

Operating expenses:
 Sales and marketing                               8,490        F       (293)             8,345
                                                                G        148
 Product development                               5,983        F        (61)             6,757
                                                                G        835
 General and administrative                        2,684        F        755              3,439
 Amortization of goodwill                              -        G      1,458              1,458
                                         ------------------------------------------------------
Total operating expenses                          17,157               2,842             19,999
                                         ------------------------------------------------------
Operating loss                                   (10,690)             (2,601)           (13,291)

Other (income) expense:
 Net Interest expense/(income) -
     third parties                                   554        E       (158)               396
 Interest expense - related parties                  134        E       (107)                37
                                                                G         10
 Other                                              (161)                                  (161)
                                         ------------------------------------------------------
Total other (income) expense                         527                (255)               272
                                         ------------------------------------------------------
Loss before income taxes
     and extraordinary item                      (11,217)             (2,346)           (13,563)
Income tax expense                                    28                                     28
                                         ------------------------------------------------------
Loss before extraordinary item                  $(11,245)             (2,346)          $(13,591)
                                         ======================================================
Basic loss per share:
Loss before extraordinary item                $    (1.73)                            $    (1.45)
                                         ======================================================
Weighted average shares used in
 computing basic loss per share                6,515,213                              9,365,213
                                         ======================================================


                     Unaudited Interim Financial Statements
                                and Notes Thereto


                             Interactive Magic, Inc

                           Consolidated Balance Sheets
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                  SEPTEMBER 30      DECEMBER 31
                                                      1999              1998
                                                   (UNAUDITED)       (AUDITED)
                                                 ------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                        $ 1,570          $ 2,943
   Trade receivables, net of allowances of $713
   and $2,871, respectively                             475            2,109
   Inventories                                           61              892
   Advance royalties, net                               231            1,586
   Software development costs, net                        -              912
   Prepaid expenses and other                           128              252
                                                 ------------------------------
Total current assets                                  2,465            8,694

Property and equipment, net                           1,110            1,082

Noncurrent assets:
   Royalties receivable                                  73              726
   Goodwill, net                                      3,750                0
   Other                                                  -               18
                                                 ------------------------------
Total noncurrent assets                               4,933              744



                                                 ------------------------------
Total assets                                        $ 7,398          $10,520
                                                 ==============================

                             Interactive Magic, Inc

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                SEPTEMBER 30      DECEMBER 31
                                                                                    1999              1998
                                                                                 (UNAUDITED)       (AUDITED)
                                                                              ------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable and accrued expenses                                         $    2,241       $    1,698
   Royalties and commissions payable                                                    239              768
   Lines of credit                                                                    1,023            1,348
   Current portion of capital lease obligations                                          50               23
                                                                              ------------------------------------
Total current liabilities                                                             3,553            3,837

Noncurrent liabilities:
   Accrued interest payable to related parties                                          183              117
   Long-term debt                                                                     2,156                -
   Capital lease obligations, less current portion                                       13               15
                                                                              ------------------------------------
Total noncurrent liabilities                                                          2,352              132

Stockholders' equity (deficit):
   Preferred Stock, $.01 par value; 25,000,000 shares authorized; none
      issued and outstanding                                                              -                -
   Common stock, $.10 par value; 50,000,000 shares authorized; 12,505,337 and 9,850,867 shares issued and outstanding at September 30, 1999 and
      December 31, 1998, respectively                                                 1,250              985
   Additional paid-in capital                                                        40,239           31,522
   Accumulated deficit                                                              (39,861)         (25,862)
   Accumulated other comprehensive loss                                                (135)             (94)
                                                                              -------------------------------------
Total stockholders' equity (deficit)                                                  1,493           (6,551)
                                                                              -------------------------------------
Total liabilities and stockholders' equity (deficit)                             $    7,398       $   10,520
                                                                              =====================================

SEE ACCOMPANYING NOTES.

                             Interactive Magic, Inc

                      Consolidated Statements of Operations
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (Unaudited)

                                                            THREE MONTHS ENDED             NINE MONTHS ENDED
                                                               SEPTEMBER 30                   SEPTEMBER 30
                                                            1999           1998            1999            1998
                                                      -----------------------------------------------------------
NET REVENUES:
   CD-ROM PRODUCT SALES                              $        373    $      1,903    $        934    $      8,455
   ONLINE SALES                                               464             473           1,429           1,257
   ROYALTIES AND LICENSES                                      12             293              19           1,692
   ADVERTISING AND CONTRACT REVENUE                           659            --             1,265            --
                                               ------------------------------------------------------------------
TOTAL NET REVENUES                                          1,508           2,669           3,647          11,404

COST OF REVENUES:
   COST OF PRODUCTS AND SERVICES                              238             957           2,588           2,529
   ROYALTIES AND AMORTIZED SOFTWARE COSTS                    --               709             311           2,079
                                                -----------------------------------------------------------------
TOTAL COST OF REVENUES                                        238           1,666           2,899           4,608
                                                -----------------------------------------------------------------
GROSS  PROFIT                                               1,270           1,003             748           6,796

OPERATING EXPENSES:
   SALES AND MARKETING                                        912           2,446           4,003           6,161
   PRODUCT DEVELOPMENT                                      1,000           1,273           4,193           3,234
   GENERAL AND ADMINISTRATIVE                                 521             460           2,643           1,479
   GOODWILL AMORTIZATION                                      376            --               932            --
                                               ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                    2,809           4,179          11,771          10,874
                                                -----------------------------------------------------------------
OPERATING LOSS                                             (1,539)         (3,176)        (11,023)         (4,078)

OTHER (INCOME) EXPENSE:
   INTEREST EXPENSE - THIRD PARTIES                         1,198              78           3,771             593
   INTEREST EXPENSE - RELATED PARTIES                          21              22              59             114
   OTHER                                                       16            (179)           (906)           (160)
                                                -----------------------------------------------------------------
TOTAL OTHER (INCOME) EXPENSE                                1,235             (79)          2,924             547
                                                -----------------------------------------------------------------
LOSS BEFORE INCOME TAXES                                   (2,774)         (3,097)        (13,947)         (4,625)
INCOME TAX EXPENSE                                             10              28              52             156
                                                -----------------------------------------------------------------
LOSS BEFORE EXTRAORDINARY ITEM                       $     (2,784)   $     (3,125)   $    (13,999)   $     (4,781)
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT           --              (387)           --              (387)
                                                -----------------------------------------------------------------
NET LOSS                                             $     (2,784)   $     (3,512)   $    (13,999)   $     (5,168)
                                                =================================================================
BASIC LOSS PER SHARE:
 LOSS BEFORE EXTRAORDINARY ITEM                      $      (0.25)   $      (0.35)   $      (1.31)   $      (0.88)
                                                =================================================================
 EXTRAORDINARY ITEM                                  $      (0.00)   $      (0.04)   $      (0.00)   $      (0.07)
                                                =================================================================
 NET LOSS PER SHARE                                  $      (0.25)   $      (0.39)   $      (1.31)   $      (0.95)
                                                =================================================================
WEIGHTED AVERAGE SHARES USED IN COMPUTING BASIC
    LOSS PER SHARE                                     11,013,733       8,992,650      10,674,069       5,420,773
                                               =================================================================

SEE ACCOMPANYING NOTES.

                             Interactive Magic, Inc

                      Consolidated Statements of Cash Flows
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     NINE MONTHS ENDED SEPTEMBER 30
                                                                                       1999                1998
                                                                                -----------------------------------
OPERATING ACTIVITIES
Net loss                                                                          $    (13,999)      $     (5,168)
Adjustments to reconcile net loss to net cash used in operating activities:
     Issuance of warrants                                                                  172                  -
     Depreciation and amortization                                                       1,116                305
     Extraordinary Loss                                                                      -                387
     Gain on the sale of advance royalties (NOTE 3)                                       (855)                 -
     Amortization of capitalized software development costs                                329                745
     Noncash interest expense                                                            2,775                 59
     Write-off of capitalized software development costs                                   611                  -
     Changes in operating assets and liabilities net of effects of purchase of
       MPG-Net (NOTE 4)
       Trade and royalties receivables                                                   2,402             (1,855)
       Inventories                                                                         831                (96)
       Advance royalties                                                                     5               (446)
       Prepaid expenses and other                                                          (89)                48
       Accounts payable and accrued expenses                                               251               (520)
       Royalties and commissions payable                                                  (529)                92
       Accrued interest to related party                                                    66               (485)
                                                                                -----------------------------------
Net cash used in operating activities                                                   (6,914)            (6,934)

INVESTING ACTIVITIES
Acquisition of MPG-Net (NOTE 4)                                                            (15)                 -
Proceeds from the sale of advance royalties (NOTE 3)                                     2,315                  -
Purchase of property and equipment                                                         (31)              (208)
Increase in notes receivable                                                              (200)                 -
Software development costs                                                                 (37)            (1,423)
                                                                                ----------------------------------
Net cash provided by (used in) investing activities                                      2,032             (1,631)

FINANCING ACTIVITIES
Proceeds from issuance of common and preferred stock                                       245             23,760
Proceeds (Repayments) on long-term debt                                                  3,660             (4,950)
Repayments on notes payable to related parties                                               -               (870)


                                      F-38



                                              Interactive Magic, Inc

                                 Consolidated Statements of Cash Flows (continued)
                                                  (IN THOUSANDS)
                                                    (UNAUDITED)


                                                                                  NINE MONTHS ENDED SEPTEMBER 30
                                                                                    1999                1998
                                                                             -----------------------------------
Net repayments from lines-of-credit                                                    (325)            (3,342)
Payments on capital lease obligations                                                   (30)               (38)
                                                                             -----------------------------------
Net cash provided by financing activities                                             3,550             14,560

Effect of currency exchange rate changes on cash and cash equivalents                   (41)               (25)
                                                                             -----------------------------------

Net (decrease) increase in cash and cash equivalents                                 (1,373)             5,970
Cash and cash equivalents at beginning of period                                      2,943                384
                                                                             -----------------------------------
Cash and cash equivalents at end of period                                       $    1,570         $    6,354
                                                                             ===================================

NONCASH INVESTING AND FINANCING ACTIVITIES
Conversion of notes payable into common and preferred stock                      $     831       $      2,600
                                                                             ===================================
Issuance of common stock in settlement of accrued interest payable to
    related parties                                                            $         -       $        319
                                                                             ===================================
Conversion of preferred stock into common stock                                $         -        $     3,169
                                                                             ===================================

Issuance of common stock in connection with acquisition of MPG-Net (NOTE 4)    $     3,858       $          -
                                                                             ===================================
Issuance of common stock in connection with acquisition of Virtual Business
    Designs, Inc. (NOTE 4)                                                     $       288       $          -
                                                                             ===================================
Contingently issuable warrants provided to holder of convertible debenture
    (NOTE 6)                                                                       $ 1,067       $          -
                                                                             ===================================
Issuance of warrants to broker in connection with convertible debenture
    (NOTE 6)                                                                      $    390       $          -
                                                                             ===================================

SEE ACCOMPANYING NOTES.

                             Interactive Magic, Inc

                   Notes to Consolidated Financial Statements

(INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED)



1. DESCRIPTION OF BUSINESS

Interactive Magic, Inc. (or the "Company") is a developer and publisher of Internet and online games and an operator of online game services. The Company develops and publishes proprietary online multi-player games and is building the Company Entertainment Network ("iEN"), an Internet distribution infrastructure which will offer online gamers a variety of free, subscription and pay-per-play games and services, including simulation, parlor, strategy, role playing and action games.

         The Company is the exclusive game site operator for AT&T WorldNet, an Internet service provider ("ISP"), and has been contracted to provide online games for America Online, the world's leading online Internet services company. The Company seeks to establish itself as a major provider of online gaming services for ISPs, Internet portals and online services in order to broaden its audience of users. GameHub, AT&T WorldNet's co-branded online gaming service, was launched in January 1999 and is currently being marketed by AT&T to new WorldNet subscribers as a premium service included with their subscription. The GameHub site offers consumers a mix of free and pay-per-play games in all categories, including strategy, role playing, simulation, action and parlor games. In addition to games, GameHub will offer chat rooms, forums and shopping areas. GameHub is expected to generate revenue from subscriber premiums, e-commerce and advertising. GameHub complements the Company's online gaming strategy by expanding the Company's network of player communities.

2. BASIS OF PRESENTATION

The condensed consolidated financial statements include the accounts of Interactive Magic, Inc. (the "Company"), a North Carolina corporation, and its wholly owned subsidiaries, iMagicOnline Corporation, Interactive Magic Ltd. And Interactive Magic GmbH. All significant intercompany accounts and transactions have been eliminated.


The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the nine months ended September 30, 1999 the Company incurred a loss of $13,999,000 and has experienced negative cash flows from operations. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability.

                             Interactive Magic, Inc

While the financial information furnished is unaudited, the condensed consolidated financial statements included in this report reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the results of operations for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The results for interim periods are not necessarily indicative of the results for the entire year. The condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and the notes thereto, included in the Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1998.


3. DISPOSITION OF ASSETS

On May 25, 1999, the Company executed an Agreement Regarding Assignment of Contracts (the "Agreement") to sell its rights under certain development contracts for CD-ROM products between the Company and third party developers (and assume certain liabilities thereto) for $2.5 million. The Agreement provides the Company a license to use these products on the Internet. The transaction was consummated on June 30, 1999. Cash proceeds to the Company, net of related expenses, were $2.3 million. The carrying value of net assets sold (primarily CD-ROM advance royalties) was $ 1.6 million. The Company recognized a gain of $855,000 related to the sale, which is included in other (income) expense in the consolidated statements of operations.


4. BUSINESS COMBINATION


On August 27, 1999 the Company purchased all right, title and interest in and to all of the tangible and intangible assets of Virtual Business Designs, Inc., doing business as The Gamers Net ("The Gamers Net"), for 107,143 shares of its common stock valued at approximately $288,000. The merger was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the operating results of The Gamers Net have been included in the Company's consolidated financial statements since the date of acquisition. The related goodwill is being amortized over 2 years.


On February 12, 1999 the Company completed the acquisition of MPG-Net, Inc. ("MPG-Net") Company by exchanging 600,000 shares of its common stock valued at approximately $3.1 million for all of the outstanding common stock of MPG-Net and issuing 150,000 shares of its common stock valued at approximately $0.8 million in full settlement of certain debt obligations of MPG-Net. MPG-Net is primarily in the business of developing, publishing and distributing interactive, real time 3-D entertainment for multi-user online/Internet play, as well as creating entertainment platforms on the Internet such as online game channels, game hubs and websites. The merger was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the operating results of MPG-Net have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair market value of the net assets acquired of approximately $4.3 million is being amortized over 3 years.

                             Interactive Magic, Inc

4. BUSINESS COMBINATION (CONTINUED)

The following unaudited consolidated pro forma data summarizes the combined operating results of the Company and MPG-Net as if the acquisition had occurred at January 1, 1998:

                                                                --------------------------- --------------------------
                                                                    NINE MONTHS ENDED           NINE MONTHS ENDED
                                                                    SEPTEMBER 30, 1999         SEPTEMBER 30, 1998
                                                                --------------------------- --------------------------

Net revenues                                                                 $3,741                   $ 11,588
Net loss before extraordinary item                                           (14,459)                    (6,988)
Net loss                                                                     (14,459)                    (7,375)
Loss per share                                                                $(1.34)                    $(1.20)


5. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts in demand deposit accounts and investments with an original maturity date of three months or less when purchased.

INVENTORIES

Inventories consist of pre-packaged CD-ROM software packages and related materials and are stated at the lower of cost or market. Costs are determined using the first-in, first-out ("FIFO") cost flow assumption.

Inventories consist of the following (IN THOUSANDS):
                                                                    SEPTEMBER 30, 1999       DECEMBER 31, 1998
                                                                  -------------------------------------------------
     Finished goods                                                  $    243               $        1,065
     Components                                                            93                          117
                                                                  -------------------------------------------------
                                                                          336                        1,182
     Inventory valuation reserve                                         (275)                        (290)
                                                                  -------------------------------------------------
                                                                     $     61               $          892
                                                                  =================================================

ADVANCE ROYALTIES

Advance royalties represent prepayments made to independent software developers under development agreements. Advance royalties are expensed as part of royalties and amortized software costs at the contractual royalty rate based on actual net product sales. Management continuously evaluates the future realization of advance royalties, and charges to cost of revenues any amount that management deems unlikely to be amortized at the contractual royalty rate through product sales. At September 30, 1999 and December 31, 1998, the reserve for advance royalties was $36,000 and $1,654,000, respectively.

                             Interactive Magic, Inc

5. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)


SOFTWARE DEVELOPMENT COSTS

Costs incurred in the development of software for sale to customers are capitalized after a product's technological feasibility has been established. Capitalization of such costs is discontinued when a product is available for general release to customers. Capitalized software development costs are capitalized at the lower of cost or net realizable value and amortized using the greater of the revenue curve method or the straight-line method over the estimated economic life of the related product. Amortization begins when a product is ready for general release to customers.

Information related to net capitalized software development costs is as follows (IN THOUSANDS):

                                                             SEPTEMBER 30, 1999       DECEMBER 31, 1998
                                                           -------------------------------------------------

   Balance at beginning of period                             $     912               $       425
   Capitalized                                                       37                     1,450
   Written off                                                     (620)                        -
   Amortized                                                       (329)                     (963)
                                                           -------------------------------------------------
   Balance at end of period                                   $       -               $       912
                                                           =================================================

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, trade receivables, accounts payable and other liabilities approximates fair value at September 30, 1999 and December 31, 1998.

REVENUE RECOGNITION

In October 1997, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 97-2 Software Revenue Recognition as amended in March 1998 by SOP 98-4 and October 1998 by SOP 98-9. These SOPs provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. Based on the current requirements of the SOPs, application of these statements did not have a material impact on the Company's revenue recognition policies.

                             Interactive Magic, Inc

5. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)



However, AcSEC is currently reviewing further modifications to the SOP with the objective of providing more definitive, detailed implementation guidelines. This guidance could lead to unanticipated changes in the Company's operations and revenue recognition practices

Revenue from CD-ROM product sales is recognized at the time of product shipment. Revenue from online sales is recognized at the time the game is played and is based upon actual usage by the customer on an hourly basis. Revenue from royalties and licenses is recognized when earned under the terms of the relevant agreements with original equipment manufacturers ("OEMs"), international distributors and other third parties. With respect to license agreements that provide customers the right to multiple copies in exchange for guaranteed amounts, net revenue is recognized upon delivery of the product master or the first copy; provided collectibility is probable. Per copy royalties on sales that exceed the guarantee are recognized as earned. The Company accepts product returns and provides price protection on certain unsold merchandise. Revenue is recorded net of an allowance for estimated future returns, markdowns, price protection and warranty costs. Such reserves are based upon management's evaluation of historical experience, current industry trends and estimated costs.

Revenue from certain software development contracts with fixed price components is recognized on the percentage of completion basis in accordance with the American Institute of Certified Public Accountants' SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." In accordance with SOP 81-1, the Company recognizes percentage of completion revenue based upon the ratio of accumulated incurred costs to the total estimated costs to complete each contract.

The accounts receivable allowance consists primarily of reserves for product returns, markdowns, price protection and warranty costs. The allowance also includes a reserve for doubtful accounts, which management records based on historical experience and current evaluation of potential collectibility issues. The Company does not require collateral for unpaid balances. Credit losses have historically been within management's expectations.

                             Interactive Magic, Inc

PRODUCT DEVELOPMENT

Product development expenses (excluding capitalized software development costs) are charged to operations in the period incurred and consist primarily of payroll and payroll related costs.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include provisions for doubtful accounts, sales returns and allowances, warranty provisions, and estimates regarding the recoverability of prepaid royalty advances and inventory. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

The Company follows the principles of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," using the local currency of its operating subsidiaries as the functional currency. Accordingly, all assets and liabilities outside the United States are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rate prevailing during the period. Adjustments resulting from translation of financial statements are reflected as a component of accumulated other comprehensive loss.

INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.


COMPREHENSIVE LOSS

The following chart details the Company's comprehensive loss for the periods presented:

                                             -------------------------------------------- ---------------------------------------
                                                  THREE MONTHS ENDED SEPTEMBER 30               NINE MONTHS ENDED SEPTEMBER 30
                                             ------------------- ------------------------ --------------------- -----------------
                                                   1999                   1998                    1999                  1998
                                             ------------------- ------------------------ --------------------- -----------------
Net Loss                                         $ (2,784)              $ (3,512)              $ (13,999)             $ (5,168)
Other comprehensive (loss) - (foreign
currency translation adjustment)                      (84)                    (4)                    (41)                  (25)
Comprehensive loss                               $ (2,868)              $ (3,516)              $ (14,040)             $ (5,193)

                             Interactive Magic, Inc

5. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)


BASIC NET LOSS PER SHARE

Basic net loss per share has been calculated in accordance with SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires companies to compute earnings per share under two different methods (basic and diluted). Basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. All shares used in computing basic net loss per share reflect the retroactive effect of the Company's July 1998 one-for-two reverse stock split.

Had the Company been in a net income position, diluted earnings per share would have been presented and would have included potential common shares related to outstanding options and warrants. The diluted earnings per share computation is not included, as all potential common shares are antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"), and concluded that there are no nominal issuances of common stock or potential common stock which would be required to be shown as outstanding for all periods as outlined in SAB 98.

6. LONG-TERM DEBT

On January 25, 1999, the Company issued a $4 million convertible debenture ("the debenture") for net cash proceeds to the Company of approximately $3.7 million. The Company also issued 200,000 warrants to the broker of the debenture, which represented additional debt issuance costs, valued at $390,000. These warrants were recorded as additional paid-in capital and the resulting debt issuance costs will be amortized to interest expense over the term of the debenture. These warrants have a weighted average exercise price of $4.85 and were exercisable upon issuance. For the three and nine months ended September 30, 1999, amortization of the debt issuance costs was approximately $159,000 and $259,000, respectively.

The debenture accrues interest at an annual interest rate of 6% and is due with principal on January 25, 2002. The holder of the convertible debenture may convert all or any portion of the debenture into the Company's common stock where the number of shares to be issued will be determined by dividing the principal plus interest due by the conversion price. The conversion price will be equal to the lesser of a conversion price ranging from 77% to 93% of the market price of the Company's common stock (as defined in the securities purchase agreement) or a conversion price ranging from 104% to 120% of a fixed conversion price (as defined in the securities purchase agreement). On the date of conversion, if the Company's common stock trades at a price higher than the fixed conversion price, the Company is obligated to issue to the holder of the debenture warrants to purchase the Company's stock at a one-for-two ratio of common stock issued as a result of the debenture conversion at an exercise price equal to the debenture conversion price (the "contingently issuable warrants").

Subsequent to May 11, 1999 the debenture accrues additional interest at a monthly rate of 4% of the outstanding principal balance until such time as the Company's registration statement effecting the shares issuable under the debenture becomes, and remains effective. For the nine months ended September 30, 1999, the Company recorded approximately $743,000 of interest expense related to this provision.

                             Interactive Magic, Inc

6. LONG-TERM DEBT (CONTINUED)


The contingently issuable warrants were valued at approximately $1.1 million at the date of issuance and were recorded as additional paid-in capital. The beneficial conversion feature of the debenture also resulted in a portion of the proceeds of the debenture being allocated to the conversion feature based on its intrinsic value of $2.1 million, which was recorded as additional paid-in capital. However, the debenture was convertible at the date of issuance and therefore the value of the conversion feature was immediately recorded as additional interest expense and accreted into the carrying value of the debenture. Based on the recorded fair value of the contingently issuable warrants, the carrying value assigned to the debenture at the date of issuance was $2.9 million. The difference between the initial carrying value of the debenture and the $4 million face value will be accreted into the carrying value as additional interest expense over the term of the debenture. For the three and nine months ended September 30, 1999, the Company recorded approximately $232,000 and $380,000 in interest expense related to such accretion, respectively.

For the three and nine months ended September 30, 1999, interest expense related to this debenture totaled $1.2 million and $3.7 million, respectively.

On or about September 15, 1999 the holder of the debenture elected to convert $830,611 of principal and the related accrued interest into 1,683,786 shares of the Company's common stock.

7. STOCK OPTIONS, STOCK PLANS AND WARRANTS

The following table summarizes the activity under the Company's Stock Option Plans for the nine months ended September 30, 1999:

                                                     OPTIONS        WEIGHTED-AVERAGE EXERCISE PRICE
                                                   OUTSTANDING                 PER SHARE
                                              -------------------------------------------------------
    Balances at December 31, 1998                      2,016,819                  2.91
       Options granted                                 1,336,830                  3.17
       Options exercised                                (113,541)                 2.26
       Options canceled                                 (702,528)                 4.37
                                              -------------------------------------------------------
    Balances at September 30, 1999                     2,537,580                 $2.67
                                              =======================================================

At September 30, 1999 the Company had 1,677,398 options exercisable at exercise prices ranging from $1.00 - $6.00 per share.

                             Interactive Magic, Inc

STOCK WARRANTS
The following summarizes the activity of warrants for the nine months ended September 30, 1999:

                                                        WARRANTS
                                                       OUTSTANDING
                                                      ------------
Balance at December 31, 1998                              627,505
Issued                                                    474,998
Cancelled                                                 (27,058)
Exercised                                                   -
                                                      ------------
Balance at September 30, 1999                           1,075,445
                                                      ============


All of the Company's outstanding warrants at September 30, 1999 were exercisable at prices ranging from $1.00 to $9.60 per share.


8. SUBSEQUENT EVENTS

Subsequent to the close of the September 30, 1999 quarter, the Company has completed the following transactions in an effort to improve its financial position:

         A) On November 11, 1999, RGC International Investors, LDC (Rose Glen) converted the remainder of its unconverted debenture, which as of September 30, 1999 had an outstanding principal balance of $3,310,844 and a recorded value of $2,156,000 into 3,310.844 shares of the Company's newly created Series D Preferred Stock with a stated value of $1,000 per share. In addition, Rose Glen converted $500,000 of all other accrued amounts under the debenture into 500 shares of Series D Preferred Stock, and agreed to waive all other accrued amounts which totaled $260,000. The difference between the recorded value of the debt and the outstanding principal balance along with the $260,000 waived interest accrual were netted and charged to additional paid-in capital. Interest expense related to these debentures was $3,679,000 for the nine months ended September 30, 1999.

         B) On November 11, 1999 Rose Glen purchased 1,100 shares of Series D Preferred Stock for $1,100,000.

         C) On November 11, 1999 Vertical Financial Holdings purchased 700,000 shares of common stock for $700,000.

         D) On November 11, 1999 - Value Management & Research AG purchased 400,000 shares of common stock for $400,000.

                             Interactive Magic, Inc

8. SUBSEQUENT EVENTS (CONTINUED)

         E) On November 9, 1999, J.W. Stealey, former CEO of the Company, released the Company from the line of credit indebtedness to BB&T in the amount of $1,000,000 in exchange for 1,000,000 shares of common stock. The Company also paid $15,000 due on this line. Interest expense on this line of credit was $78,000 and $158,000 for the nine months ended September 30, 1999 and the year ended December 31, 1998 respectively. In addition, as part of these transactions, Mr. Stealey's resignation agreement dated August 16, 1999 has been amended such that his consulting services are no longer being used and the sole remaining consideration due him has been reduced to one lump sum payment of $200,000 (less the value of 12 months health insurance payments and car lease payments totaling approximately $20,000) and 50,000 shares of the Company's common stock valued at $62,500. This payment was made November 12, 1999. The Company has agreed to convey to Mr. Stealey all trademarks and available rights to the name Interactive Magic, pending shareholder approval of the Company name change to iEntertainment Network. Mr. Stealey agreed to waive the interest due him from the Company in the amount of $183,000 under the terms of the line of credit with BB&T that he had personally guaranteed; in consideration of which the Company incurred additional interest expense of $59,000 for the nine months ended September 30, 1999 and $107,000 for the year ended December 31, 1998. The amount of waived interest has been reflected as a credit to additional paid-in capital.

The following unaudited pro forma consolidated financial data present the unaudited pro forma consolidated balance sheet of Interactive Magic as of September 30, 1999 and the unaudited pro forma consolidated statements of operations of Interactive Magic for the nine months ended September 30, 1999 and the year ended December 31, 1998. The unaudited pro forma consolidated balance sheet data reflects the following adjustments, as described above, as if they had occurred on September 30, 1999:

         o    Conversion of Rose Glen indebtedness

         o    All issuances of preferred and common stock

         o    Severance accrual for former CEO

         o    Release of the Company from the BB&T line of credit indebtedness

The unaudited consolidated statements of operations data reflect the release of the BB&T line of credit indebtedness and the former CEO's personal guarantee as if they had occurred on January 1, 1998.

The unaudited pro forma consolidated financial data are based on historical financial statements of Interactive Magic and the aforementioned adjustments. The unaudited pro forma financial data do not purport to represent what Interactive Magic's financial position or result's of operations would actually have been if the transactions had in fact occurred on the dates indicated and are not necessarily representative of Interactive Magic's financial position or results of operations at any future date or for any future period.

                             Interactive Magic, Inc


            Unaudited Pro Forma Consolidated Statements of Operations
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                           PRO FORMA
                                                     NINE MONTHS ENDED                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30, 1999                                 SEPTEMBER 30, 1999
                                                                                                     ---------------------
                                                                                  PRO FORMA
                                                                                 ADJUSTMENTS
                                                  ------------------------------------------------------------------------
NET REVENUES:
   CD-ROM PRODUCT SALES                               $       934                                        $       934
   ONLINE SALES                                             1,429                                              1,429
   ROYALTIES AND LICENSES                                      19                                                 19
   ADVERTISING AND OTHER                                    1,265                                              1,265
                                                  ------------------------------------------------------------------------
TOTAL NET REVENUES                                          3,647                                              3,647

COST OF REVENUES:
   COST OF PRODUCTS AND SERVICES                            2,620                                              2,620
   ROYALTIES AND AMORTIZED SOFTWARE COSTS                     279                                                279
                                                  ------------------------------------------------------------------------
TOTAL COST OF REVENUES                                      2,899                                              2,899
                                                  ------------------------------------------------------------------------
GROSS  PROFIT                                                 748                                                748

OPERATING EXPENSES:
   SALES AND MARKETING                                      4,003                                              4,003
   PRODUCT DEVELOPMENT                                      4,193                                              4,193
   GENERAL AND ADMINISTRATIVE                               2,643                                              2,643
   GOODWILL                                                   932                                                932
                                                  ------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                   11,771                                             11,771
                                                  ------------------------------------------------------------------------
OPERATING LOSS                                            (11,023)                                           (11,023)

OTHER (INCOME) EXPENSE:
   NET INTEREST EXPENSE/(INCOME) - THIRD PARTIES            3,771             A               (3,679)             14
                                                                              E                  (78)
   INTEREST EXPENSE - RELATED PARTIES                          59             E                  (59)              -
   OTHER                                                     (906)                                              (906)
                                                  ------------------------------------------------------------------------
TOTAL OTHER (INCOME) EXPENSE                                2,924                             (3,816)           (892)
                                                  ------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES                                  (13,947)                            (3,816)        (10,131)
INCOME TAX EXPENSE                                             52                                                 52
                                                  ------------------------           -------------------------------------
NET LOSS                                                $  (13,999)                           (3,816)      $  (10,057)
                                                  ========================================================================
BASIC LOSS PER SHARE:
 NET LOSS PER SHARE                                     $    (1.31)                                        $    (0.80)
                                                  ========================================================================
WEIGHTED AVERAGE SHARES USED IN COMPUTING BASIC
    LOSS PER SHARE                                      10,674,069                                         12,774,069
                                                  ========================================================================

V

            Unaudited Pro Forma Consolidated Statements of Operations
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                     UNAUDITED
                                                                                 PRO FORMA           PRO FORMA
                                                     YEAR ENDED DECEMBER        ADJUSTMENTS      YEAR ENDED DECEMBER
                                                          31, 1998                 ITEM               31, 1998
                                                    -------------------------------------------------------------
NET REVENUES:
   CD-ROM PRODUCT SALES                                 $     9,177                                           $     9,177
   ONLINE SALES                                               1,773                                                 1,773
   ROYALTIES AND LICENSES                                     1,616                                                 1,616
                                                    ----------------------------
                                                                                           ---------------------------------
TOTAL NET REVENUES                                           12,566                                                12,566

COST OF REVENUES:
   COST OF PRODUCTS AND SERVICES                              3,157                                                 3,157
   ROYALTIES AND AMORTIZED SOFTWARE COSTS                     2,942                                                 2,942
                                                    ----------------------------           ---------------------------------
TOTAL COST OF REVENUES                                        6,099                                                 6,099
                                                    ----------------------------           ---------------------------------
GROSS  PROFIT                                                 6,467                                                 6,467


OPERATING EXPENSES:
   SALES AND MARKETING                                        8,490                                                 8,490
   PRODUCT DEVELOPMENT                                        5,983                                                 5,983
   GENERAL AND ADMINISTRATIVE                                 2,684                                                 2,684
                                                    ----------------------------           ---------------------------------
TOTAL OPERATING EXPENSES                                     17,157                                                17,157
                                                    ----------------------------           ---------------------------------
OPERATING LOSS                                              (10,690)                                 (354)        (10,690)

OTHER (INCOME) EXPENSE:
   NET INTEREST EXPENSE/(INCOME) - THIRD PARTIES                554                  E               (158)            396
   INTEREST EXPENSE - RELATED PARTIES                           134                  E               (107)             27
   OTHER                                                       (161)                                                 (161)
                                                    ----------------------------           ---------------------------------
TOTAL OTHER (INCOME) EXPENSE                                    527                                  (265)            262
                                                    ----------------------------           ---------------------------------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM             (11,217)                                 (265)        (11,952)
INCOME TAX EXPENSE                                               28                                                    28
                                                    ----------------------------           ---------------------------------
LOSS BEFORE EXTRAORDINARY ITEM                          $   (11,245)                                 (265)    $   (10,980)
                                                    ============================           =================================
BASIC LOSS PER SHARE:
 LOSS BEFORE EXTRAORDINARY ITEM                         $    (1.73)                                            $    (1.27)
                                                    ============================           =================================
WEIGHTED AVERAGE SHARES USED IN COMPUTING BASIC
    LOSS PER SHARE                                        6,515,213                                             8,615,213
                                                    ============================           =================================

                         Report of Independent Auditors


The Stockholder and Board of Directors
MPG-Net


We have audited the accompanying combined balance sheets as of October 31, 1998 and December 31, 1997, of the corporations listed in Note 1, and the related combined statements of operations, stockholder's deficit, and cash flows for the ten months ended October 31, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at October 31, 1998 and December 31, 1997, of the corporations listed in Note 1, and the combined results of their operations and their cash flows for the ten months ended October 31, 1998 and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.



December 3, 1998,
except for Note 10, as to which the date is February 12, 1999

                                     MPG-Net

                             Combined Balance Sheets

                                                                 OCTOBER 31       DECEMBER 31
                                                                    1998             1997
                                                              -----------------------------------
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
  Cash                                                             $    25          $    19
  Accounts receivable                                                   30               14
  Prepaid expenses and other current assets                             32               16
                                                              -----------------------------------
Total current assets                                                    87               49

Property and equipment:
  Computer hardware and other equipment                                822              786
  Furniture and fixtures                                               193              192
  Software                                                              49               27
  Leasehold improvements                                                18               18
                                                              -----------------------------------
                                                              -----------------------------------
                                                                     1,082            1,023
Accumulated depreciation                                              (880)            (796)
                                                              -----------------------------------
                                                                       202              227

Other noncurrent assets                                                 32               43


                                                              -----------------------------------
Total assets                                                       $   321          $   319
                                                              ===================================


                                                                OCTOBER 31      DECEMBER 31
                                                                   1998            1997
                                                              --------------------------------
                                                                      (IN THOUSANDS)
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Trade accounts payable                                         $      64       $      91
  Accrued expenses and other current liabilities                       227             149
  Deferred income                                                      150               -
  Accrued interest payable to related parties                        4,142           3,313
  Rent payable to stockholder                                          481             386
  Notes payable to related parties                                  12,496          11,519
  Current portion of capital lease obligations                          33              19
                                                              --------------------------------
Total current liabilities                                           17,593          15,477

Capital lease obligations, less current portion                         33              28

Stockholder's deficit:
  Common stock                                                           6               6
  Additional paid-in capital                                            48               -
  Deferred compensation                                                (31)              -
  Accumulated deficit                                              (17,328)        (15,192)
                                                              --------------------------------
Total stockholder's deficit                                        (17,305)        (15,186)
                                                              ================================
Total liabilities and stockholder's deficit                      $     321       $     319
                                                              ================================

SEE ACCOMPANYING NOTES.

                                     MPG-Net

                        Combined Statements of Operations



                                                                 TEN MONTHS
                                                                   ENDED          YEAR ENDED
                                                                 OCTOBER 31       DECEMBER 31
                                                                    1998               1997
                                                              ----------------------------------
                                                                       (IN THOUSANDS)
Revenues:
  Online sales                                                    $      88        $     130
  Contract royalties and licenses                                       107                6
  Advertising and other                                                  40                -
                                                              ----------------------------------
Total revenues                                                          235              136

Cost of revenues:
  Cost of products and services                                          64              115
  Royalties and amortized costs                                           2               95
                                                              ----------------------------------
Total cost of revenues                                                   66              210
                                                              ----------------------------------

Gross profit (loss)                                                     169              (74)

Operating expenses:
  Product development                                                   693            1,449
  Sales and marketing                                                   109               51
  General and administrative                                            655              835
                                                              ----------------------------------
Total operating expenses                                              1,457            2,335
                                                              ----------------------------------

Operating loss                                                       (1,288)          (2,409)

Other expense:
  Interest expense - related parties                                    830              903
  Other                                                                  18               21
                                                              ----------------------------------
Total other expense                                                     848              924
                                                              ==================================
Net loss                                                           $ (2,136)        $ (3,333)
                                                              ==================================



SEE ACCOMPANYING NOTES.

                                     MPG-Net

                  Combined Statements of Stockholder's Deficit


                                                         ADDITIONAL
                                             COMMON        PAID-IN       DEFERRED     ACCUMULATED
                                               STOCK       CAPITAL     COMPENSATION     DEFICIT        TOTAL
                                             ---------- ------------ --------------- ------------- --------------
                                                                       (IN THOUSANDS)

  Balance at December 31, 1996                     6       $   -        $     -        $ (11,859)    $ (11,853)
    Net loss                                       -           -              -           (3,333)       (3,333)
                                             --------------------------------------------------------------------
  Balance at December 31, 1997                     6           -              -          (15,192)      (15,186)
    Deferred compensation related to grant
      of stock option                              -          48            (48)               -             -
    Amortization of deferred compensation          -           -             17                -            17
    Net loss                                       -           -              -           (2,136)       (2,136)
                                             --------------------------------------------------------------------
  Balance at October 31, 1998                      6       $  48        $   (31)      $  (17,328)    $ (17,305)
                                             ====================================================================



  SEE ACCOMPANYING NOTES.

                                     MPG-Net

                        Combined Statements of Cash Flows


                                                                TEN MONTHS
                                                             ENDED OCTOBER 31   YEAR ENDED
                                                                               DECEMBER 31
                                                                   1998            1997
                                                             ---------------------------------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss                                                          $ (2,136)       $ (3,333)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation and amortization                                       94             157
    Amortization of deferred compensation                               17               -
    Write-off of advanced royalties                                      -             392
    Loss on sale of assets                                              10               -
    Amortization of capitalized software development costs               -              86
    Changes in operating assets and liabilities:
      Accounts receivable                                              (16)             (3)
      Prepaid expenses and other current assets                        (16)            156
      Other noncurrent assets                                           (6)             (5)
      Trade accounts payable                                           (27)           (122)
      Accrued expenses and other current liabilities                    78              18
      Deferred income                                                  150               -
      Accrued interest payable to related parties                      832             903
      Rent payable to stockholder                                       84             113
                                                             ---------------------------------
Net cash used in operating activities                                 (936)         (1,638)

INVESTING ACTIVITIES
Purchase of property and equipment                                     (24)            (17)
                                                             ---------------------------------
Net cash used in investing activities                                  (24)            (17)

FINANCING ACTIVITIES
Proceeds from notes payable to related parties                         985           1,674
Payments on capital lease obligations                                  (19)            (17)
                                                             ---------------------------------
Net cash provided by financing activities                              966           1,657
                                                             ---------------------------------
Net increase in cash                                                     6               2
Cash at beginning of period                                             19              17
                                                             =================================
Cash at end of period                                             $     25        $     19
                                                             =================================

NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of equipment under capital leases                     $     38        $      6
                                                             =================================

SEE ACCOMPANYING NOTES.

                                     MPG-Net

                     Notes to Combined Financial Statements

                                October 31, 1998


1. DESCRIPTION OF BUSINESS

Multiplayer Games Network, Inc. (a New York Subchapter S Corporation), Tantalus, Inc. (a New York Subchapter S Corporation), and MPG-Net, Inc. (a Delaware Subchapter C Corporation), (collectively the "Company" or "MPG-Net") is primarily in the business of developing, publishing and distributing interactive, real-time 3D entertainment for multi-user online/Internet play, as well as creating interactive entertainment platforms on the Internet, such as online game channels, game hubs and websites.

2. PRINCIPLES OF COMBINATION/CONSOLIDATION

The accompanying 1997 combined financial statements represent the combined operations of Multiplayer Games Network, Inc. and Tantalus, Inc., both of which are owned by the same sole stockholder. The accompanying 1998 financial statements represent the consolidated and combined operations of Multiplayer Games Network, Inc., Tantalus, Inc., and MPG-Net, Inc. MPG-Net, Inc. was formed on October 1, 1998 through a contribution of the combined net assets, excluding certain liabilities of Multiplayer Games Network, Inc. and Tantalus, Inc., in exchange for all of MPG-Net, Inc.'s outstanding common stock, 5,000,000 shares at $.001 par value. Therefore, Multiplayer Games Network, Inc. and Tantalus, Inc. each own 50% of the outstanding common stock of MGP-Net, Inc.

The combined entities are effectively owned by one stockholder whom primarily has funded the operations of MPG-Net since inception. All significant intercompany accounts and transactions have been eliminated in combination and consolidation. The 5,000,000 issued and outstanding shares of MPG-Net, Inc. have been eliminated in consolidation.

The Company's stockholder's deficit at October 31, 1998 is as follows (IN THOUSANDS, EXCEPT SHARE DATA):

                              SHARES
                  ------------------------------
                                                           ADDITIONAL
                  PAR                              COMMON  PAID-IN    DEFERRED   ACCUMULATED
    COMPANY        VALUE   AUTHORIZED OUTSTANDING  STOCK    CAPITAL  COMPENSATION DEFICIT   TOTAL
----------------- -------- ---------- ---------- --------- --------- ----------- --------- ---------

Multiplayer
  Games Network,  No par         200     100     $    5       $ 48      $(31)    $(6,327)  $ (6,305)
  Inc.
Tantalus, Inc.    No par         200      10          1          -         -     (10,909)   (10,908)
MPG-Net, Inc.      $.001   30,000,000      -          -          -         -         (92)       (92)
                           ========== ========== ========= ========= =========== ========= =========
                           30,000,400    110     $    6       $ 48      $(31)    $(17,328) $(17,305)
                           ========== ========== ========= ========= =========== ========= =========

                                     MPG-Net

2. PRINCIPLES OF COMBINATION/CONSOLIDATION (CONTINUED)

The Company's stockholder's deficit at December 31, 1997 is as follows (IN THOUSANDS, EXCEPT SHARE DATA):

                                     SHARES
                        -------------------------------------
                        PAR VALUE                              COMMON    ACCUMULATED
       COMPANY                      AUTHORIZED   OUTSTANDING    STOCK      DEFICIT      TOTAL
-------------------------------------------------------------------------------------------------

Multiplayer Games
  Network, Inc.           No par          200         100         $5     $ (5,713)    $ (5,708)
Tantalus, Inc.            No par          200          10          1       (9,479)      (9,478)
                                    -------------------------------------------------------------
                                          400         110         $6     $(15,192)    $(15,186)
                                    =============================================================

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH

The Company includes amounts in demand deposit accounts in cash.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation for computer hardware and other equipment, furniture and fixtures and software is computed using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the term of the estimated useful life of the asset or the remaining lease term, whichever is less. Depreciation expense, including amortization of equipment under capital leases was $77,000 and $130,000 for the ten months ended October 31, 1998 and for the year ended December 31, 1997, respectively.

                                     MPG-Net

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED SOFTWARE DEVELOPMENT COSTS AND PRODUCT DEVELOPMENT COSTS

Costs incurred in the development of software for sale to customers are capitalized after a product's technological feasibility has been established. Capitalization of such costs is discontinued when a product is available for general release to customers. Capitalized software development costs are capitalized at the lower of cost or net realizable value and amortized using the greater of the revenue curve method or the straight-line method over the estimated economic life of the related product. Amortization begins when a product is ready for general release to customers. Amortization of capitalized software development costs is included in royalties and amortized costs in the combined statements of operations and was $0 and $86,000 for the ten months ended October 31, 1998 and for the year ended December 31, 1997, respectively.

Information related to net capitalized software development costs is as follows (IN THOUSANDS):

                                                                OCTOBER 31      DECEMBER 31
                                                                   1998            1997
                                                              --------------------------------
  Balance at beginning of period                                   $   -           $   86
  Capitalized                                                          -                -
  Amortized                                                            -              (86)
                                                              --------------------------------
 Balance at end of period                                         $   -           $    -
                                                              ================================

Product development expenses (excluding capitalized software development costs) are charged to operations in the period incurred. These expenses consist primarily of payroll and payroll related costs incurred in connection with the development of computer games and the development and enhancement of online entertainment platforms and websites.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable and accounts payable approximates fair value at October 31, 1998 and December 31, 1997, respectively. At October 31, 1998 and December 31, 1997, the notes payable to related parties, accrued interest payable to related parties and rent payable to stockholder were reflected at historical values. In connection with the February 1999 merger transaction (see Note 10), the note payable to stockholder, accrued interest payable to stockholder and rent payable to stockholder were canceled by the stockholder and recorded as contributed capital at historical values. Also, in conjunction with the merger transaction, the $1.2 million note payable and accrued interest payable to the other related party (see note 4) were settled for approximately $778,000.

                                     MPG-Net

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

In October 1997, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended in March 1998 by SOP 98-4 and October 1998 by SOP 98-9. These SOPs provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. Based on the current requirements of the SOPs, application of these statements did not have a material impact on the Company's revenue recognition policies. However, AcSEC is currently reviewing further modifications to the SOP with the objective of providing more definitive, detailed implementation guidelines. This guidance could lead to unanticipated changes in the Company's operations and revenue recognition practices.

Revenue from online sales is recognized based upon the Company's monthly usage fee and the actual number of network subscribers utilizing the Company's gaming services. Revenue from contract royalties and licenses is recognized when earned under the terms of the relevant agreements with third parties. Revenue from certain software development contracts with fixed price components is recognized on the percentage of completion basis in accordance with the American Institute of Certified Public Accountants' Statement of Position 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". In accordance with SOP 81-1, the Company recognizes percentage of completion revenue based upon the ratio of accumulated incurred costs to total estimated costs to complete each contract.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred, and amounted to $60,000 and $4,000 for the ten months ended October 31, 1998 and for the year ended December 31, 1997, respectively.

                                     MPG-Net

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

MPG-Net, Inc. accounts for income taxes using the liability method. The liability method accounts for income taxes and deferred tax assets and liabilities based on differences between the financial reporting and tax basis of those assets and liabilities. Multiplayer Games Network, Inc. and Tantalus, Inc. elected to be taxed, for federal and state income tax purposes, as S-Corporations under applicable provisions of the Internal Revenue Code. Accordingly, income, losses and credits for those companies are passed directly to the stockholder rather than being taxed at the corporate level.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 only impacts financial statement presentation as opposed to actual amounts recorded. Other comprehensive income includes all nonowner changes in equity that are excluded from net income. This Statement has no financial statement impact for an enterprise that has no items of other comprehensive income in any period presented. During the ten months ended October 31, 1998 and the year ended December 31, 1997, the Company had no items of other comprehensive income.

Effective January 1, 1998, the Company adopted SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which superseded Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect net earnings or financial position.

In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the balance sheet. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the

                                     MPG-Net

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the Company's December 31, 2000 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. The Company had no derivative instruments at December 31, 1998.

4.  NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consist of the following (IN THOUSANDS):

                                                                  OCTOBER 31     DECEMBER 31
                                                                     1998            1997
                                                                -------------------------------
  Note payable to stockholder, unsecured, interest at
    8% per annum                                                     $ 11,296      $   11,314
  Note payable to related party, unsecured, interest at
    8% per annum                                                        1,200             205
                                                                -------------------------------
                                                                     $ 12,496      $   11,519
                                                                ===============================

The Company incurred interest expense related to these notes totaling $830,000 and $903,000 during the ten months ended October 31, 1998 and the year ended December 31, 1997, respectively. Accrued interest due to the stockholder was $4,100,000 and $3,312,000 at October 31, 1998 and December 31, 1997,
respectively. Accrued interest due to the related party was $42,000 and $1,000 at October 31, 1998 and December 31, 1997, respectively. Subsequent to October 31, 1998, the notes payable to stockholder and to the related party and the related accrued interest were satisfied as described in Note 10. The stockholder and the related party entered into an agreement providing for the note payable to related party to have a senior preference over the stockholder's note in the event of bankruptcy, reorganization, sale or divestiture of the Company.

5.  EMPLOYEE STOCK OPTION

In January 1998, the Company entered into an employment and option grant agreement with a key employee. In accordance with the terms of the agreement, the Company granted an option to the employee to purchase 5% of the Company's outstanding common stock at an exercise price of $.01 per share. The option agreement provides for 20% vesting immediately and the remaining 80% vesting over four years with accelerated vesting upon a change in control of the Company.

                                     MPG-Net

5.  EMPLOYEE STOCK OPTION (CONTINUED)

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for the employee stock option.

The Company recorded deferred compensation of $47,500 at the date of the option grant representing the difference between the grant price and the estimated fair value of the Company's common stock. This amount is being amortized over the vesting period of the option and totaled $17,000 during the ten-month period ended October 31, 1998. In connection with the sale of the Company in February 1999, the option became fully vested and the remaining unamortized deferred compensation was fully expensed (See Note 10).

The Company has adopted the disclosure-only provisions of SFAS 123. In accordance with SFAS 123, the fair value of the option grant was determined by using the minimum value option-pricing model with the following weighted average assumptions for the ten-month period ended October 31, 1998, dividend yield of 0.0%, risk-free interest rate of 5.30%, and an expected option life of 2 years. The weighted average grant date fair value of the option was $.19 per share. Had compensation cost for the Company's stock option been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss would have increased to $2,138,000 for the ten months ended October 31, 1998.

6.  LEASES

The Company has non-cancelable operating leases in effect for the rental of its office facilities from the stockholder, as well as certain computer and office equipment leases with third parties through 2003. The monthly rent under the Company's facilities lease is periodically adjusted based on changes in the consumer price index.

Rent expense was $153,000 and $174,000 for the ten-month period ended October 31, 1998 and for the year ended December 31, 1997, respectively.

                                     MPG-Net

6.  LEASES (CONTINUED)

Property and equipment includes the following amounts for capital leases (IN THOUSANDS):

                                                                 OCTOBER 31     DECEMBER 31
                                                                    1998            1997
                                                               --------------------------------

   Computer and office equipment                                    $ 111           $ 73
   Less accumulated amortization                                      (30)           (17)
                                                                              -----------------
                                                               ================================
                                                                    $  81           $ 56
                                                               ================================

The following is a schedule of future minimum lease payments for capital and operating leases for the years ending October 31 (IN THOUSANDS):

                                                                 CAPITAL LEASES   OPERATING
                                                                                    LEASES
                                                                 ------------------------------

     1999                                                           $   39         $   260
     2000                                                               26             260
     2001                                                               11             260
     2002                                                                -             260
     2003                                                                -             238
                                                                 ------------------------------
                                                                        76         $ 1,278
                                                                                ===============
     Less amounts representing interest                                (10)
                                                                 ---------------
     Present value of future minimum lease payments                     66
     Less current portion                                              (33)
                                                                 ---------------
     Non-current portion of future minimum lease payments           $   33
                                                                 ===============

7.  OTHER RELATED PARTY TRANSACTIONS

For the ten months ended October 31, 1998 and the year ended December 31, 1997, advances from the stockholder and other related party totaled $985,000 and $1,674,000, respectively. These advances represent draws on the notes payable to related parties.

For the ten months ended October 31, 1998 and the year ended December 31, 1997, the Company incurred rent expense from office leases with a company owned by the stockholder totaling $139,000 and $156,000, respectively.

                                     MPG-Net

8. INCOME TAXES

Tantalus, Inc. and Multiplayer Games Network, Inc. have both elected to be taxed under Subchapter S of the Internal Revenue Code. Consequently, those companies have not been subject to federal or state income taxes and the income, losses and credits of each Company are passed directly to the stockholder. MPG-Net, Inc. elected to be taxed under Subchapter C of the Internal Revenue Code and began operations in October 1998.

At October 31, 1998, MPG-Net has federal net operating loss carryforwards available to offset future taxable income of approximately $90,000 which expire in 2018. State net operating loss carryforwards are approximately $90,000 and will expire in 5 to 15 years.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of MPG-Net's deferred income tax assets consisted of the following at October 31, 1998:

    Deferred tax assets - net operating loss carryforward         $  31,500
    Less valuation allowance                                        (31,500)
                                                              =================
                                                                  $       -
                                                              =================

The deferred tax asset is fully offset by a valuation allowance based on management's evaluation of the criteria set forth in SFAS 109.

9.   SIGNIFICANT CUSTOMERS

Revenues from significant customers representing 10% or more of revenues for the ten months ended October 31, 1998, are summarized as follows:

  Customer 1                                             29%
  Customer 2                                             16%

There were no customers representing greater than 10% of revenues during the year ended December 31, 1997.

                                     MPG-Net

10.  SUBSEQUENT EVENTS

On January 25, 1999, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Interactive Magic, Inc. ("Interactive Magic") whereby the Company exchanged all of its outstanding common stock for common stock of Interactive Magic. Contemporaneously with the closing of the merger on February 12, 1999, Interactive Magic issued 150,000 shares of its common stock valued at $778,000 in full settlement of the note payable to related party plus unpaid interest totaling $1,261,000. The difference in these amounts has been recognized by the Company in 1999 as an extraordinary gain on the early extinguishment of the debt.

Immediately prior to the closing of the merger in 1999, all amounts owed to the stockholder were forgiven and were recorded as contributed capital to the Company.

During February 1999, prior to the merger with Interactive Magic, the Company's stockholder assumed the Company's obligation for unpaid professional fees totaling $212,000 and in exchange received a $212,000 note from the Company. Immediately prior to the merger, the stockholder forgave the note and the $212,000 has been recorded as contributed capital to the Company.

During November 1998, the Company and Interactive Magic entered into a loan agreement which provided $300,000 in working capital advances to the Company through the closing of the merger on February 12, 1999. Interest on these advances will accrue at an annual rate of 18%.

In connection with the merger, the outstanding employee stock option (see Note
5) became fully vested and was exercised by the employee. The remaining unamortized deferred compensation was fully expensed at the time of the merger.

                                     MPG-Net

11. YEAR 2000 ISSUE (UNAUDITED)

Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming changes in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the combined result of operations or combined financial position of the Company in any given year. However, despite the Company's efforts to address the year 2000 impact on its internal systems, the Company has not fully identified such impact or whether it can resolve it without disruption of its business and without incurring significant expense. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company's Bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

     Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

     Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. It is anticipated that the Company's directors and officers will be covered under directors' and officers' insurance policies maintained by the Company prior to this offering.

     As permitted by North Carolina law, Article IX of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director, provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) acts or omissions occurring prior to the date the provision became effective.

     The Registration Rights Agreement also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the Selling Stockholder.

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the Company payable in connection with the issuance and distribution of the Common Stock being registered hereby are as follows:


          SEC Registration Fee.................................................  $  7,828
          Printing Expenses....................................................    10,000
          Legal Fees and Expenses..............................................    25,000
          Accounting Fees and Expenses.........................................    10,000
          Transfer Agent Fees and Expenses.....................................     1,500
                                                                                  -------
          Total                                                                  $ 54,328
                                                                                  =======


Item 26.  Recent Sales of Unregistered Securities

     In the three years preceding the filing of this Registration Statement, the Company issued the following securities, which were not registered pursuant to the Securities Act:

     From May 1, 1995 to May 21, 1998, the Company issued an aggregate of 2,026,795 incentive and performance incentive stock options to purchase Common Stock pursuant to the 1995 Plans to officers and employees of the Company, as described in the Prospectus, at a weighted average exercise price of $2.30 per share. (1)

     On February 11, 1997, the Company issued warrants to purchase 13,500 shares of Common Stock to each of J. Nicholas England, David H. Kestel and W. Joseph McClelland. (2)

     On March 24, 1997, the Company issued a warrant that was exercised for 307,823 shares of Common Stock upon the consummation of the Company's initial public offering in July, 1998 to Petra in consideration of a $3,000,000 loan made by Petra. (2)

     On April 23, 1997, in connection with the Company's acquisition of Interactive Creations Incorporated, the Company issued an aggregate of 655,696 shares of Common Stock to former shareholders of Interactive Creations Incorporated and options exercisable for 98,218 shares of Common Stock. (1)(2)

     On April 23, 1997, the Company issued warrants to purchase 15,000 shares of Common Stock to Oppenheimer & Co., Inc. (2)

     On September 29, 1997, the Company issued a warrant that will be exercisable for 208,946 shares of Common Stock upon the consummation of this offering to Oberlin in consideration of a $1,200,000 loan made by Oberlin. (2)

     Between December 1, 1997 and January 30, 1998, the Company sold 8,625 shares of Common Stock pursuant to the exercise of employee stock options for $10,125. (3)

     On December 31, 1997, the Company issued a warrant to purchase 8,591 shares of Common Stock to Laura M. Stealey in consideration of amounts outstanding under the $1,000,000 credit line established by Ms. Stealey in favor of the Company. (2)

     On February 4, 1998, the Company issued warrants to purchase 16,667 shares of Common Stock to Marion Bass, Inc. (2)

     On February 4, 1998, the Company issued 778,746 shares of Series B Preferred Stock to several investors for $3,500,000, which shares of Series B Preferred Stock were converted into 2,045,649 shares of Common Stock upon the closing of the Company's initial public offering in July, 1998. (2)

     On February 4, 1998, the Company issued 132,744 shares of Series C Preferred Stock to Robert L. Pickens upon the conversion of $600,000 of the Company's debt held by Mr. Pickens, which shares will be converted into 132,744 shares of Common Stock upon the closing of the Company's initial public offering in July, 1998. (2)

     On February 4, 1998, the Company issued 442,478 shares of Common Stock to
J. W. Stealey upon the conversion of $2,000,000 of the Company's debt held by Mr. Stealey. (2)

     On February 4, 1998, the Company issued warrants to purchase 12,500 shares of Common Stock to Avi Suriel. (2)

     On March 12, 1998, the Company issued options to purchase 12,500 shares of Common Stock to Jeff Stealey, an employee of the Company. (1)

     On April 30, 1998, the Company issued 45,000 shares of Common Stock to William Kaluza upon the exercise of outstanding options held by Mr. Kaluza. (3)

     On May 12, 1998, the Company issued 48,604 shares of Common Stock to Southeast Interactive Technology Fund I, L.L.C. pursuant to certain anti-dilution rights contained in an agreement between the Company and Southeast Interactive Technology Fund I, L.L.C. (2)

     On May 21, 1998, the Company issued 268,750 shares of Common Stock to J.W. Stealey upon the exercise of outstanding options held by Mr. Stealey. (2)

     On May 21, 1998, the Company issued 50,000 shares of Common Stock to Robert
L. Pickens upon the exercise of outstanding options held by Mr. Pickens. (2)

     In connection with the Company's acquisition of MPG-Net, Inc. on February 12, 1999, the Company issued an aggregate of 675,000 shares of Common Stock and options to purchase 30,000 shares of Common Stock.

     From July 22, 1998 to June 4, 1999, the Company issued an aggregate of 168,154 shares of Common Stock to employees upon exercises of options. (3)

     From July 22, 1998 to June 4, 1999, the Company issued an aggregate of 515,999 shares of Common Stock to two accredited venture capital firms upon exercise of warrants. (2)

     In July 1999, the Company issued options to purchase an aggregate of 75,000 shares of common stock to three Board Members. (3)

     In October 1999, the Company issued warrants to purchase 100,000 shares of common stock to Royce Investment Group. (2)

     In November 1999, the Company issued 4,910.844 shares of Series D Preferred Stock to RGC International Investors, LDC, 1,050,000 shares of Common Stock to J.W. Stealey, 700,000 shares of Common Stock to Vertical Financial Holdings and 400,000 shares of Common Stock to Value Management & Research AG, all of which investors are accredited.

     In August 1999, the Company issued an aggregate of 107,143 shares of Common Stock to Virtual Business Designs, Inc. in connection with the Company's acquisition of the assets of such company.

     In January 2000, the Company issued an aggregate of 77,420 shares of common stock to Tech Data, an accredited investor.

     No underwriter was engaged in connection with the foregoing sales of securities.

------------------------

(1) In the view of the Company, the options granted pursuant to the 1995 Plans and the options exchanged in the ICI transaction were issued but not sold and, therefore, registration thereof was not required.

(2) Sales of Common Stock and the issuance of warrants were made in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions not involving any public offering. Each of the purchasers were sophisticated investors.

(3) Sales of Common Stock were made in reliance upon Rule 701 promulgated under the Securities Act as transactions not involving a public offering.

Item 27.  Exhibits

     The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.



Exhibit
Number         Description of Exhibit
------         ----------------------

2.01*   -Plan and Agreement of Merger by and between I-Magic Mergeco, Inc. and
               Interactive Magic, Inc.
3.01*   -Articles of Incorporation
3.02*   -Bylaws
3.03*   -Articles of Merger of Interactive Magic, Inc.
3.04*   -Articles of Amendment establishing the Series D Preferred Stock of
         Interactive Magic, Inc., filed with the North Carolina Secretary of State on November 10, 1999.
4.01*   -Specimen Common Stock Certificate
4.02*   -Articles of Incorporation (see Exhibit 3.01)
4.03*   -Bylaws (see Exhibit 3.02)
4.04*   -Form of Representatives' Warrant Agreement, including Form of Warrant
               Certificate
4.05*   -Registration Rights Agreement dated August 16, 1999 between the Company and John W. ("Bill") Stealey.
5.1     -Opinion of Wyrick Robbins Yates & Ponton LLP.
10.01*  -Stock Purchase Agreement, dated February 4, 1998, by and between the
               Company and Vertical Financial Holdings
10.02*  -Investor's Rights Agreement, dated February 4, 1998, by and between the
               Company and Vertical Financial Holdings
10.03*  -Marketing Agreement, dated February 4, 1998, between the Company and
               General Capital
10.04*  -Merger Agreement, dated as of March 24, 1997, as amended April 2, 1997, by and among the Company, Interactive Creations Acquisition Corp., certain shareholders of Interactive Creations Incorporated and Interactive Creations Incorporated
10.05*  -Form of Shareholder Agreement between the Company and each shareholder of Interactive Creations Incorporated
10.06*  -Form of Stock Purchase Warrant issued to each of J.W. Stealey, Robert
               L. Pickens, Laura Stealey, David H. Kestel, J. Nicholas England,
               W. Joseph McClelland, Avi Suriel, Marion Bass and Oppenheimer 10.07* -Corporate Airplane Agreement, dated January 3, 1995, between J.W.
               Stealey and the Company
10.08* -Loan and Security Agreement, dated March 24, 1997, as amended April 1, 1997 (See Exhibit 10.10 below), by and between the Company and Petra Capital LLC
10.09* -Stock Purchase Warrant, dated March 24, 1997, as amended April 1, 1997 (See Exhibit 10.10 below), and January 31, 1998, as amended, issued by the Company to Petra Capital LLC
10.10* -First Amendment to Loan and Security Agreement and Stock Purchase Warrant dated April 1, 1997 by and between the Company and Petra Capital LLC
10.11*  -Promissory Note, dated August 25, 1997, issued by the Company to Branch
               Banking & Trust Company

10.12*  -Guaranty Agreement, dated August 25, 1997, between J.W. Stealey and
               Branch Banking & Trust Company
10.13* -Loan and Security Agreement, dated September 29, 1997, among the Company, iMagic Online Corporation and Oberlin Capital, L.P.
10.14* -Loan and Security Agreement, dated April 30, 1997, between Greyrock Business Credit, a Division of NationsCredit Commercial Corporation, and the Company
10.15* -Lease Agreement, dated December 4, 1995, as amended February 7, 1996, by and between Southport Business Park Limited Partnership and the Company
10.16*  -Employment Agreement, dated January 3, 1995, between the Company and
               J.W. Stealey, as amended
10.17*  -Employment Agreement, dated January 3, 1995, between the Company and
               Robert L. Pickens, as amended
10.18*  -Employment Agreement, dated March 25, 1996 between the Company and
               William J. Kaluza
10.19* -Employment Agreement, dated January 3, 1995, between the Company and Joseph Rutledge, and form of amendment thereto
10.20* -Employment Agreement, dated February 1, 1995, between the Company and Raymond Rutledge, and form of amendment thereto
10.21* -Form of Class A Incentive Stock Option Plan 10.22* -Form of Class B Incentive Stock Option Plan 10.23* -Form of ICI Stock Option Plan 10.24* -Form of 1998 Stock Plan 10.25* -Form of 1998 Employee Stock Purchase Plan
10.26* -Letter Agreement, dated as of May 27, 1998, by and among the Company and the holders of the Company's outstanding Series B Preferred Stock
10.27*  -Agreement and Plan of Merger by and among the Company, iMagic Online
               Corporation, MPG-Net, Inc., Multiplayer Games Network, Inc. and Tantalus, Inc., James Hettinger and Donn A. Clendenon dated as of January 25, 1999
10.28* -Securities Purchase Agreement dated as of January 25, 1999 between the Company and RGC International Investors LDC ("RGC")
10.29*  -Promissory Note dated January 26, 1999 issued by the Company to RGC
               ("Note")
10.30*  -Registration Rights Agreement dated as of January 25, 1999 between the
               Company and RGC
10.31* -Form of Warrant issuable by the Company pursuant to the Note 10.32* -Amendment No. 1 dated February 12, 1999 to the Merger Agreement 10.33* -Escrow Agreement dated as of February 12, 1999 by and among the
               Company, Branch Banking and Trust Company, Multiplayer Games Network, Inc., Tantalus, Inc. and James Hettinger
10.34*  -Registration Rights Agreement dated as of February 12, 1999 by and among the Company, Multiplayer Games Network, Inc. and Tantalus, Inc.
10.35*  -Registration Rights Agreement dated as of February 12, 1999 by and among the Company, Andrew G. Burch, IFM Venture Group and James Bailey
10.36*  -Agreement Regarding Assignment of Contracts Relating to Sale of the
               Company's CD-ROM Operations to Ubi Soft Entertainment S.A.
10.37*   -Securities Purchase and Exchange Agreement dated November 8,
                1999 between Interactive Magic, Inc. and RGC International Investors, LDC
10.38*   -Registration Rights Agreement dated November 11, 1999 by and among Interactive Magic, Inc., RGC International Investors, LDC, Vertical Financial Holdings, J.W. Stealey and Value Management & Research AG.
10.39*   -Asset Purchase Agreement dated August 27, 1999 by and among
                Interactive Magic, Inc., Virtual Business Designs, Inc., d/b/a The Gamers Net, and David Heath.
17.1* -Copy of letter from Avi Suriel tendering his resignation from the Registrant's Board of Directors effective August 3, 1999.
23.1    -Consent of Ernst & Young LLP.
99.1*   -Agreement dated August 16, 1999, among the Company, John W. ("Bill")
               Stealey and Vertical Financial Holdings.

--------------------------------------------------------------------------------
 *Previously filed

Item 28.  Undertakings

     The small business issuer hereby undertakes:

     1. To file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) include any additional or changed material information on the plan of distribution.

     2. That, for the purpose of determining liability under the Securities Act , it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities at that time as an initial bona fide offering.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the shares being registered hereby, the company will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Company is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on the 14th day of February 2000.



                              iENTERTAINMENT NETWORK, INC.




                             By: /s/ Michael Pearce
                                 ---------------------------------------
                                 Name:   Michael Pearce
                                 Title:  Chief Executive Officer



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Pearce and Robert Hart, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from him and in his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments and related registration statements, to this registration statement, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do separately and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could so in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                  Title                                             Date
---------                                  -----                                             ----
/s/ Michael Pearce                         Chief Executive Officer, Director                 February 14, 2000
----------------------------------
Michael Pearce                             (Principal Executive Officer)

/s/ Robert Hart                            Chief Financial Officer                           February 14, 2000
----------------------------------         (Principal Financial and Accounting Officer)
Robert Hart

/s/ Marc Goldfarb                          Director                                          February 14, 2000
----------------------------------
Marc Goldfarb


/s/ W. Joseph McClelland                   Director                                          February 14, 2000
----------------------------------
W. Joseph McClelland


/s/ J.W. Stealey                           Director                                          February 14, 2000
----------------------------------
J. W. Stealey



/s/ Jacob Agam                             Director                                          February 14, 2000
----------------------------------
Jacob Agam


Exhibits

     The following exhibits are filed as part of this registration statement:



Exhibit
Number         Description of Exhibit
------         ----------------------

2.01*   -Plan and Agreement of Merger by and between I-Magic Mergeco, Inc. and
               Interactive Magic, Inc.
3.01*   -Articles of Incorporation
3.02*   -Bylaws
3.03*   -Articles of Merger of Interactive Magic, Inc.
3.04*   -Articles of Amendment establishing the Series D Preferred
               Stock of Interactive Magic, Inc., filed with the North
               Carolina Secretary of State on November 10, 1999.
4.01*   -Specimen Common Stock Certificate
4.02*   -Articles of Incorporation (see Exhibit 3.01)
4.03*   -Bylaws (see Exhibit 3.02)
4.04*   -Form of Representatives' Warrant Agreement, including Form of Warrant
               Certificate
4.05*   -Registration Rights Agreement dated August 16, 1999 between the Company and John W. ("Bill") Stealey.
5.01    -Opinion of Wyrick Robbins Yates & Ponton LLP.
10.01*  -Stock Purchase Agreement, dated February 4, 1998, by and between the
               Company and Vertical Financial Holdings
10.02*  -Investor's Rights Agreement, dated February 4, 1998, by and between the
               Company and Vertical Financial Holdings
10.03*  -Marketing Agreement, dated February 4, 1998, between the Company and
               General Capital
10.04*  -Merger Agreement, dated as of March 24, 1997, as amended April 2, 1997, by and among the Company, Interactive Creations Acquisition Corp., certain shareholders of Interactive Creations Incorporated and Interactive Creations Incorporated
10.05*  -Form of Shareholder Agreement between the Company and each shareholder of Interactive Creations Incorporated
10.06*  -Form of Stock Purchase Warrant issued to each of J.W. Stealey, Robert
               L. Pickens, Laura Stealey, David H. Kestel, J. Nicholas England,
               W. Joseph McClelland, Avi Suriel, Marion Bass and Oppenheimer 10.07* -Corporate Airplane Agreement, dated January 3, 1995, between J.W.
               Stealey and the Company
10.08* -Loan and Security Agreement, dated March 24, 1997, as amended April 1, 1997 (See Exhibit 10.10 below), by and between the Company and Petra Capital LLC
10.09* -Stock Purchase Warrant, dated March 24, 1997, as amended April 1, 1997 (See Exhibit 10.10 below), and January 31, 1998, as amended, issued by the Company to Petra Capital LLC
10.10* -First Amendment to Loan and Security Agreement and Stock Purchase Warrant dated April 1, 1997 by and between the Company and Petra Capital LLC
10.11*  -Promissory Note, dated August 25, 1997, issued by the Company to Branch
               Banking & Trust Company
10.12*  -Guaranty Agreement, dated August 25, 1997, between J.W. Stealey and
               Branch Banking & Trust Company
10.13* -Loan and Security Agreement, dated September 29, 1997, among the Company, iMagic Online Corporation and Oberlin Capital, L.P.
10.14* -Loan and Security Agreement, dated April 30, 1997, between Greyrock Business Credit, a Division of NationsCredit Commercial Corporation, and the Company
10.15* -Lease Agreement, dated December 4, 1995, as amended February 7, 1996, by and between Southport Business Park Limited Partnership and the Company
10.16*  -Employment Agreement, dated January 3, 1995, between the Company and
               J.W. Stealey, as amended
10.17*  -Employment Agreement, dated January 3, 1995, between the Company and
               Robert L. Pickens, as amended
10.18*  -Employment Agreement, dated March 25, 1996 between the Company and
               William J. Kaluza
10.19* -Employment Agreement, dated January 3, 1995, between the Company and Joseph Rutledge, and form of amendment thereto
10.20* -Employment Agreement, dated February 1, 1995, between the Company and Raymond Rutledge, and form of amendment thereto
10.21* -Form of Class A Incentive Stock Option Plan 10.22* -Form of Class B Incentive Stock Option Plan 10.23* -Form of ICI Stock Option Plan 10.24* -Form of 1998 Stock Plan 10.25* -Form of 1998 Employee Stock Purchase Plan
10.26* -Letter Agreement, dated as of May 27, 1998, by and among the Company and the holders of the Company's outstanding Series B Preferred Stock
10.27*  -Agreement and Plan of Merger by and among the Company, iMagic Online
               Corporation, MPG-Net, Inc., Multiplayer Games Network, Inc. and Tantalus, Inc., James Hettinger and Donn A. Clendenon dated as of January 25, 1999

10.28* -Securities Purchase Agreement dated as of January 25, 1999 between the Company and RGC International Investors LDC ("RGC")
10.29*  -Promissory Note dated January 26, 1999 issued by the Company to RGC
               ("Note")
10.30*  -Registration Rights Agreement dated as of January 25, 1999 between the
               Company and RGC
10.31* -Form of Warrant issuable by the Company pursuant to the Note 10.32* -Amendment No. 1 dated February 12, 1999 to the Merger Agreement 10.33* -Escrow Agreement dated as of February 12, 1999 by and among the
              Company, Branch Banking and Trust Company, Multiplayer Games Network, Inc., Tantalus, Inc. and James Hettinger
10.34*  -Registration Rights Agreement dated as of February 12, 1999 by and among the Company, Multiplayer Games Network, Inc. and Tantalus, Inc.
10.35*  -Registration Rights Agreement dated as of February 12, 1999 by and among the Company, Andrew G. Burch, IFM Venture Group and James Bailey
10.36*  -Agreement Regarding Assignment of Contracts Relating to Sale of the
              Company's CD-ROM Operations to Ubi Soft Entertainment S.A.
10.37*   -Securities Purchase and Exchange Agreement dated November 8,
              1999 between Interactive Magic, Inc. and RGC International Investors, LDC
10.38*   -Registration Rights Agreement dated November 11, 1999 by and among Interactive Magic, Inc., RGC International Investors, LDC, Vertical Financial Holdings, J.W. Stealey and Value Management & Research AG.
10.39*   -Asset Purchase Agreement dated August 27, 1999 by and among
              Interactive Magic, Inc., Virtual Business Designs, Inc., d/b/a The Gamers Net, and David Heath.
17.1* -Copy of letter from Avi Suriel tendering his resignation from the Registrant's Board of Directors effective August 3, 1999.
23.1    -Consent of Ernst & Young LLP.
99.1*   -Agreement dated August 16, 1999, among the Company, John W. ("Bill")
               Stealey and Vertical Financial Holdings.

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 *Previously filed